PLAN AND AGREEMENT OF CONSOLIDATION AND MERGER

                              AMONG

                  BUSINESS & PROFESSIONAL BANK

                       WEST COAST BANCORP

                               AND

                 SACRAMENTO FIRST NATIONAL BANK




                   DATED AS OF:  JUNE 22, 1994

PAGE

                        TABLE OF CONTENTS

                                                             Page


RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

                            ARTICLE I

                          CONSOLIDATION

1.1    The Consolidation . . . . . . . . . . . . . . . . . . .  2
1.2    Consolidation Consideration . . . . . . . . . . . . . .  2
1.3    Fractional Shares . . . . . . . . . . . . . . . . . . .  3
1.4    Dissenters. . . . . . . . . . . . . . . . . . . . . . .  3
1.5    Letter of Transmittal . . . . . . . . . . . . . . . . .  3
1.6    Surrender of Bank Stock Certificates. . . . . . . . . .  4
1.7    Closing Date. . . . . . . . . . . . . . . . . . . . . .  5
1.8    Procedure . . . . . . . . . . . . . . . . . . . . . . .  5
1.9    Representative. . . . . . . . . . . . . . . . . . . . .  6

                           ARTICLE II

                           THE MERGER

2.1    General . . . . . . . . . . . . . . . . . . . . . . . .  7
2.2    Procedure . . . . . . . . . . . . . . . . . . . . . . .  7

                           ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF SELLER AND BANK


3.1    Organization, Etc . . . . . . . . . . . . . . . . . . .  8
3.2    Binding Effect; No Conflict . . . . . . . . . . . . . .  9
3.3    Capitalization. . . . . . . . . . . . . . . . . . . . .  9
3.4    Intentionally Omitted . . . . . . . . . . . . . . . . . 10
3.5    Governmental and Regulatory Approvals . . . . . . . . . 10
3.6    Financial Statements and Reports. . . . . . . . . . . . 10
3.7    Undisclosed Liabilities . . . . . . . . . . . . . . . . 11
3.8    Absence of Certain Changes. . . . . . . . . . . . . . . 11
3.9    Compliance with Applicable Laws . . . . . . . . . . . . 12
3.10   Authorizations. . . . . . . . . . . . . . . . . . . . . 13
3.11   Contracts and Commitments . . . . . . . . . . . . . . . 13
3.12   Real Property Owned or Leased . . . . . . . . . . . . . 15
3.13   Personal Property . . . . . . . . . . . . . . . . . . . 16
3.14   Litigation. . . . . . . . . . . . . . . . . . . . . . . 16

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3.15   Tax Matters . . . . . . . . . . . . . . . . . . . . . . 17
          (a)  Definitions . . . . . . . . . . . . . . . . . . 17
          (b)  Returns Filed and Taxes Paid. . . . . . . . . . 17
          (c)  Tax Reserves. . . . . . . . . . . . . . . . . . 18
          (d)  Returns Furnished . . . . . . . . . . . . . . . 18
          (e)  Tax Deficiencies; Audits; Statutes of
               Limitations . . . . . . . . . . . . . . . . . . 18
          (f)  Tax Elections and Special Tax Status. . . . . . 19
          (g)  Disclosure. . . . . . . . . . . . . . . . . . . 19
3.16   Employment and Similar Agreements;
       Obligations  Upon Change in Control . . . . . . . . . . 20
3.17   Benefit Plans . . . . . . . . . . . . . . . . . . . . . 20
3.18   Labor and Employment Matters. . . . . . . . . . . . . . 23
3.19   Certain Interests . . . . . . . . . . . . . . . . . . . 23
3.20   Offering Circular/Joint Proxy Statement and  Regulatory
       Applications. . . . . . . . . . . . . . . . . . . . . . 24
3.21   Insurance . . . . . . . . . . . . . . . . . . . . . . . 24
3.22   Hazardous Materials . . . . . . . . . . . . . . . . . . 25
3.23   Investment Securities . . . . . . . . . . . . . . . . . 26
3.24   Loans . . . . . . . . . . . . . . . . . . . . . . . . . 26
3.25   Real Estate Owned . . . . . . . . . . . . . . . . . . . 27
3.26   Broker's and Finder's Fees. . . . . . . . . . . . . . . 27
3.27   Regulatory Approvals. . . . . . . . . . . . . . . . . . 27
3.28   Disclosure. . . . . . . . . . . . . . . . . . . . . . . 27

                           ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF BUYER

4.1    Organization, Etc.. . . . . . . . . . . . . . . . . . . 28
4.2    Binding Effect. . . . . . . . . . . . . . . . . . . . . 29
4.3    Capitalization. . . . . . . . . . . . . . . . . . . . . 30
4.4    Governmental and Regulatory Approvals . . . . . . . . . 30
4.5    Financial Statements. . . . . . . . . . . . . . . . . . 30
4.6    Offering Circular/Joint Proxy Statement and
       Regulatory Applications . . . . . . . . . . . . . . . . 31
4.7    Absence of Certain Changes. . . . . . . . . . . . . . . 31
4.8    Litigation. . . . . . . . . . . . . . . . . . . . . . . 32
4.9    Undisclosed Liabilities . . . . . . . . . . . . . . . . 32
4.10   Compliance with Applicable Laws . . . . . . . . . . . . 32
4.11   Reports . . . . . . . . . . . . . . . . . . . . . . . . 32
4.12   CRA Standing. . . . . . . . . . . . . . . . . . . . . . 32
4.13   Regulatory Approvals. . . . . . . . . . . . . . . . . . 33
4.14   Broker's and Finder's Fees. . . . . . . . . . . . . . . 33

4.15   Disclosure. . . . . . . . . . . . . . . . . . . . . . . 33
4.16   Financing . . . . . . . . . . . . . . . . . . . . . . . 33

                            ARTICLE V

                      COVENANTS OF PARTIES

5.1    Preparation of Offering Circular/Joint Proxy  Statement 33
5.2    Pursuit of Regulatory Approvals . . . . . . . . . . . . 34
5.3    Other Consents. . . . . . . . . . . . . . . . . . . . . 35
5.4    Activities Pending Closing. . . . . . . . . . . . . . . 35
5.5    Ongoing Financial Disclosure. . . . . . . . . . . . . . 36
5.6    Access to Information . . . . . . . . . . . . . . . . . 36
5.7    Confidentiality . . . . . . . . . . . . . . . . . . . . 37
5.8    Meetings of Stockholders. . . . . . . . . . . . . . . . 37
5.9    Compliance with Law . . . . . . . . . . . . . . . . . . 38
5.10   Intentionally Omitted . . . . . . . . . . . . . . . . . 38
5.11   Certain Notifications; Supplemental Disclosure. . . . . 38
5.12   No Shopping . . . . . . . . . . . . . . . . . . . . . . 38
5.13   No Inconsistent Actions . . . . . . . . . . . . . . . . 40
5.14   Taxes; Consent. . . . . . . . . . . . . . . . . . . . . 40
5.15   Post-Closing Tax Matters. . . . . . . . . . . . . . . . 40
5.16   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . 42
5.17   Transactions with Affiliates and Insiders . . . . . . . 42
5.18   Conduct of Business of Buyer. . . . . . . . . . . . . . 42
5.19   Intentionally Omitted . . . . . . . . . . . . . . . . . 43
5.20   Administration of Bank Loans; Reports . . . . . . . . . 43
5.21   Seller's Covenants Regarding the Shares . . . . . . . . 43
5.22   Financing . . . . . . . . . . . . . . . . . . . . . . . 45
5.23   Further Assurances. . . . . . . . . . . . . . . . . . . 45
5.24   Indemnification of Directors and Officers . . . . . . . 45
5.25   Treatment of Transferred Employees Under Buyer's Employee
       Benefit Plans . . . . . . . . . . . . . . . . . . . . . 46
5.26   Disposition of Bank's Employee Benefit Plans. . . . . . 46

                           ARTICLE VI

                      CONDITIONS TO CLOSING

6.1    Conditions to Seller's and Bank's Obligations to Close. 46
          (a)  Representations and Warranties, Etc.. . . . . . 47
          (b)  Regulatory Approvals, Consents. . . . . . . . . 47

          (c)  Board and Shareholder Approval. . . . . . . . . 47
          (d)  No Litigation, Etc. . . . . . . . . . . . . . . 48
          (e)  Opinion of Counsel. . . . . . . . . . . . . . . 48
          (f)  Shareholder Agreement . . . . . . . . . . . . . 48
          (g)  Deposit of Consideration. . . . . . . . . . . . 48
6.2    Conditions to Buyer's Obligations to Close. . . . . . . 48
          (a)  Representations and Warranties, Etc.. . . . . . 48
          (b)  Regulatory Approvals; Consents. . . . . . . . . 49
          (c)  Board and Stockholder Approval. . . . . . . . . 49
          (d)  No Litigation, Etc. . . . . . . . . . . . . . . 50
          (e)  Opinions of Counsel . . . . . . . . . . . . . . 50
          (f)  Voting Agreements . . . . . . . . . . . . . . . 50
          (g)  Bank Options. . . . . . . . . . . . . . . . . . 50
          (h)  Employment and/or Noncompetition
               Agreement . . . . . . . . . . . . . . . . . . . 50
          (i)  Shareholder Agreement . . . . . . . . . . . . . 50
          (j)  Banking Crisis. . . . . . . . . . . . . . . . . 51
          (k)  Expense Reports; Payment of Expenses. . . . . . 51

                           ARTICLE VII

                           TERMINATION

7.1    Termination . . . . . . . . . . . . . . . . . . . . . . 51
7.2    Effect of Termination . . . . . . . . . . . . . . . . . 53

                          ARTICLE VIII

                         INDEMNIFICATION

8.1    Indemnification of Buyer, the Consolidated  Association
       and the Surviving Corporation . . . . . . . . . . . . . 53
8.2    Indemnification of Seller . . . . . . . . . . . . . . . 54
8.3    Third Party Claims. . . . . . . . . . . . . . . . . . . 54
8.4    Limitations on Indemnification. . . . . . . . . . . . . 56
8.5    Maximum Liability . . . . . . . . . . . . . . . . . . . 57
8.6    Right of Set-Off. . . . . . . . . . . . . . . . . . . . 57

                           ARTICLE IX

                          MISCELLANEOUS

9.1    Survival of Representations and Warranties. . . . . . . 57
9.2    Notices . . . . . . . . . . . . . . . . . . . . . . . . 58
9.3    Governing Law; Consent to Jurisdiction. . . . . . . . . 59
9.4    Entire Agreement. . . . . . . . . . . . . . . . . . . . 59
9.5    Amendments and Waivers. . . . . . . . . . . . . . . . . 59
9.6    Severability. . . . . . . . . . . . . . . . . . . . . . 60
9.7    Counterparts. . . . . . . . . . . . . . . . . . . . . . 60
9.8    Interpretation of Agreement . . . . . . . . . . . . . . 60
9.9    Expenses and Liquidated Damages . . . . . . . . . . . . 60
9.10   Dispute Resolution. . . . . . . . . . . . . . . . . . . 62
9.11   Publicity . . . . . . . . . . . . . . . . . . . . . . . 62
9.12   Binding Effect; Assignment. . . . . . . . . . . . . . . 62
9.13   Third Parties . . . . . . . . . . . . . . . . . . . . . 62
9.14   Gender; Number. . . . . . . . . . . . . . . . . . . . . 63
9.15   Certain Definitions . . . . . . . . . . . . . . . . . . 63

EXHIBITS

A -- AGREEMENT TO CONSOLIDATE. . . . . . . . . . . . . . . . .  1
B -- CONTINGENT PAYMENT RIGHT. . . . . . . . . . . . . . . . .  1
C -- AGREEMENT OF MERGER . . . . . . . . . . . . . . . . . . .  1
D -- FORM OF MORRISON & FOERSTER OPINION . . . . . . . . . . .  1
E -- SHAREHOLDER AGREEMENT . . . . . . . . . . . . . . . . . .  1
F -- FORM OF OPINION OF MANATT, PHELPS & PHILLIPS. . . . . . .  1
G -- FORM OF OPINION OF ORRICK, HERRINGTON & SUTCLIFFE . . . .  1
H -- VOTING AGREEMENT. . . . . . . . . . . . . . . . . . . . .  1
I -- EMPLOYMENT AGREEMENT. . . . . . . . . . . . . . . . . . .A-1

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         PLAN AND AGREEMENT OF CONSOLIDATION AND MERGER

                              AMONG

                  BUSINESS & PROFESSIONAL BANK

                       WEST COAST BANCORP

                               AND

                 SACRAMENTO FIRST NATIONAL BANK

          This Plan and Agreement of Consolidation and Merger ("Agreement") is entered as of this 22nd day of June, 1994 among Business & Professional Bank, a California state-chartered bank ("Buyer"), West Coast Bancorp, a California corporation ("Seller"), and Sacramento First National Bank, a national banking association ("Bank").


                            RECITALS

          A. Seller owns, beneficially and of record, 580,150 shares (the "Shares") of the issued and outstanding common stock, $5.00 par value per share (the "Bank Common Stock"), of Bank, representing approximately 94% of the issued and outstanding Bank Common Stock.

          B. Buyer, Seller and Bank desire to effect a business combination pursuant to which (i) Buyer will form a California state-chartered bank as a wholly-owned subsidiary of Buyer ("MergerSub"), (ii) MergerSub will be consolidated with Bank under Bank's national banking association charter, and the stockholders of record of Bank Common Stock at the effective time of such consolidation will receive, in exchange for their shares of Bank Common Stock, the consideration specified herein (the "Consolidation") and (iii) immediately after consummation of the Consolidation, the resulting consolidated association will be merged with and into Buyer and Buyer shall be the surviving corporation (the "Merger") (the Consolidation and the Merger are herein collectively referred to as the "Mergers").

          C. The Mergers require certain stockholder and regulatory approvals as described herein and shall be effected only after the necessary approvals have been obtained. Certain capitalized terms not otherwise defined herein shall have the meanings set forth in Section 9.15 hereof.

          Accordingly, the parties hereto agree as follows:

                            ARTICLE I

                          CONSOLIDATION

        1.1 The Consolidation. The Consolidation shall take place upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the California Financial Code, the California Corporations Code, the Bank Merger Act, the National Bank Act and a plan of consolidation substantially in the form of Exhibit A attached hereto (the "Plan of Consolidation"), pursuant to which, at the Effective Time:

              (i) MergerSub shall be consolidated with Bank pursuant to 12 U.S.C. { 215 under Bank's national banking association charter and the separate corporate existence of each of MergerSub and Bank shall thereupon cease;

             (ii) each share of stock of MergerSub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Consolidation and without any action on the part of the holder thereof, be converted into one share of common stock of the resulting consolidated association (the "Consolidated Association");

            (iii) subject to Sections 1.3 and 1.4 hereof, each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Consolidation and without any action on the part of the holder thereof, be cancelled and converted into the right to receive from Buyer, upon surrender of the certificate representing such share, the consideration specified in
    Section 1.2 hereof (the "Consolidation Consideration"); provided, however, that each share of Bank Common Stock outstanding immediately prior to the Effective Time held in the treasury of Bank shall be cancelled and no payment shall be made or other consideration delivered in respect thereof; and

             (iv) the directors of MergerSub at the Effective Time shall be the directors of the Consolidated Association and the officers of MergerSub at the Effective Time shall be the officers of the Consolidated Association, in each case until their respective successors are duly elected and have qualified.

        1.2   Consolidation Consideration.  Subject to
Sections 1.3 and 1.4 hereof, as of the Effective Time, each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of Bank) shall, by virtue of the Consolidation and without any action on the part of the holders thereof, be cancelled and converted into the right to receive the following (the "Consolidation Consideration"):

              (a) cash (the "Cash Amount") in the amount of the quotient of (i) $3,930,000 less the amount of any Excess
Expenses, divided by (ii) the total number of shares of Bank
Common Stock issued and outstanding at the Effective Time (the
"Outstanding Shares");

              (b) an additional amount in cash (the "Mark-to-Market Amount") equal to the quotient of (i) the Net Unrealized Gains, if any, as of the end of the month immediately preceding the Closing Date in the portfolio of investment securities owned by Bank on such date, determined in accordance with the procedures set forth in Schedule 1.2(b) hereto, divided by
(ii) the Outstanding Shares;

              (c) that fraction of a share of the common stock, no par value per share, of Buyer (the "Buyer Common Stock") (calculated to the nearest ten thousandth) as shall equal the quotient of (i) $2,500,000 divided by (ii) the product of the Book Value per Share multiplied by the Outstanding Shares; and

              (d) a contingent cash payment (the "Contingent Payment") in the form of Exhibit B hereto (the "Contingent Payment Right") representing the right to receive an additional payment in cash of an amount equal to the quotient of (i) 50% of the Unutilized Closing Reserve determined in accordance with
Schedule 1.2(d) hereto up to a maximum of $1,000,000, divided by
(ii) the Outstanding Shares, together with interest thereon, compounded annually, at the annual rate of four percent (4%) in excess of the average weekly interest rate from time to time prevailing for one-year Treasury bills, such interest to accrue from the Initial Computation Date to but excluding the payment date. The Contingent Payment shall be payable on the terms and conditions and at the time set forth in Schedule 1.2(d).

        1.3 Fractional Shares. No fractional shares of Buyer Common Stock shall be issued in the Consolidation. If any holder of Bank Common Stock would otherwise be entitled to receive a fractional share pursuant to the terms of
Section 1.2(c) above, such holder shall receive, in lieu thereof, a cash adjustment for such fraction in an amount equal to the product determined by multiplying such fraction by the Book Value per Share.

        1.4 Dissenters. Each stockholder of Bank (the "Stockholders") that is entitled to dissenters' rights pursuant to the National Bank Act on the date of the meeting of Stockholders held pursuant to Section 5.8 hereof (the "Bank Stockholders' Meeting") and that continues to be so entitled under the National Bank Act is referred to herein as a "Dissenter". Each outstanding share of Bank Common Stock that is held by a Dissenter (a "Dissenting Share") shall be converted into the rights provided by the National Bank Act for Dissenters.

        1.5 Letter of Transmittal. Certificates representing Bank Common Stock shall be delivered in exchange for the Consolidation Consideration as follows: Buyer shall prepare a form (the "Form of Transmittal Letter") pursuant to which each Stockholder shall transmit the certificate or certificates representing such Stockholder's Bank Common Stock to Buyer in exchange for such Stockholder's pro rata share of the Consolidation Consideration. Buyer shall mail such Form of Transmittal Letter to the Stockholders as promptly as practicable on or about, but no later than two (2) business days after, the Effective Time.

        1.6   Surrender of Bank Stock Certificates.

              (a)  Buyer shall select an agent reasonably
acceptable to Bank and Seller (the "Exchange and Paying Agent") to effect the exchange of Bank Common Stock for the Consolidation Consideration. On or before the Closing Date, Buyer shall deposit or cause to be deposited with the Exchange and Paying Agent, in trust for the benefit of the Stockholders, (i) cash in the aggregate amount equal to the product of (A) the sum of the Cash Amount plus the Mark-to-Market Amount, multiplied by (B) the Outstanding Shares, and (ii) stock certificates representing the requisite number of shares of Buyer Common Stock and other certificates representing the Contingent Payment Right. Until surrender to the Exchange and Paying Agent, together with a properly completed and executed Form of Transmittal Letter, each certificate evidencing Bank Common Stock (other than Dissenting Shares) shall, on and after the Effective Time, be deemed for all corporate purposes to represent and evidence only the right to receive a pro rata portion of the Consolidation Consideration. Subject to the provisions of this paragraph concerning lost or stolen certificates, until any such certificate evidencing Bank Common Stock shall have been so surrendered, the holder of such Bank Common Stock shall not have any right to receive such holder's pro rata portion of the Consolidation Consideration. The payment of the Consolidation Consideration shall be made by the Exchange and Paying Agent to any holder of Bank Common Stock who validly delivers at least 300,000 shares of Bank Common Stock in the Consolidation, together with the Form of Transmittal Letter, duly executed, and such holder's certificate or certificates representing such holder's Bank Common Stock, on or after the Effective Time, by wire transfer of the cash portion of the Consolidation Consideration to such holder within two business days after the later of the Effective Time or the date of such delivery, and by transmittal of the other portion of the Consolidation Consideration by overnight courier, insured, within two business days after the later of the Effective Time or the date of such delivery. The Exchange and Paying Agent shall be authorized to issue the appropriate portion of the Consolidation Consideration for any Bank Common Stock certificate which has been lost, stolen or destroyed upon receipt of evidence reasonably satisfactory to the Exchange and Paying Agent and Buyer of ownership of the Bank Common Stock represented thereby, and after indemnification reasonably satisfactory to the Exchange and Paying Agent and Buyer. After the Effective Time, no holder of a certificate evidencing shares of Bank Common Stock shall be entitled to receive any dividends or other distributions otherwise payable to holders of record of Buyer Common Stock on any date subsequent to the Effective Time, unless such holder is entitled to receive Buyer Common Stock and in such event unless such holder shall have surrendered such holder's certificates evidencing shares of Bank Common Stock in exchange for a pro rata portion of the Consolidation Consideration, provided that such surrender shall not deprive such holder of any dividends or distributions to which such holder is entitled as a record holder of Buyer Common Stock as of a date prior to such surrender. Upon surrender of such certificates, there shall be paid to the holder so surrendering such certificates the amount, without interest, of any cash dividends and any other distributions which theretofore and subsequent to the Effective Time had been distributed on the whole number of shares of Buyer Common Stock into which such Bank Common Stock was converted at the Effective Time. All expenses of the Exchange and Paying Agent will be paid directly by Buyer.

              (b) If any check for cash, any certificate for Buyer Common Stock or any Contingent Payment Right, is to be issued hereunder in a name other than that in which the certificate(s) for Bank Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall establish the right to receive such shares or cash and shall pay to the Exchange and Paying Agent any transfer or other taxes required by reason of the issuance of such check or such certificates in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange and Paying Agent that such tax has been paid or is not applicable.

        1.7 Closing Date. The closing (the "Closing") of the Consolidation shall take place on the date to which Buyer, Bank and Seller may agree (the "Closing Date"); provided, however, that in the absence of an agreement by the parties to the contrary, such Closing Date shall be the last Business Day of the week following the week in which the last of the Regulatory Approvals set forth in Article VI have been obtained, provided the other conditions to Closing are satisfied or waived on or prior to such date.

        1.8   Procedure.  Buyer, MergerSub and Bank shall
(i) prepare, execute and acknowledge the Plan of Consolidation in accordance with 12 U.S.C. { 215, (ii) file the Plan of Consolidation and/or such other documents with the FDIC and the California Superintendent of Banks (the "Superintendent") for approval and (iii) upon receipt of such approvals, file the Plan of Consolidation and/or such other documents with the OCC in such manner that the Consolidation becomes effective on the Closing Date. The date and time on which the Consolidation becomes effective on the Closing Date is herein referred to as the "Effective Time." Buyer, MergerSub and Bank shall take all such other and further actions as may be required by Applicable Law to make the Consolidation effective on the Closing Date. If at any time Buyer shall be advised that any further assignment or assurances in law or any other actions are reasonably necessary or desirable to vest the title of any property or rights of Bank in the Consolidated Association after the Effective Time, upon the reasonable request of Buyer, Bank shall take all such action as may be necessary or desirable to vest title in such property or rights in the Consolidated Association after the Effective Time.

        1.9 Representative. On the Closing Date, the Stockholders shall, by virtue of their approval of this Agreement and the Consolidation by the requisite vote of such Stockholders be deemed, for themselves and their heirs, representatives, successors and assigns, to have constituted and appointed, effective from and after the Effective Time, Seller as their agent and attorney-in-fact (the

"Representative") to take all action required or permitted herein with respect to the interests and rights of the Stockholders in ascertaining the amount of the Unutilized Closing Reserve for purposes of Section 1.2(d) hereof. Seller shall remain the Representative of the Stockholders for purposes of determining the amount of the Unutilized Closing Reserve notwithstanding any transfer by Seller of any of the shares of Buyer Common Stock acquired by Seller in the Consolidation. In the event that
(a) Seller disposes of its entire Contingent Payment Right,
(b) Seller is adjudicated a bankrupt, (c) Seller files, or there is filed against Seller, a petition for an arrangement or reorganization under any bankruptcy or insolvency law, (d) Seller makes any assignment for the benefit of its creditors or (e) a receiver or trustee is appointed for Seller or any substantial part of its business or assets (including, without limitation, Sunwest Bank), then three Stockholders (consisting of John F. McGrath, Jack M. Kimmel, and Stanley J. Nielsen) who shall act by majority vote, shall succeed Seller as Representative (it being understood that if any of such three then shall be unable to serve or refuse to serve, the remaining of such three shall select a successor or, if all three such Stockholders then are unable or unwilling to serve, then holders of a majority in interest of the Contingent Payment Rights shall select a successor). The Representative shall not be liable for any good faith error or judgment on its part or for any action done or omitted in good faith by it in connection with its duties as the Representative hereunder, except for gross negligence or willful misconduct. All fees and expenses incurred by the Representative in performing its duties hereunder (including legal fees and expenses related thereto) shall be severally borne by the holders of the Contingent Payment Rights in proportion to the percentage of the Contingent Payment payable to each such holder and shall reduce the amount of the Contingent Payment otherwise payable to all such holders. In taking any action whatsoever with respect to the determination of the Unutilized Closing Reserve, the Representative shall be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it to be sufficient. The Representative may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel.

                           ARTICLE II

                           THE MERGER

        2.1 General. The Merger shall take place immediately following the Closing upon the terms and subject to the conditions set forth herein and in accordance with the provisions of the California Corporations Code, the California Financial Code, the Bank Merger Act, the National Bank Act and a plan of merger substantially in the form of Exhibit C attached hereto (the "Plan of Merger"). Pursuant to the Merger, at the merger effective time:

              (a) The Consolidated Association shall be merged with and into Buyer by a statutory merger under Section 1103 of the California Corporations Code and Section 2093 of the California Financial Code, the separate corporate existence of the Consolidated Association shall cease and Buyer shall continue as the surviving corporation in the Merger (the "Surviving Corporation");

              (b)  Each share of stock of Buyer issued and
outstanding immediately prior to the merger effective time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue to be outstanding as one share of stock of Buyer, as the Surviving Corporation;

              (c)  Each share of capital stock of the
Consolidated Association issued and outstanding immediately prior to the merger effective time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled;

              (d) The Articles of Incorporation and the Bylaws of Buyer shall be the Articles of Incorporation and Bylaws of the Surviving Corporation; and

              (e) The directors and officers of Buyer at the effective time of the Merger shall be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected and have qualified.

        2.2 Procedure. Buyer and the Consolidated Association shall (i) prepare, execute and acknowledge the Plan of Merger in accordance with Section 1103 of the California Corporations Code,
(ii) file the Plan of Merger and/or such other documents with the FDIC and the Superintendent for approval and (iii) upon receipt of such approvals, file the Plan of Merger and/or such other documents with the California Secretary of State and the

Superintendent in such manner that the Merger becomes effective immediately after the Effective Time.


                           ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF SELLER AND BANK

         Seller and Bank hereby, jointly and severally, represent and warrant to Buyer as follows, provided that Bank makes no representations and warranties regarding Seller:

        3.1   Organization, Etc.

              (a)  Seller is a corporation duly organized,
validly existing and in good standing under the laws of the State of California. Seller has all requisite corporate power and authority to own its properties and assets and to carry on its business, and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under Applicable Law, except for such jurisdictions in which the failure to be so qualified or in good standing would not have a material adverse effect on Seller. Seller is a registered bank holding company pursuant to 12 U.S.C {{ 1841 et seq. Seller has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby subject to receipt of any necessary approvals of Stockholders and the Regulatory Approvals specified in Sections 5.2(a)(i)(A), (B),
(D), (E), (F) and (G) and 5.2(a)(ii).

              (b) Bank is a national banking association, duly organized, validly existing and in good standing under 12 U.S.C. {{ 21 et seq. The deposit accounts of Bank are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted under Applicable Law. Bank has all requisite power and authority to own its properties and assets and to carry on its business. Bank has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby subject to receipt of any necessary approvals of Stockholders and the Regulatory Approvals specified in Sections 5.2(a)(i)(A), (B),
(D), (E), (F) and (G) and 5.2(a)(ii).

              (c) Seller and Bank have previously delivered to Buyer true, correct and complete copies of the Articles of Incorporation and Bylaws of Seller and the Articles of

Association and Bylaws of Bank, as amended to date, all of which are in full force and effect.

              (d) The minute books of Bank constitute complete and accurate records of all meetings and actions taken by the Board of Directors, committees of the Board of Directors and the stockholders thereof.

        3.2 Binding Effect; No Conflict. Subject to receipt of any necessary approvals of Stockholders and the Regulatory Approvals specified in Sections 5.2(a)(i)(A), (B), (D), (E), (F) and (G) and 5.2(a)(ii), this Agreement has been duly and validly authorized, executed and delivered by Seller and Bank and constitutes the legal, valid and binding obligation of Seller and Bank, enforceable against Seller and Bank in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship or similar laws affecting the rights of creditors of bank holding companies and insured depository institutions generally and the availability of equitable remedies and except that no representation is given as to the enforceability of Sections 5.12 and 5.21 hereof). Neither the execution, delivery or performance of this Agreement by Seller or Bank, nor the consummation by Seller or Bank of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of Seller's Articles of Incorporation or Bylaws or the Articles of Association or Bylaws of Bank, (ii) except as set forth in Schedule 3.2 hereto, conflict with or result in the breach of any term, condition or provision of, or constitute a default under (upon the giving of notice, the lapse of time or otherwise), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of Seller or Bank pursuant to, or otherwise require the consent of any Person under, any agreement or obligation to which Seller or Bank is a party or by which any of their properties or assets may be bound, or, (iii) violate or conflict with any Applicable Laws, subject to obtaining any necessary approvals of Stockholders and the Regulatory Approvals specified in Sections 5.2(a)(i)(A), (B), (D), (E), (F) and (G) and 5.2(a)(ii).

        3.3   Capitalization.

              (a)The authorized capital stock of Bank consists of 2,000,000 shares of Bank Common Stock, of which 621,600 shares are issued and outstanding on the date hereof, and 1,000,000 shares of preferred stock, $10.00 par value per share, of which no shares are issued and outstanding on the date hereof. All outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid and nonassessable (other than as provided in 12 U.S.C. { 55) and free of preemptive rights.

              (b) There are outstanding options to purchase 22,855 shares of Bank Common Stock (the "Bank Options") as of the date hereof. Schedule 3.3(b) sets forth a description of the exercise or purchase prices, vesting schedules, expiration dates, holders of and numbers of all such Bank Options.

              (c) Except for the foregoing obligations, rights and arrangements, there are no outstanding or authorized subscriptions, options, warrants, convertible securities, calls, rights, commitments or any other agreements of any character relating to the issued or unissued capital stock or other securities of Bank that obligate Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of Bank or obligate Bank to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment, and no unissued shares of capital stock or other securities of Bank are subject to any preemptive rights. There are no outstanding contractual obligations of Bank to repurchase, redeem or otherwise acquire any outstanding shares of Bank Common Stock and there are no outstanding stock appreciation rights granted by Bank. There are no voting trusts or other agreements with respect to the voting of Bank Common Stock (i) to which Seller or Bank is a party or (ii) to Seller's or Bank's knowledge, to which any other Person is a party. All outstanding shares of Bank Common Stock were issued in compliance with Applicable Law.

              (d) Except as set forth in Schedule 3.3(d) hereto and except for equity or other ownership interests held by Bank in the ordinary course of business as security for the repayment of any loans made by Bank, Bank does not own, nor during the past five years has Bank owned, directly or indirectly, any equity or other ownership interest in any corporation, partnership or other entity. Bank does not have any Subsidiaries of any kind, whether wholly or partially owned.

        3.4   Intentionally Omitted.

        3.5 Governmental and Regulatory Approvals. Except for the Regulatory Approvals set forth in Sections 5.2(a)(i)(A), (B),
(D), (E), (F) and (G) and 5.2(a)(ii), no consent, permit, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required on the part of Seller or Bank in connection with the execution, delivery and performance of this Agreement by Seller or Bank or the consummation by Seller or Bank of the transactions contemplated hereby, except as may be further required as a condition of any such Regulatory Approvals.

        3.6   Financial Statements and Reports.

              (a) Seller and Bank have previously delivered to Buyer true, correct and complete copies of Bank's audited balance sheets as of December 31, 1993, 1992 and 1991, its audited statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1993, 1992 and 1991, and its unaudited balance sheet as of, and statements of income for the three-month period ended, March 31, 1994 (the "Interim Financial Statements"). Such financial statements have been prepared from the books and records of Bank, present fairly the financial condition of Bank as of the relevant dates, and the results of operations and cash flows of Bank for the relevant periods, all in accordance with generally accepted accounting principles consistently applied throughout the periods covered, except as stated therein and except that the Interim Financial Statements do not contain footnotes or statements of changes in stockholders' equity or cash flows and apply SFAS 115.

              (b) Since January 1, 1990, Bank has filed all documents required to be filed by it with the OCC, the Superintendent and any other Governmental Authority under any Applicable Law (the "Governmental Reports"), except for any failures to make such filings which, individually and in the aggregate, cannot reasonably expected to have a material adverse effect on Bank. All such Governmental Reports, as finally amended or corrected, complied in all material respects at the time of filing and at the time of any amended or supplemented filing with all requirements of their respective forms and with all Applicable Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.7   Undisclosed Liabilities.  Except as disclosed in
Schedule 3.7 and excluding deposits, Bank is not subject to any Liabilities of any nature (whether or not required to be accrued or disclosed under SFAS No. 5) except (i) as set forth in Bank's audited consolidated financial statements as of December 31, 1993 or the Interim Financial Statements and (ii) Liabilities (other than deposits), which, individually or in the aggregate, cannot reasonably be expected to have a material adverse effect on Bank.

        3.8 Absence of Certain Changes. Except as specifically required or permitted by this Agreement and except as set forth in Schedule 3.8 hereto, since March 31, 1994, there has not been:

              (a) any change in or effect on the business of Bank or any occurrence, development or event of any nature, that has had or may reasonably be expected to have, together with all such other changes and effects, a material adverse effect on the business, operations, properties, financial condition, results of operations or prospects of Bank;

              (b) any direct or indirect redemption, purchase or other acquisition of shares of Bank's capital stock, or convertible securities or securities exercisable for capital stock of Bank, or any declaration, setting aside or payment of any dividend by Bank, or any alteration of any right attaching to any shares of capital stock of Bank, or any combination or subdivision of any shares of capital stock of Bank;

              (c) any increase in the compensation or benefits payable or to become payable by Bank to any of its officers, directors, employees or agents except in the ordinary course of business and consistent with past practice (provided, however, that nothing herein shall prohibit Bank from funding any Plans or making any payments to beneficiaries under such Plans in the ordinary course of business, consistent with past practice, and in compliance with the terms of such Plans);

              (d) any amendment or termination of any agreement to which Bank is a party, other than amendments or terminations which do not and will not, individually or in the aggregate, have a material adverse effect on the business, operations, properties, financial condition, results of operations or prospects of Bank;

              (e) any establishment of a new or, except as required by Applicable Law, any material modification of any currently existing Plan;

              (f) any amendment to the Articles of Association or Bylaws of Bank;

              (g)  any change by Bank in any accounting
principles, policies or methods, except any change as may be required by GAAP or any applicable Governmental Authority which is disclosed in writing to Buyer;

              (h) any capital expenditure by Bank in excess of $25,000, individually, or $50,000, in the aggregate;

              (i) any loss, damage or destruction (whether or not covered by insurance) affecting any of the tangible assets or business of Bank that involves a loss of more than $20,000, individually, or $50,000, in the aggregate (including deductibles), in excess of applicable insurance coverage; or

              (j) any loan or advance by Bank or any sale, transfer, or other disposition of any properties or assets of Bank, except in the ordinary course of business consistent with prudent banking practice.

        3.9 Compliance with Applicable Laws. The business of Bank is not being conducted in conflict with or violation of, nor has it been conducted in conflict with or violation of, any Applicable Law or Governmental Authorization, except for any such conflicts or violations which, individually or in the aggregate, cannot reasonably be expected to have a material adverse effect on Bank. The forms, procedures, and practices now or previously used by Bank are or were in compliance with all Applicable Laws and Governmental Authorizations as in effect at the relevant time, except for any instances of noncompliance which, individually or in the aggregate, cannot reasonably be expected to have a material adverse effect on Bank. Other than bank regulatory examinations conducted in the ordinary course, no investigation or review by any Governmental Authority concerning any such possible conflicts or violations is pending, nor to Seller's or Bank's knowledge, is any such investigation threatened, nor has any such investigation occurred during the last three years. No Governmental Authority has delivered any written notice to Seller of its intention to conduct any such investigation or review, nor, to Seller's or Bank's knowledge, is there any basis for any investigation or review of the type described above, except in each case for regularly scheduled bank regulatory examinations. Bank is not (i) a party to any written agreement, stipulation, conditional approval or memorandum of understanding with any Governmental Authority or (ii) except as disclosed in Schedule 3.9, subject to any judgment, order, decree or directive of a Governmental Authority that restricts or monitors the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or customer base.

        3.10 Authorizations. Bank has obtained all Governmental Authorizations. Schedule 3.10 contains a true, correct and complete list of all such Governmental Authorizations. All such Governmental Authorizations are valid and in full force and effect. Bank has not received any notice of, and no event exists or has occurred that with or without notice, lapse of time or both, should cause the suspension, revocation, impairment, forfeiture, or non-renewal of any such Governmental Authorization.

        3.11  Contracts and Commitments.

              (a) Except for deposits, loans, leases, and other extensions of credit or commitments to extend credit of Bank and sales of Real Estate Owned and SBA loans made in the ordinary course of business consistent with prudent banking practice,
Schedule 3.11(a) contains a list of each agreement to which Bank is a party:

                   (i)  that is not cancellable by Bank without
    penalty on 90 days notice or less and obligates Bank to pay an amount of $50,000 or more in any twelve-month period;

                   (ii) that has an unexpired term in excess of two years, is not cancellable by Bank without penalty on 90 days notice or less and requires aggregate payments by any party of $50,000 or more;

                   (iii)  that contains a right of first refusal
    in favor of a third Person;

                   (iv) that relates to the purchase or sale by Bank of any loan (including any participation interest), lease or other extension or commitment to extend credit or any interest therein, in each case for an aggregate amount exceeding $100,000, whether or not servicing rights or obligations have been retained by Bank;

                   (v) that restricts Bank from carrying on its business or any part thereof anywhere in the world or from competing in any line of business with any Person;

                   (vi) that is a debt obligation of Bank for borrowed money (other than a deposit or repurchase agreement), including, without limitation, guarantees of or agreements to acquire any such debt obligation of others or for a leasing transaction of a type required to be capitalized in accordance with SFAS No. 13;

                   (vii)  that obligates Bank as guarantor,
    surety, co-signer, endorser, co-maker, indemnitor or otherwise (including any "recourse" sale of assets) in respect of the obligation of any other Person (other than routine endorsements and other routine bank collection obligations entered into in the ordinary course of the business of Bank) in the amount of $50,000 or more;

                   (viii)  that is an agreement involving the
    payment of a commission in the amount of $20,000 or more per annum to any Person;

                   (ix) that obligates Bank in an amount of $50,000 or more in respect of any capital expenditure or commitment therefor for additions to property, facilities, equipment or leasehold interests;

                   (x)  that is a lease of personal property
    involving aggregate payments by or to Bank of $50,000 or more;

                   (xi) that is a mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Bank (other than as mortgagee, secured party, or deed of trust beneficiary in the ordinary course of its lending business) in property having a value of $100,000 or more;

                   (xii)  that is an agreement for the sale of
    any property or assets having a value of $50,000 or more or for the grant of any preferential right to purchase any such property or asset (excluding properties and assets in which Bank holds a security interest granted in the ordinary course of its lending business); and

                   (xiii)  except for agreements referred to in
    subsections (a)(i) through (a)(xii) or elsewhere specifically disclosed pursuant to this Agreement, that is material to its business or operations (for purposes hereof, an agreement shall be deemed "immaterial" and shall not be required to be disclosed pursuant to this Section 3.11(a) if it calls for fixed and/or contingent payments over the term thereof of less than $50,000). Bank shall promptly make available to Buyer true, correct and complete copies of the agreements listed in Schedule 3.11(a), including, without limitation, all amendments and supplements thereto (all such items listed or required to be listed in Schedule 3.11(a) being referred to herein as "Scheduled Contracts").

         (b) Except as disclosed in Schedule 3.11(b), each Scheduled Contract is a legal, valid and binding obligation of Bank, and, to Seller's and Bank's knowledge, of the other party thereto, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship or similar laws affecting the rights of creditors of insured depositary institutions generally and the availability of equitable remedies), and is in full force and effect; Bank has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; there are no material breaches, violations or defaults by Bank, or to Seller's and Bank's knowledge, by the other party thereto and, to Seller's and Bank's knowledge, there are no allegations or assertions of such by any party under any such agreement.

        3.12  Real Property Owned or Leased.

              (a) Schedule 3.12(a) contains a true, correct and complete list of all real property owned or leased by Bank, other than Real Estate Owned (the "Bank Real Property"). Bank has previously provided Buyer with true, correct, and complete copies of all leases referred to in Schedule 3.10(a).

              (b) Each lease of Bank Real Property is a legal, valid and binding obligation of Bank, and, to Seller's and Bank's knowledge, the other parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship or similar laws affecting the rights of creditors of insured depository institutions generally and the availability of equitable remedies), and is in full force and effect; there are no existing material defaults by Bank or, to Seller's and Bank's knowledge, the other parties thereunder; to Seller's and Bank's knowledge, there are no allegations or assertions of default by any party under such agreement or any events that with notice, lapse of time or both would constitute a material default thereunder.

              (c) Bank has good and marketable title to, or a valid and enforceable leasehold interest in, or a contract vendee's interest in, the Bank Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except those related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record or otherwise which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Bank Real Property.

              (d) To Seller's and Bank's knowledge, none of the buildings and structures located on any Bank Real Property, nor any appurtenances thereto or equipment thereon, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Bank Real Property. To Seller's and Bank's knowledge, no condemnation proceeding is pending or threatened that would preclude or impair the use of any Bank Real Property for the uses for which it is currently being used.

              (e)  To Seller's and Bank's knowledge, all
buildings used in the business of Bank are in all material respects adequately maintained and are free from defects which could materially interfere with the current or future use of such facilities.

        3.13 Personal Property. Bank has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the "Bank Personalty"), free and clear of all liens, charges or other encumbrances except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings, and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Bank Personalty. Subject to ordinary wear and tear, the Bank Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

        3.14 Litigation. Except as set forth in Schedule 3.14, there are no suits, claims, actions, investigations or proceedings of any nature by any Person that are pending or, to Seller's or Bank's knowledge, threatened (as used in this Agreement, the term "threatened" shall include matters that are to the knowledge of Seller or Bank under consideration or investigation whether or not any formal demand has been made) against or otherwise involving, directly or indirectly, Seller or Bank or any of their respective properties or assets or any judgment, decree, order or injunction against Seller or Bank that, in either case, individually or in the aggregate, can reasonably be expected to have a material adverse effect on Bank, and, to Seller's and Bank's knowledge, there are no existing facts or circumstances that are sufficient to provide a basis for any of the foregoing.

        3.15  Tax Matters.

              (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

                   (i) The term "Group" shall mean, individually and collectively, (i) Bank, (ii) Seller, and (iii) any individual, trust, corporation, partnership or any other entity as to which Bank is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations, Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

                  (ii)  The term "Taxes" shall mean all taxes,
    however denominated, including, without limitation, any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, without limitation, federal income taxes and state income or franchise taxes), payroll and employee withholding taxes, back-up withholding and other withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and Pension Benefit Guaranty Corporation premiums, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay, withhold or collect.

                 (iii)  The term "Returns" shall mean all
    reports, estimates, declarations of estimated tax, information statements and returns required to be prepared or filed in connection with, any Taxes.

         (b) Returns Filed and Taxes Paid. All Returns required to be filed by or on behalf of members of the Group prior to the Closing Date have been, or will be, duly filed on a timely basis. Such Returns are true, correct and complete. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are owing or payable by the Group with respect to items or periods covered by such Returns or with respect to any period ending on or before the Closing Date. No security interests, liens, encumbrances, attachments or similar interests exist on or with respect to any of the assets of the Group that arose in connection with any failure or alleged failure to pay any Taxes. Except as set forth in Schedule 3.15(b), each of Seller and all other members of the Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any officer, director, employee or agent (including, without limitation, any independent contractor, foreign person or other third Person) in compliance with all tax withholding provisions of applicable federal, state, local and foreign law (including, without limitation, income, social security, employment tax withholding, and withholding under Code Sections 1441 through 1445). Bank has timely complied with all requirements under Applicable Laws relating to information, reporting and withholding and other similar matters for customer and other accounts (including back-up withholding and furnishing of Forms 1099 and all similar reports).

         (c) Tax Reserves. The amount of the Group's liability for unpaid Taxes for all periods ending on or before the last day of the month before the Closing Date (including accruals for any exposure item) will not, in the aggregate, exceed the amount of the liability accruals for Taxes, as such accruals are reflected on the Group's balance sheet. All such accruals are, or will be, recorded in accordance with generally accepted accounting principles.

         (d) Returns Furnished. Schedule 3.15(d) contains true, correct and complete copies of the federal and state income tax returns of Bank, or which include Bank, for all periods that are open for federal and state tax audit purposes. Seller shall promptly make available to Buyer for inspection upon request true, correct and complete copies of all other Returns and other reports and statements relating to Taxes required to be filed by Bank. Seller shall also furnish to Buyer promptly after receipt all income tax audit reports, notices of deficiencies, and closing or other agreements, as well as draft federal and state income or gross receipts tax returns for the Group for all periods ending on and after December 31, 1993 and on or before the Closing Date. Seller will promptly furnish to Buyer true, complete and correct copies of any other income tax returns filed by any member of the Group prior to the Closing Date.

         (e) Tax Deficiencies; Audits; Statutes of Limitations. Except as set forth in Schedule 3.15(e), (i) no deficiencies have been asserted with respect to Taxes of the Group that remain unpaid; (ii) the Group is not a party to any action or proceeding for assessment or collection of Taxes of the Group members, and such action or proceeding has not been asserted or, to Seller's and Bank's knowledge, threatened against the Group or any of its assets; and (iii) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Group. Except as set forth in Schedule 3.15(e), the Returns of the Group for all tax years for which the statute of limitations has not expired have never been audited by a Governmental Authority (which term includes any taxing authority), nor is any such audit in process, pending or, to Seller's and Bank's knowledge, threatened, and no member of the Group has received notice that it has not filed a Return or paid Taxes required to be filed or paid by it.

         (f) Tax Elections and Special Tax Status. Except as set forth in Schedule 3.15(f), Bank is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Bank is not a "consenting corporation" under Section 341(f) of the Code. Except as set forth in Schedule 3.16(f), Bank has not entered into any compensatory agreements with respect to the performance of services for which payment thereunder would result in a nondeductible expense to Bank pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Bank has not participated in an international boycott as defined in Code Section 999.
Schedule 3.15(f) contains copies of all Applications for Change in Accounting Method (IRS Form 3115) filed by the Group since January 1, 1986. Bank is not and has not been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Seller has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty of federal income tax within the meaning of Code
Section 6662. Bank has never been a member of an affiliated group (other than the affiliated group consisting of Seller and its Subsidiaries as of the date of this Agreement) during any part of any consolidated return year. Except as set forth in
Schedule 3.15(f), Bank has never been a member of any unitary group for state income or franchise tax purposes and does not file combined, unitary, or consolidated returns for state income or franchise tax purposes in any state, local or territorial jurisdiction. Except as set forth in
Schedule 3.15(f), Bank is not required to file any Returns and is not liable for any Taxes in any state, local, territorial or foreign taxing jurisdiction other than California, and political subdivisions thereof. Except for the Tax Sharing Policy, Bank is not (and never has been) a party to any tax allocation agreement within the meaning of Section 1502 of the Code, or any similar provision of state law. All amounts payable to or by Bank under the Tax Sharing Policy have been paid.

         (g) Disclosure. Schedule 3.15(g) sets forth as of the date thereof as well as on an estimated basis as of the Closing
Date: (i) a complete schedule of the tax and book differences of Bank in its assets; (ii) a complete listing of the amount of any net operating loss, net capital loss, unused investment or other credits, unused foreign tax credits, or excess charitable contributions allocable to Bank; and (iii) a complete listing of the amount of any material deferred gain or loss allocable to Bank arising out of any deferred intercompany transaction.
Seller shall provide Buyer with sufficient access to its and Bank's tax records and personnel to enable Buyer to determine the tax and book basis of Buyer in such assets.

        3.16  Employment and Similar Agreements; Obligations
Upon Change in Control. Except as set forth in Schedule 3.16, there are no employment, consulting, severance or indemnification agreements or other similar agreements (collectively "Employee Agreements") between Bank, on the one hand, and any officer, director, employee, agent or Affiliate of Bank, or any of their respective family members, on the other hand. Except as set forth in Schedule 3.16, there are no agreements (including the Employee Agreements) under which the transactions contemplated by this Agreement (including, without limitation, the Mergers)
(i) will require any payment by Bank to any officer, director, employee, agent or Affiliate of Bank, or any other Person, or
(ii) will result in a change of any nature in the rights of any party under an agreement of Bank with any officer, director, employee, agent or Affiliate of Bank, or any other Person, including, without limitation, any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of Bank. Except as set forth in
Schedule 3.16, Bank has no agreements with any employee or officer that are inconsistent with the status of all employees and officers of Bank being "at-will" employees. Each reference in this Agreement to "officer", "director",

"employee" or "agent" of Bank shall include, without limitation, both current and former officers, directors, employees and agents (including, without limitation, consultants), as the case may be, of Bank. Buyer has been provided with true, correct and complete copies of all Employee Agreements.

        3.17  Benefit Plans.

              (a) Except as set forth in Schedule 3.17(a), there are no Plans in which any officers, directors, employees or agents of Bank participate. The term "Plans" shall include, without limitation, (i) any "employee benefit plan" as defined in
Section 3(3) of ERISA, (ii) any profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, severance, retainer, consulting, health, welfare or incentive plan, policy or agreement, (iii) any plan or policy providing for "fringe benefits" to its officers, directors, employees or agents, including, without limitation, vacation, paid holidays, sick leave, medical, hospitalization, life insurance and other insurance plans and related benefits, personal leave, employee discount, educational benefit or similar programs, and (iv) any Employee Agreement.

              (b)  Neither Seller nor any Member of the
Controlled Group does now or did sponsor, contribute to, maintain, or have any obligation to contribute to any plan that is or was subject to the provisions of Title IV of ERISA.

              (c) Bank does not maintain or contribute to any welfare benefit plan which provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

              (d) Each Plan that is an "employee benefit plan", as defined in Section 3(3) of ERISA, complies by its terms and in operation in all material respects with the requirements of all Applicable Laws applicable to the Plan, including, without limitation, ERISA and the Code.

              (e)  All reports, forms and other documents
required to be filed with any Governmental Authority (which includes any taxing authority) or distributed to plan participants with respect to any Plan (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and distributed and are accurate.

              (f) Except as set forth in Schedule 3.17(e), no officers, directors, employees or agents of Bank participate in any Plan with respect to Bank that is intended to qualify under
Section 401(a) of the Code and Section 501(a) of the Code and each Plan identified in such Schedule and its related trust, if any, are qualified under Section 401(a) of the Code and
Section 501(a) of the Code and have been determined by the Internal Revenue Service to qualify. Such determination does not take into account those provisions of the Code that now apply to such Plan but which are not yet required to have been implemented by way of amendments to the Plan document by reason of
Section 1140 of the Tax Reform Act of 1986, as amended. Nothing has occurred since the date of the determination letter to cause the loss of the Plan's (or the related trust's) qualification.

              (g) All contributions for all periods ending on or prior to the Closing Date (including, without limitation, periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by Bank in accordance with past practice and the recommended contribution in any applicable actuarial report.

              (h) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing Date.

              (i)  With respect to each Plan described in
Schedule 3.17(a):

                    (1)  no prohibited transactions (as defined
     in Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory exemption is not available have occurred which would subject Bank, the Plan or any of Bank's officers or directors to any material Liability;

                    (2)  no action or claims (other than routine
     claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or, to Bank's knowledge, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Plan; and

                    (3)  neither Bank, nor, to Bank's knowledge,
     any fiduciary has any knowledge of any facts which could give rise to any such action or claim.

              (j) Neither Bank nor any Member of the Controlled Group has any material Liability or, to Bank's knowledge, is threatened with any material Liability (whether joint or several)
(i) for any lien imposed under Section 302(f) of ERISA or
Section 412(n) of the Code, (ii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iii) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, (iv) for any minimum funding contributions under Section 302(c)(11) of ERISA or
Section 412(c)(11) of the Code, or (v) to a fine under
Section 502 of ERISA.

              (k) All of the Plans listed in Schedule 3.17(a), to the extent applicable, are in compliance in all material respects with the continuation of group health coverage provisions contained in Section 4980B of the Code and Section 601 through 608 of ERISA.

              (l) True, correct and complete copies of all documents creating or evidencing any Plan listed in
Schedule 3.17(a) and true, correct and complete copies of all reports, forms and other documents required to be filed with any Governmental Authority (including, without limitation, summary plan descriptions, Forms 5500, and summary annual reports for each of the last three years for all Plans subject to ERISA) shall be promptly made available to Buyer. To Bank's knowledge, there are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements listed in
Schedule 3.17(a).

              (m) All expenses and Liabilities relating to all of the Plans described in Schedule 3.17(a) have been and will on the Closing Date be fully and properly accrued on Bank's books and records and disclosed in accordance with generally accepted accounting principles and in Plan financial statements.

        3.18 Labor and Employment Matters. Except as set forth in Schedule 3.18, (a) Bank is and has been in compliance in all respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act ("WARN"), the statutes referred to in
Section 3.17(a) above, any such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters, except for such noncompliance which, individually or in the aggregate, cannot reasonably be expected to have a material adverse effect on Bank; (b) Bank is not engaged in and has not engaged in any unfair labor practice;
(c) no investigation or review by or before any Governmental Authority concerning any possible conflicts with or violations of any such Applicable Laws is pending, nor, to Seller's or Bank's knowledge, is any such investigation threatened, or has any such investigation occurred during the last three years and no Governmental Authority has provided any notice to Seller of an intention to conduct any such investigation or review, nor, to Seller's or Bank's knowledge, is there any basis for any such investigation or review; (d) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller's or Buyer's knowledge, threatened against or directly affecting Bank; (e) no union representation question or union organizational activity exists respecting the employees of Bank; (f) no collective bargaining agreement exists which is binding on Bank; (g) Bank has not experienced any material work stoppage or other material labor difficulty since December 31, 1989; (h) Bank is not delinquent in payments to any of its officers, directors, employees or agents for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such officers, directors, employees or agents; (i) in the event of termination of the employment of any said officers, directors, employees or agents at or prior to the Effective Time, neither Bank, nor Buyer will pursuant to any agreement or by reason of anything done on or prior to the Closing Date or the Effective Time by Bank be liable to any of said officers, directors employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits, and (j) within the three-year period prior to the date hereof there has not been any termination of employment of any officer, director, employee or agent of Bank who receives salary or compensation in excess of $50,000 per annum or any termination of any officer, director, employee or agent of Bank except for terminations that cannot reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bank.

        3.19 Certain Interests. Except for transactions entered into on an arm's length basis pursuant to normal terms and conditions (including loans and deposits) and except as set forth in Schedule 3.19, (i) no current or former officer, director, employee, agent or affiliate of Bank has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Bank (other than through ownership of Bank Common Stock); (ii) no such Person, if any, is indebted to Bank except for normal business expense advances; and (iii) Bank is not indebted to any such Person except for amounts due under normal salary or reimbursement of ordinary business expenses.

        3.20  Offering Circular/Joint Proxy Statement and
Regulatory Applications.

              (a)  When the Offering Circular/Joint Proxy
Statement referred to in Section 5.1, or any amendment or supplement thereto, shall be mailed to the shareholders of Buyer (the "Shareholders") and the Stockholders, and at all times subsequent to such mailings up to and including the Buyer Meeting Date and the Bank Meeting Date, (i) such Offering Circular/Joint Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein concerning Seller or Bank, will comply in all material respects with Applicable Law, including without limitation the rules and regulations of the FDIC, and (ii) the information set forth in the Offering Circular/Joint Proxy Statement concerning Seller or Bank will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading or necessary to correct any earlier statement with respect to the same meeting or subject matter.

              (b) When the applications for the Regulatory Approvals are filed, or amended or supplemented, information that is provided to Buyer by Seller or Bank for inclusion in the applications for such Regulatory Approvals shall comply in all material respects with all Applicable Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading or necessary to correct any earlier statement furnished by Seller or Bank to Buyer with respect to the same application or subject matter.

        3.21  Insurance.

              (a) Schedule 3.21 contains a complete list as of the date hereof of all policies of general liability, theft, life, fire, worker's compensation, health, directors and officers, and other forms of insurance owned or held by

Bank (other than title insurance, FHA mortgage insurance and private mortgage insurance obtained in the ordinary course of the lending business of Bank that have been entered into on an arm's length basis pursuant to normal commercial terms and conditions) specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder involving more than $50,000 of which Seller or Bank has knowledge.

              (b) All policies of general liability, theft, life, fire, worker's compensation, health, directors and officers, and other forms of insurance owned or held by Bank
(i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of Applicable Law and of all agreements to which Bank is a party; (iii) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship or similar laws affecting the rights of creditors of insured depositary institutions generally and the availability of equitable remedies); and (iv) except as disclosed in
Schedule 3.21(b), will remain in full force and effect until the Effective Time. No insurer under any such policy or bond has cancelled or indicated an intention to cancel or not to renew any such policy or bond effective at any time prior to the Closing Date or generally disclaimed liability thereunder. Bank is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. During the last three fiscal years, Bank has not been denied or had revoked or rescinded any policy of insurance.

        3.22  Hazardous Materials.  Except as set forth in
Schedule 3.22, neither Bank, nor any former Subsidiary (no representation is made as to former Subsidiaries for the period of time after they ceased to be Subsidiaries), nor, to Seller's or Bank's knowledge, any other Person has engaged in any activity that might reasonably be expected to involve the generation, use, manufacture, treatment, transportation, storage in tanks or otherwise, or disposal of Hazardous Material on or from any property that Bank or any former Subsidiary now owns or leases or has previously owned or leased or in which Bank now holds any security interest, mortgage, or other lien or interest ("Property") and, to Seller's and Bank's knowledge, no
(i) presence, release, threatened release, discharge, spillage or migration of Hazardous Material, (ii) condition that has resulted or could result in any use, ownership or transfer restriction, or
(iii) condition of actual or potential nuisance, has occurred on or from such Property, and, to

Seller's and Bank's knowledge, no condition exists that could give rise to any suit, claim, action, proceeding or investigation by any Person or Governmental Authority against Bank, or any other Person or such Property as a result of or in connection with any (a) of the foregoing events, (b) failure to obtain any Governmental Authorizations, (c) violation of any terms or conditions of such Governmental Authorizations, or (d) other violation of Applicable Laws relating to environmental matters.

        3.23 Investment Securities. Schedule 3.23 contains a true, correct and complete list as of May 31, 1994 of all securities owned by Bank of record or beneficially as of the date hereof (except securities held in any fiduciary or agency capacity), including, without limitation, securities issued by the United States or any instrumentality thereof, or any state or political subdivision thereof. Except as set forth in
Schedule 3.23, Bank has good title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any mortgage, lien, pledge or encumbrance. Schedule 3.23 contains a true, correct and complete list as of the date hereof of all obligations of Bank that are secured by securities held by Bank (except repurchase agreements and state and municipal deposits entered into in the ordinary course of business).

        3.24  Loans.

              (a)  Except as disclosed on Schedule 3.24(a),
(i) each outstanding loan, lease or other extension of credit or commitment to extend credit of Bank is a legal, valid and binding obligation, is in full force and effect and is enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship or similar laws affecting the rights of creditors of insured depository institutions generally or equitable principles limiting the right to obtain specific performance or other similar relief), (ii) Bank has duly performed in all material respects all of its respective obligations thereunder to the extent that such obligations to perform have accrued;
(iii) all documents and agreements necessary for Bank to enforce such loan, lease or other extension of credit are in existence;
(iv) no claims, counterclaims, set-off rights or other rights exist, nor, to Seller's or Bank's knowledge, do grounds for any such claim, counterclaim, set-off rights or other rights exist, with respect to any such loans, leases or other extensions of credit, which could impair the collectability thereof, and
(v) each such loan, lease and extension of credit has been, in all material respects, originated and serviced in accordance with Bank's then applicable underwriting guidelines, the terms of the relevant credit documents and agreements and Applicable Law.

              (b) All loans, leases and other extensions of credit or commitments to extend credit of Bank made from and after December 31, 1993 have been and will be made in the ordinary course of business of Bank consistent with past practice and adequate reserves have been or by the Closing Date will be established for any such loans in accordance with generally accepted accounting principles. Schedule 3.24(b) lists all such loans, leases and other extensions of credit of Bank made after December 31, 1993 and on or prior to May 31, 1994.

              (c) Schedule 3.24(c) lists all loan commitments of Bank outstanding as of May 31, 1994. Except as set forth in
Schedule 3.24(c) (with single family loan commitments and consumer commitments viewed in the aggregate only), (i) as of April 30, 1994, there are no loans, leases, other extensions of credit or commitments to extend credit of Bank that have been or, to Bank's knowledge, should have been classified by Bank in accordance with Bank's classification standards as in effect on the date hereof as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification, and (ii) as of May 31, 1994, there are no loans due to Bank as to which any payment of principal, interest or any other amount is 30 days or more past due. Bank has provided or made available to Buyer all information concerning the loan portfolios of Bank in Bank's possession. To the knowledge of Seller and Bank, such information is true and correct.

        3.25 Real Estate Owned. Schedule 3.25 contains a true, correct and complete list as of May 31, 1994 of all Real Estate Owned of Bank, stating with respect to each its type and carrying value. All Real Estate Owned is booked at the lower of cost or "fair value" less anticipated disposition costs. To Seller's and Bank's knowledge, none of the buildings and structures located on Real Estate Owned, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material respect any restrictive covenants or encroaches in any material respect on any property owned by others nor does any building or structure of third parties encroach in any material respect upon the Real Estate Owned. To Seller's and Bank's knowledge, no condemnation proceeding is pending or threatened which would preclude or impair the use of any Real Estate Owned in any material respects for the uses for which it is currently being used or is anticipated by Bank to be used. To Seller's and Bank's knowledge, all Real Estate Owned is adequately maintained in any material respects and is free from defects which could materially interfere with the current or future use thereof.

        3.26 Broker's and Finder's Fees. Neither Seller, Bank, nor anyone acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder, intermediary, financial advisor or financial consultant or other Person (other than legal and accounting advisors acting as such and other than Sandler O'Neill & Partners, L.P.) in connection with the transactions contemplated hereby and, except as stated above, no Person or entity is entitled to receive from Seller or Bank any such fee or commission.

        3.27 Regulatory Approvals. To the knowledge of Seller, Seller has no reason to believe, and to the knowledge of Bank, Bank has no reason to believe, that (a) they would not receive any of the Regulatory Approvals or (b) any Governmental Authority would impose a materially burdensome condition in connection with the grant of any such Regulatory Approval.

        3.28 Disclosure. Without limiting any of the representations and warranties contained herein, no representation or warranty by Seller or Bank in this Agreement, no statement contained in any document, certificate or other writing delivered by Seller or Bank to Buyer or MergerSub pursuant hereto, and no other information furnished by Seller or Bank to Buyer or MergerSub pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.


                           ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller and Bank as follows:

        4.1   Organization, Etc.

              (a)  Buyer is a state-chartered bank duly
organized, validly existing and in good standing under the laws of the State of California. Buyer has all requisite corporate power and authority to carry on its business and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under Applicable Law, except for such jurisdictions in which the failure to be so qualified or in good standing would not have a material adverse effect on Buyer. Buyer has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby subject to receipt of any necessary approvals of Shareholders and the Regulatory Approvals specified in Sections 5.2(a)(i)(A), (B), (C), (D), (E) and (G) and 5.2(a)(ii). The deposit accounts of Buyer are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted under Applicable Law.

              (b) On or prior to the Closing Date, MergerSub will be a state-chartered bank duly organized, validly existing and in good standing under the laws of the State of California; will have all requisite corporate power and authority to own its properties and assets and to carry on its business as presently conducted, and will have the corporate power and authority to execute and deliver the Plan of Consolidation, to perform its obligations thereunder and to consummate the transactions contemplated thereby subject to receipt of any necessary approvals of Shareholders and the Regulatory Approval specified in Sections 5.2(a)(i)(A), (B), (C), (D), (E) and (G) and 5.2(a)(ii).

              (c) Buyer has previously delivered to Seller and Bank true, correct and complete copies of its Articles of Incorporation and Bylaws, as amended to date, all of which are in full force and effect.

        4.2   Binding Effect.

              (a) Subject to receipt of any necessary approvals of Shareholders and the Regulatory Approvals specified in Sections 5.2(a)(i)(A), (B), (C), (D), (E) and (G) and 5.2(a)(ii),
this Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship or similar laws affecting the rights of creditors of insured depositary institutions generally and the availability of equitable remedies. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Buyer's Articles of Incorporation or Bylaws, (ii) conflict with or result in the breach of any term, condition or provision of, or constitute a default under (upon the giving of notice, the lapse of time or otherwise), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of Buyer pursuant to, or otherwise require the consent of any Person under, any agreement or obligation to which Buyer is a party or by which its properties or assets may be bound, or (iii) violate or conflict with any Applicable Laws subject to obtaining any necessary approvals of Shareholders and the Regulatory Approvals specified in Sections 5.2(a)(i)(A), (B), (C), (D), (E) and (G) and 5.2(a)(ii).

              (b) The execution and delivery by MergerSub of the Plan of Consolidation and, subject to the requisite approval of the shareholder of MergerSub and the Regulatory Approvals specified in Sections 5.2(a)(i)(A), (B), (C), (D), (E) and (G), the consummation of the transactions contemplated thereby will be duly and validly authorized by all necessary corporate action on the part of MergerSub, and the Plan of Consolidation will be, upon execution by the parties thereto a valid and binding obligation of MergerSub, enforceable, against MergerSub in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship or similar laws affecting the rights of creditors of insured depositary institutions generally and the availability of equitable remedies. Neither the execution and delivery of the Plan of Consolidation by MergerSub nor the consummation by MergerSub of the transactions contemplated thereby, nor compliance by MergerSub with any of the provisions thereof will (i) conflict with or result in a breach of any provision of MergerSub's Articles of Incorporation or Bylaws, (ii) conflict with or result in the breach of any term, condition or provision of, or constitute a default under (upon the giving of notice, the lapse of time or otherwise), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of MergerSub pursuant to, or otherwise require the consent of any Person under, any agreement or obligation to which MergerSub is a party or by which its properties or assets may be bound, or (iii) violate or conflict with any Applicable Laws subject to obtaining the approval of the shareholder of MergerSub and the Regulatory Approvals specified in Sections 5.2(a)(i)(A), (B), (C), (D), (E) and (G).

        4.3 Capitalization. The authorized capital stock of Buyer consists of (a) 1,000,000 shares of preferred stock, without par value, of which no shares are issued and outstanding, and 10,000,000 shares of Buyer Common Stock, of which 1,138,958 shares were issued and outstanding as of March 31, 1994. All of the outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and nonassessable (other than as provided in Section 662 of the California Financial Code). The Buyer Common Stock to be issued to the Stockholders pursuant to the provisions of this Agreement has been duly authorized, will be validly issued, fully paid and nonassessable (other than as provided in Section 662 of the California Financial Code) and will not be issued in violation of any preemptive rights.

        4.4 Governmental and Regulatory Approvals. Except for the Regulatory Approvals set forth in Sections 5.2(a)(i)(A), (B),
(C), (D), (E) and (G) and 5.2(a)(ii), and except as may be required to fulfill its obligations under Section 5.22, no consent, permit, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby or on the part of MergerSub in connection with the execution, delivery and performance of the Plan of Consolidation or the consummation by MergerSub of the transactions contemplated thereby, except such as have been obtained or made or as may be further required as a condition of any such Regulatory Approvals.

        4.5 Financial Statements. Buyer has delivered to Seller and Bank Buyer's audited consolidated balance sheets as of December 31, 1993, 1992 and 1991, and its audited statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1993, 1992 and 1991, as well as its unaudited balance sheet as of, and statements of income for the three-month period ended, March 31, 1994 (the "Buyer Interim Financial Statements"). Such financial statements have been prepared from the books and records of Buyer, present fairly the financial condition of Buyer as of the relevant dates and the results of operations and cash flows of Buyer for the relevant periods, all in accordance with generally accepted accounting principles consistently applied throughout the periods covered, except as otherwise stated therein and except that the Buyer Interim Financial Statements do not contain statements of shareholders' equity or cash flows or footnotes and apply SFAS 115.

        4.6   Offering Circular/Joint Proxy Statement and
Regulatory Applications.

              (a)  When the Offering Circular/Joint Proxy
Statement referred to in Section 5.1, or any amendment or supplement thereto, shall be mailed to the Shareholders or the Stockholders, and at all times subsequent to such mailings up to and including the Buyer Meeting Date and the Bank Meeting Date, such Offering Circular/Joint Proxy Statement and all amendments or supplements thereto, except with respect to the information set forth therein relating to Seller or Bank, will comply in all material respects with the provisions of Applicable Law, including the rules and regulations of the FDIC, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading or necessary to correct any earlier statement with respect to the same meeting or subject matter.

              (b) When the applications for the Regulatory Approvals are filed, or amended or supplemented, the information contained therein, other than the information set forth therein relating to Seller or Bank, shall comply in all material respects with all Applicable Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any earlier statements with respect to the same application or subject matter.

        4.7 Absence of Certain Changes. Except as specifically required or permitted by this Agreement or as set forth in
Schedule 4.7 hereto, since March 31, 1994 there has not been:

              (a) any change in or effect on the business of Buyer or any occurrence, development or event of any nature that has had or may reasonably be expected to have, together with all such other changes and effects, a material adverse effect on the business, operations, properties, financial condition, results of operations or prospects of Buyer;

              (b) any declaration, setting aside or payment by Buyer of any cash dividend or distribution in respect of any capital stock of Buyer;

              (c) any amendment to the Articles of Incorporation or Bylaws of Buyer; or

              (d)  any change by Buyer in any accounting
principles, policies or methods, except any changes required by GAAP or any applicable Governmental Authority that are disclosed in writing to Seller and Bank.

        4.8 Litigation. There are no suits, claims, actions, investigations or proceedings of any nature by any Person that are pending or, to Buyer's knowledge, threatened against or otherwise involving, directly or indirectly, Buyer or any of its properties or assets or any judgment, decree, order or injunction against Buyer that, in either case, individually or in the aggregate, can reasonably be expected to have a material adverse effect on Buyer, and, to Buyer's knowledge, there are no existing facts or circumstances that are sufficient to provide a basis for any of the foregoing.

        4.9 Undisclosed Liabilities. Excluding deposits, Buyer is not subject to any Liabilities of any nature, whether or not required to be accrued or disclosed under SFAS No. 5, except
(i) as set forth in Buyer's audited consolidated financial statements as of December 31, 1993 or the Buyer Interim Financial Statements and (ii) Liabilities which, individually and in the aggregate, cannot reasonably be expected to have a material adverse effect on Buyer.

        4.10 Compliance with Applicable Laws. The business of Buyer is not being conducted in conflict with or violation of, nor has it been conducted in conflict with or violation of, any Applicable Law or Governmental Authorization, except for any such conflicts or violations which, individually or in the aggregate, cannot reasonably be expected to have a material adverse effect on Buyer.

        4.11 Reports. Since January 1, 1990, Buyer has filed all documents and reports required to be filed by it with the FDIC and the Superintendent and any other Governmental Authority under any Applicable Law, except for any failures to make such filings which, individually and in the aggregate, cannot reasonably be expected to have a material adverse effect on Buyer. All such documents and reports, as finally amended or corrected, complied in all material respects at the time of filing and at the time of any amended or supplemented filing with all requirements of their respective forms and with all Applicable Laws and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.12 CRA Standing. To the knowledge of Buyer, Buyer's compliance under the CRA should not constitute grounds for the denial by any Governmental Authority of any Regulatory Approval or the imposition of a materially burdensome condition in connection with any such Regulatory Approval.

        4.13 Regulatory Approvals. To the knowledge of Buyer, subject to its consummation of the financing described in
Section 5.22 hereof, Buyer has no reason to believe that (a) it would not receive any of the Regulatory Approvals or (b) any Governmental Authority would impose a materially burdensome condition in connection with the grant of any such Regulatory Approval.

        4.14 Broker's and Finder's Fees. Neither Buyer, nor anyone acting on its behalf, has paid or become obligated to pay any fee or commission to any broker, finder, intermediary, financial advisor, financial consultant or other Person (other than legal and accounting advisors acting as such) in connection with the transactions contemplated hereby and no Person or entity is entitled to receive from Buyer any such fee or commission.

        4.15 Disclosure. Without limiting any of the representations and warranties contained herein, no representation or warranty by Buyer in this Agreement, no statement contained in any document, certificate or other writing delivered to Seller or Bank by Buyer pursuant hereto, and no other information furnished by Buyer to Seller or Bank pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

        4.16 Financing. To the knowledge of Buyer, Buyer has no reason to believe that it will be unable to perform its obligations under Section 5.22 hereof.


                            ARTICLE V

                      COVENANTS OF PARTIES

         5.1 Preparation of Offering Circular/Joint Proxy Statement. Buyer and Bank contemplate that the parties will prepare an Offering Circular/Joint Proxy Statement (the "Offering Circular/Joint Proxy Statement") to be mailed to the Shareholders and the Stockholders in connection with the solicitation of proxies from the Shareholders and the Stockholders to approve the Consolidation. The parties hereby agree to cooperate with each other in preparing such Offering Circular/Joint Proxy Statement. Without limiting the generality of the foregoing, nothing shall be contained in the Offering Circular/Joint Proxy Statement or any proxy soliciting materials with respect to any party unless approved by such party, which approval shall not be unreasonably withheld.

        5.2   Pursuit of Regulatory Approvals.

              (a) The parties shall cooperate and use their reasonable efforts to obtain all necessary approvals, consents, filings, authorizations and the like from Governmental
Authorities required to consummate the Mergers, including, without limitation, the following:

                   (i)  Consolidation.

                        (A)  the approval of the OCC and the FDIC
    of the Consolidation under the National Bank Act and the Bank
    Merger Act, respectively;

                        (B)  the approval of the OCC and the FDIC
    of the Offering Circular/Joint Proxy Statement under
    Applicable Law;

                        (C)  the waiver of the FRB under
    Section 3 of the Bank Holding Company Act with respect to the formation of MergerSub and the Consolidation;

                        (D)  the approval of the Superintendent
    of the formation of MergerSub, the Offering Circular/Joint
    Proxy Statement, the Consolidation and the sale of Buyer
    Common Stock in the Consolidation;

                        (E)  the filing of the Plan of
    Consolidation and/or such other documents with the OCC and the California Secretary of State under the National Bank Act and the California Corporations Code, respectively;

                        (F)  the approval of the FRB and the
    Superintendent of Seller's acquisition of Buyer Common Stock in the Consolidation under Section 3 of the Bank Holding Company Act and Sections 700 et seq. of the California Financial Code, respectively; and

                        (G)  the approval of the FRB of Seller's
    obligations under this Agreement, including but not limited to, the indemnification obligation under Article VIII hereof pursuant to the Written Agreement by and between Seller and the FRB effective April 11, 1994, and the determination of the FRB and the FDIC that Seller will not be deemed to control Buyer upon consummation of the Consolidation.

                  (ii)  The Merger.

                        (A)  the approval of the Merger by the
    FDIC under the Bank Merger Act;

                        (B)  the filing of a notice with the OCC
    regarding the Merger under the rules and regulations promulgated under the National Bank Act;

                        (C)  the approval of the Superintendent
    of the consummation of the Merger under the California
    Financial Code; and

                        (D)  the filing of the Plan of Merger
    and/or such other documents with the California Secretary of State and the Superintendent under the California
    Corporations Code and the California Financial Code, respectively.

              (b) Buyer shall have primary responsibility for the preparation of all applications and filings required in connection with Section 5.2(a), other than those referred to in subparagraphs (F) and (G) of Section 5.2(a)(i).

        5.3 Other Consents. The parties agree to promptly apply for and diligently seek to obtain all waivers, consents and approvals of other Persons required in connection with the transactions contemplated by this Agreement.

        5.4 Activities Pending Closing. Except as otherwise specifically provided in this Agreement or as otherwise required by Applicable Law, from the date hereof to and including the Effective Time, Bank shall, as long as this Agreement remains in effect or unless Buyer otherwise consents in writing:

              (a) Conduct its affairs only in the ordinary course of business consistent with prudent banking practice and in compliance in all material respects with Applicable Laws, including, without limitation, making all reasonable changes required upon completion of any regulatory examination, and, subject to the terms hereof, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with all Persons having business dealings with them;

              (b) Refrain from issuing or selling or obligating itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except for the issuance of shares upon the exercise of Bank Options outstanding on the date hereof;

              (c) Refrain from opening or closing any branch office, or acquiring or selling or agreeing to acquire or sell, any branch office or any deposit liabilities, and otherwise consult with and seek the advice of Buyer with respect to basic policies relating to branching, site location and relocation;

              (d)  Not enter into, amend or terminate any
agreement of the type that would be required to be disclosed on
Schedule 3.11(a), or acquire or dispose of any assets or liabilities, except in the ordinary course of business consistent with prudent banking practice;

              (e) Not cause or suffer to exist any of the things listed in Sections 3.8(b) through 3.8(h) and 3.8(j) to occur;

              (f) Not foreclose upon or otherwise acquire any Property described in Section 3.22 hereof or any non-residential property prior to receipt and approval by Buyer of a Phase I environmental review therefor;

              (g) Not change its deposit account interest rate pricing policies or its loan pricing policies except in response to changes in the applicable market;

              (h) Not issue any commitments for construction loans or unsecured loans in excess of $100,000 or any commitments for other loans in excess of $250,000;

              (i) Not acquire any investment securities with a maturity of in excess of three (3) years from the date of purchase, or acquire any investment security if the acquisition of such security would cause the average maturity of all securities purchased after the date hereof to exceed eighteen
(18) months;

              (j) Not make any material change in its interest rate risk profile as of March 31, 1994; and

              (k) Not deviate from policies and procedures existing as of the date of this Agreement with respect to
(i) classification of assets, (ii) the allowance for possible credit losses, and (iii) accrual of interest on assets.

    Buyer shall respond promptly to any requests made by Bank to Buyer to waive any of the foregoing and, with respect to requests made to waive the provisions of paragraphs (h) or (i) above, shall, to the extent adequate information is available to Buyer to enable Buyer to do so, respond within three business days after such request is made.

        5.5 Ongoing Financial Disclosure. Bank shall provide to Buyer, and Buyer shall provide to Seller and Bank, in each case to the extent permitted by law, as soon as practicable but in no event later than fifteen (15) days following the end of each calendar month, from the date hereof through the Closing Date, copies of all financial statements and other written information provided to their respective Board of Directors, and all reports filed with federal or state regulatory agencies.

        5.6 Access to Information. During the period of this Agreement and until the Closing Date, Bank shall furnish to Buyer, and Buyer shall furnish to Bank and Seller, and their authorized representatives, on reasonable notice and during ordinary business hours, full access to their respective premises and employees and all of their books, records and properties, including, but not limited to, all loan, investment, accounting, tax and property records and files. Such examination shall be made in a manner that will not unreasonably interfere with the conduct of the business of the parties and shall not affect any of the representations and warranties hereunder. The parties shall provide adequate space and facilities and the cooperation of its personnel, including copying facilities, to the end that such examination, shall be completed expeditiously, completely and accurately.

        5.7 Confidentiality. Except as contemplated by this Agreement or as necessary to carry out the transactions contemplated herein, all information or documents furnished hereunder by any party to any other party shall be kept confidential by the party to whom it is furnished (and such party shall use reasonable efforts to cause its agents and representatives to maintain the confidentiality of such documents) and in the event such transactions are not consummated, each shall return to the other all information furnished hereunder and shall not thereafter use the same for any purpose until such time as such information becomes publicly available, except to the extent (i) it was known by such other party prior to being received, or (ii) it is or thereafter becomes lawfully obtainable from other sources, or (iii) it is necessary or appropriate to disclose the same to any Governmental Authority having jurisdiction over the parties or their Subsidiaries or as otherwise may be required by Applicable Laws (the party intending to make disclosure in such circumstances shall give the other parties prompt notice prior to making such disclosures so that such other parties may seek a protective order or other appropriate remedy prior to such disclosure), or
(iv) such duty of confidentiality is waived in writing by the other party.

        5.8   Meetings of Stockholders.

              (a)  Bank shall duly call a meeting of its
Stockholders (the "Bank Meeting") for the purpose of obtaining the approval of said Stockholders to the Consolidation and all other matters necessary to consummate the Consolidation, which meeting shall be held not earlier than ten (10) nor later than twenty-five (25) business days following the date upon which the Offering Circular/Joint Proxy Statement is mailed to such Stockholders. Subject to any requirements imposed by any Governmental Authorities, Bank shall recommend to the Stockholders that they vote their shares of Bank Common Stock in favor of the Consolidation. Notice of the Bank Meeting shall be accompanied by the Offering Circular/Joint Proxy Statement.

              (b)  Buyer shall duly call a meeting of its
Shareholders (the "Buyer Meeting") for the purpose of obtaining the approval of said Shareholders to the Consolidation and all other matters necessary to consummate the transactions contemplated by this Agreement, which meeting shall be held not earlier than ten (10) nor later than twenty-five (25) business days following the date on which the Offering Circular/Joint Proxy Statement is mailed to such Shareholders. Subject to any requirements imposed by any Governmental Authorities, Buyer shall recommend to the Shareholders that they vote their shares of Buyer Common Stock in favor of the Consolidation. Notice of the Buyer Meeting shall be accompanied by the Offering Circular/Joint Proxy Statement.

        5.9 Compliance with Law. In obtaining the consent of the Stockholders and Shareholders referred to in Section 5.8 hereof, Bank and Buyer shall, in all material respects, comply with the provisions of Applicable Law.

        5.10  Intentionally Omitted.

        5.11 Certain Notifications; Supplemental Disclosure. After the date hereof through the Closing Date, each party to this Agreement shall notify the other party promptly both orally and in writing (i) after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading in any material respect if such representation and warranty were restated at such time, (ii) upon the occurrence of, or the discovery of, any event that could reasonably be expected to cause it to be unable to satisfy a condition to the other party's obligation to proceed with the transactions contemplated hereby, and (iii) of any matter hereafter arising that if existing or occurring at or prior to the date of this Agreement would have been required to be set forth or described in a Schedule hereto or as an exception to a representation or warranty made herein. From time to time but not later than two business days prior to the Closing Date, the parties may supplement or amend the Schedules hereto in writing to disclose any event which occurs after the date hereof and prior to the Closing Date; provided, however, that the Schedules cannot be supplemented or amended if the event otherwise permitted to be disclosed has had or might reasonably be expected to have, in the judgment of the party or parties to whom the representations and warranties pertaining to such matter were made, a material adverse significance with respect to such party or parties. If the Closing occurs and any of the parties had theretofore sought to supplement or amend the Schedules in accordance with the foregoing sentence and such supplementation or amendment was not permitted by virtue of the proviso to such sentence, then, as of and after the Closing Date, the Schedule(s) shall nevertheless be deemed to be so amended or supplemented.

        5.12  No Shopping.

              (a) Bank and Seller shall not, and shall cause their respective Subsidiaries not to, directly or indirectly, through any officer, director, employee or agent or otherwise,
(i) solicit, initiate, or encourage any Acquisition Proposal, or,
(ii) subject to the requirements
imposed by any Governmental Authority, participate in any negotiation in respect of or cooperate with (including, without limitation, by way of furnishing any nonpublic information concerning the business, properties or assets of Bank or any access to such properties or assets) any Acquisition Proposal, unless Bank or Seller, as applicable, shall have received a written opinion of its outside counsel stating that such action should be taken in order for its Board of Directors to fulfill its fiduciary duties and then only for a period of ten (10) business days, at which point Bank, or Seller, as applicable, must either (A) terminate the negotiations and/or cooperation with respect to such Acquisition Proposal or (B) having made the appropriate findings in accordance with Section 7.1(e) hereof, notify Buyer, in accordance with Section 7.1(e), of its receipt of a Superior Offer. Seller and Bank shall notify Buyer promptly by telephone, and thereafter promptly confirm such notification in writing, if any such information is requested from, or any Acquisition Proposal or inquiry with respect to any Acquisition Proposal is received by, Seller, Bank or any Subsidiary and shall provide Buyer with a reasonably detailed description of the contents thereof, including without limitation, the identity of the other persons or entities involved.

              (b) Unless Bank or Seller, as applicable, shall exercise its right to terminate this Agreement pursuant to Section 7.1(e) hereof, no Acquisition Proposal shall be accepted, approved, adopted or recommended by the Board of Directors of Bank, Seller or any Subsidiary thereof, or presented by Bank or any Subsidiary, or by their respective Boards of Directors or managements, to the Stockholders for vote or approval by written consent, and no such meeting of Stockholders shall be called or noticed for purposes of taking Stockholder action with respect to any Acquisition Proposal.

              (c)  Unless Bank shall exercise its right to
terminate this Agreement pursuant to Section 7.1(e) hereof, the Board of Directors of Bank shall not rescind the approval of this Agreement or any of the transactions contemplated hereby, and Bank shall not withdraw its recommendation to the Stockholders to vote their shares of Bank Common Stock in favor of the Consolidation and, unless Seller shall exercise its right to terminate this Agreement pursuant to Section 7.1(e) hereof, the Board of Directors of Seller shall not rescind the approval of this Agreement or of any of the transactions contemplated hereby.

              (d) Unless Bank or Seller, as applicable, shall exercise its right to terminate this Agreement pursuant to
Section 7.1(e) hereof, or except as otherwise required by any Governmental Authority having jurisdiction with respect to a party, Bank and Seller shall not, and cause their respective Subsidiaries not to, prepare or assist in the preparation of or file or assist in the filing of any notice or application to any Governmental Authority pertaining to or seeking approval of any change in control incident to or which would result from any Acquisition Proposal.

        5.13 No Inconsistent Actions. None of the parties hereto will voluntarily take any action if, to the knowledge of such party after due inquiry, the effect of such action would be to cause any of its representations and warranties herein to be inaccurate in any material respect at the Closing or at any time prior to the Closing as if such representation and warranty were restated at such time (except to the extent such representations and warranties speak as of a specific date, in which case they shall be deemed to have been restated when required hereunder but only as of such specific date).

        5.14 Taxes; Consent. Seller shall prepare and timely file all Returns and amendments thereto required to be filed by the Group on or before the Closing Date. Buyer shall have a reasonable opportunity to review all Group income tax Returns and amendments thereto filed during such period and all other Returns required to be filed by Bank during such period prior to filing. Seller and each member of the Group shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as:
(a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of Bank; and (b) the Group shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) in the amount of the demanded principal imposition (together with interest and penalties relating thereto, if any).

        5.15  Post-Closing Tax Matters.

              (a)  For purposes of Treasury Regulations
Section 1.1502-76(b), the Consolidation shall be deemed to occur immediately prior to the opening of business on the Closing Date. The tax effects of all Closing Date transactions of the Bank shall be reported on the consolidated income tax return of the affiliated group that includes Buyer rather than that of Seller. Buyer and Seller mutually agree that their respective income tax Returns will be filed in accordance with the agreement in the foregoing two sentences, and that their permanent books and records will also reflect such treatment.

              (b) Seller shall pay all Taxes that may be due after the Closing Date that are allocable to the period ending on the day prior to the Closing Date. In order appropriately to apportion any of these Taxes relating to a period that includes (but that would not, but for this section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the day prior to the Closing Date as the last day of a taxable period of Bank, and such period shall be treated as a "Short Period" and a "Pre-Closing Period" for purposes of this Agreement. In any case where applicable law does not permit Bank to treat the day prior to the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of Bank for such Interim Period (as defined below) shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Taxes imposed on Bank on a periodic basis for which the day prior to the Closing Date is not the last day of a Short period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the day prior to the Closing Date and ending on and including the day prior to the Closing Date.

              (c) If in any period ending after the Closing Date Bank earns any credit or recognizes any loss which cannot be applied against its tax liability for such period, and is permitted by law to carry back such credit or loss to a period ending on or prior to the day prior to the Closing Date, and if the Group shall receive a tax reduction for the period to which such credit or loss is properly carried back, then Seller shall immediately remit to Buyer that portion of the tax reduction attributable to Buyer assuming that the amount of the tax deduction is first attributable to any carryback of the tax attributes of

Seller and the remaining members of the Group and second to the carryback of the tax attributes of Buyer. Seller agrees that it will cooperate with Buyer and Bank and their respective representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of, and (ii) any administrative or judicial proceedings involving, any return of tax or information filed or required to be filed by or for Bank or Buyer.

              (d) Buyer and Bank shall file and control any Returns required to be filed by Bank after the Closing Date (other than income tax returns for the period ending with the Closing, which shall be filed and controlled by Seller). Seller agrees that it shall provide, and shall cause its accountants and other representatives to provide, to Buyer, and Buyer agrees that it shall provide, and shall cause its accountants and other representatives to provide, to Seller, on a timely basis the information, including but not limited to all work papers and records relating to Bank, that it or the accountants or other representatives have within their control and that may be reasonably necessary or related to (i) the preparation of any and all Returns, information returns and reports required to be filed by the other party with governmental agencies and (ii) audits or other tax determinations or proceedings by or before such agencies, such information to be provided in the form in which it has in the past been maintained.

              (e)  Neither Seller nor Buyer shall cause or permit
Bank and/or the Consolidated Association to undertake any actions on the Closing Date (other than those contemplated by this Agreement) that are not in the ordinary course of business of Bank and/or the Consolidated Association.

              (f) Seller agrees not to reallocate any of the net operating losses of Bank to Seller pursuant to the consolidated return regulations contained in Treasury Regulations
Section 1.1502-20. Seller further agrees to apportion to Bank a portion of any applicable consolidated Section 382 limitation pursuant to Proposed Treasury Regulations Section 1.1502-95 equal to a pro rate portion of the consolidated net operating loss of the Group allocated to Bank under Treasury Regulations
Section 1.1502-21.

              (g) The obligations of Bank and Seller under the Tax Sharing Policy shall terminate as of the Closing, except for the obligation of Bank (in the case of any required payment of tax to Seller) or Seller (in the case of any required payment for the use of tax benefits of Bank) to make any payment with respect to Seller's consolidated federal income tax return for 1994. Any payment due from Bank or Seller, as the case may be, shall be made at the time provided in the Tax Sharing Policy.

        5.16 Subsidiaries. Except in the ordinary course of business in connection with any foreclosure upon securities pledged to Bank as security for a loan, from the date hereof until the Effective Time, without the prior written approval of Buyer, Bank shall not establish any Subsidiary.

        5.17 Transactions with Affiliates and Insiders. From the date hereof until the Effective Time, Bank shall not, without the prior written consent of Buyer, make any loan or establish any relationship of the type or engage or propose to engage in any transaction of the type that would be required to be disclosed on Schedule 3.19 had such loan been made, relationship been established or transaction been entered into or proposed as of the date of delivery thereof to Buyer.

        5.18 Conduct of Business of Buyer. During the period from the date of this Agreement until the Effective Time, Buyer shall conduct its affairs only in the ordinary course of business consistent with past practice and in compliance in all material respects with Applicable Laws, and shall refrain from
(a) acquiring all or a material portion of the deposit liabilities of any other entity, and (b) entering into any agreement to acquire, merge or consolidate with, or sell substantially all of its assets to, any other entity or to engage in any other transaction involving a fundamental corporate change of Buyer. From and after the date of calculation of the Book Value per Share through the Effective Time, Buyer shall refrain from (i) subdividing or combining the Buyer Common Stock;
(ii) declaring, setting aside or paying any dividend or distribution with respect to the Buyer Common Stock; and
(iii) selling or issuing any shares of Buyer Common Stock (other than pursuant to Section 5.22 hereof and pursuant to options outstanding on the date of such calculation) at a price less than the Book Value per Share or selling or issuing any rights, options or other securities convertible into Buyer's Common Stock at an exercise price or a conversion price less than the Book Value per Share.

        5.19  Intentionally Omitted.

        5.20 Administration of Bank Loans; Reports. The parties agree that following the Closing, Buyer shall have sole and exclusive discretion in the management, administration and disposition of the Bank Loans. Until such time as the amount of the Unutilized Closing Reserve shall have been finally determined, Buyer shall provide Seller, as Representative, and such other successor Representative(s) as may be appointed from time to time, with quarterly reports regarding the status of the Bank Loans, including, but not limited to, information as to whether, on what date and in what amount any such Bank Loans are renewed, charged off, or sold, the date and amount of any recoveries on such charged-off Bank Loans, and the internal classification given by Buyer to such Bank Loans at the time of such renewal and as of the date of the report if different, and such other information as such Representative may reasonably request.

        5.21  Seller's Covenants Regarding the Shares.

              (a) Seller hereby covenants with Buyer that, subject to Seller's right to terminate this Agreement pursuant to
Section 7.1(e):

                   (i)  Seller shall vote the Shares, all
additional shares of Bank Common Stock of which it is the beneficial owner ("Additional Shares"), and any New Shares (as hereinafter defined), and it shall cause any holder of record of the Shares, Additional Shares or New Shares to vote, at every meeting of the Stockholders and at every adjournment thereof, or by written consent without a meeting with respect to all such Shares, Additional Shares, and New Shares, as follows:

                        (A)  in favor of approval and adoption of
    the Consolidation, this Agreement and the other transactions contemplated hereby; and

                        (B)  against any Acquisition Proposal or
    similar proposal and against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other covenant or agreement of Bank or Seller hereunder.

                   (ii) Seller shall not, and shall not permit any entity under Seller's control to deposit any of its Shares, Additional Shares, or any New Shares in a voting trust or subject any of its Shares, Additional Shares, or New Shares to any arrangement or agreement with respect to the voting of such Shares, Additional Shares or New Shares, other than agreements entered into with Buyer or MergerSub.

                   (iii) Seller shall not, and shall not permit any entity under its control to (A) solicit proxies or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or in competition with the consummation of the Consolidation, (B) except as otherwise permitted in
Section 5.12(a)(ii), otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Consolidation in accordance with the terms hereof, (C) initiate a Stockholder's vote or action by consent of Stockholders in opposition or in competition with the consummation of the Consolidation or (D) become a member of a "group" (as such term is used in Section 13(d) of the Exchange
Act) with respect to any voting securities of Bank for the purpose of opposing or competing with the consummation of the Consolidation.

                   (iv) Seller agrees not to transfer, sell, offer or otherwise dispose of or encumber any of the Shares, any Additional Shares, or any New Shares, except where as a condition to such transfer the transferee of such Shares, Additional Shares or New Shares agrees in writing to be bound by the terms of this Agreement as if such transferee were a party hereto.

                   (v) Seller agrees that it shall not purchase or otherwise acquire beneficial ownership of any shares of Bank Common Stock after the execution of this Agreement ("New Shares"), including shares acquired pursuant to the exercise of options, nor will it acquire the right to vote or share in the voting of any shares of Bank Common Stock other than the Shares or any New Shares, unless it delivers to Buyer immediately prior to such purchase or acquisition Seller's written agreement that any New Shares acquired or purchased by it shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.

              (b)  The parties acknowledge that it will be
impossible to measure in money the damage to the other party if Seller fails to comply with any of the obligations imposed by this Section on it, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages, and, accordingly, the parties hereto agree that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure.

        5.22  Financing.  Buyer shall, on or prior to the Closing
Date, raise $800,000 in cash as additional capital pursuant to a private placement of shares of Buyer Common Stock (the
"Financing").

        5.23 Further Assurances. Each party hereto shall execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

        5.24  Indemnification of Directors and Officers.

              (a) For five years after the Effective Time, Buyer shall indemnify, defend and hold harmless after the Effective Time the present and former officers and directors of Bank (each, a "Bank Indemnified Party") against all losses, expenses, claims, damages or liabilities arising by reason of the fact that he or she is or was a director, officer, employee or agent of Bank to the full extent then permitted under Applicable Law and by Bank's Articles of Association and Bylaws as in effect as of the Effective Time. In the event that any claim or claims are asserted or made with respect to such persons within such five-year period, all rights to indemnification in respect of any such claim or claims shall continue until the final disposition of any and all such claims. Without limiting the generality of the foregoing, Buyer, to the full extent then permitted under Applicable Law, shall periodically advance expenses incurred with respect to the foregoing to the full extent then permitted under Applicable Law, provided that the person to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Buyer's obligations under this Section 5.24 shall not be altered by, and shall remain in full force and effect following, the consummation of the Mergers. If Buyer or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successor and assign of Buyer shall assume the obligations set forth in this Section 5.24.

              (b) Notwithstanding any other provision of this Agreement, the provisions of this Section 5.24 are intended to be for the benefit of, and shall be enforceable by, each Bank
Indemnified Party and each Bank Indemnified Party's heirs and representatives.

        5.25 Treatment of Transferred Employees Under Buyer's Employee Benefit Plans. Buyer covenants and agrees that as of the Closing Date persons employed by Bank or Seller immediately prior to the Closing Date who become employees of Buyer as of the Closing Date ("Transferred Employees") shall be entitled to participate in all employee benefit plans and arrangements maintained by Buyer for the benefit of its employees in accordance with the terms thereof. For purposes of determining each such Transferred Employee's eligibility and vesting under such employee benefit plans and arrangements, Buyer shall recognize such Transferred Employee's service with Bank or Seller beginning on the date such Transferred Employee commenced employment with Bank or Seller. Buyer further covenants and agrees that any pre-existing condition, limitation or exclusion in its health plans shall not apply to Transferred Employees or their covered dependents who are covered under similar Bank or Seller health plans on the Closing Date and who change coverage to Buyer's health plans at the time such Transferred Employees are first given the option to enroll in Buyer's health plans.

        5.26 Disposition of Bank's Employee Benefit Plans. Bank or Seller shall take any actions necessary or reasonably requested by Buyer to cause, on or before the Closing Date, the termination of all of the employee benefit plans maintained by Bank and the termination of Bank's participation in employee benefit plans maintained by Seller, including Seller's 401(k) Plan, which cover Bank's employees; provided, however, that all Transferred Employees who are participants of Seller's 401(k) Plan immediately prior to the Closing Date shall cease participation in such Plan as of the Closing Date but shall not receive distribution of their benefits from such Plan until the earliest to occur of their termination of employment with Buyer, death, disability, retirement or the termination of Buyer's 401(k) plan. Seller shall maintain responsibility for the administration of the Transferred Employees' accounts under Seller's 401(k) Plan until Seller has distributed all benefits under such Plan to the Transferred Employees as provided herein, and Buyer shall have no responsibility or liability therefor.

                           ARTICLE VI

                      CONDITIONS TO CLOSING

        6.1 Conditions to Seller's and Bank's Obligations to Close. The obligations of Seller and Bank to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or before the Closing Date (or as otherwise provided below) of all of the following conditions.

              (a)  Representations and Warranties, Etc.

                   (i)  All representations and warranties of
    Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties were being made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case they shall be deemed to have been made again on and as of the Closing Date but speaking only as of such specific date). It is understood and acknowledged that the representations and warranties being made on and as of the Closing Date shall be made with respect to the Schedules attached hereto as amended and supplemented in accordance with Section 5.11.

                  (ii) Buyer shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied by them at or prior to the Closing Date.

                (iii) There shall have been delivered to Seller on the Closing Date, a certificate executed by the Chief
    Executive Officer of Buyer certifying compliance with all the provisions of this Section 6.1(a).

              (b)  Regulatory Approvals, Consents.  The
Regulatory Approvals set forth in Sections 5.2(a)(i)(A), (B),
(C), (D), (E) (other than the filing with the California Secretary of State), (F) and (G) shall have been obtained; all such Regulatory Approvals shall be in effect and no proceedings shall have been initiated or threatened with respect thereto; all applicable waiting periods with respect to such Regulatory Approvals shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Regulatory Approvals shall have been satisfied. In addition, the Regulatory Approvals required by Sections 5.2(a)(i)(F) and (G) shall have been obtained without the imposition of any conditions that are or would become applicable to Seller that Seller in good faith determines would be materially burdensome upon the conduct of the business of Seller or any Subsidiary of Seller.

              (c)  Board and Shareholder Approval.

                   (A)  Buyer shall have furnished Seller and
Bank with:

                        (i)  certified copies of the resolutions
    duly adopted by the Boards of Directors of Buyer and MergerSub approving this Agreement, the Plan of Consolidation and the transactions contemplated hereby, and directing the submission thereof to a vote of their respective shareholders;

                       (ii)  a certified copy of the resolutions
    duly adopted by Buyer as the sole shareholder of MergerSub approving the Consolidation; and

                     (iii)   a certified copy of resolutions duly
    adopted by the holders of at least a majority of the outstanding shares of Buyer Common Stock entitled to vote thereon, approving this Agreement and the transactions contemplated hereby.

                   (B)  At least a majority of the outstanding
shares of Buyer Common Stock entitled to vote thereon shall have approved this Agreement and the transactions contemplated hereby.

                   (C)  At least two-thirds of the outstanding
shares of Bank Common Stock shall have approved this Agreement and the transactions contemplated hereby.

              (d) No Litigation, Etc. There shall be no pending or threatened actions or proceedings by any Person or Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to restrict or prohibit the transactions contemplated hereby that can reasonably be expected to be successful on the merits.

              (e) Opinion of Counsel. Seller and Bank shall have received an opinion addressed to them of Morrison &
Foerster, special counsel to Buyer, dated the Closing Date, substantially in the form of Exhibit D hereto.

              (f) Shareholder Agreement. Buyer shall have executed and delivered the Shareholder Agreement attached hereto as Exhibit E.

              (g) Deposit of Consideration. Buyer shall have deposited the Consolidation Consideration with the Exchange and Paying Agent pursuant to Section 1.6 hereof.

        6.2 Conditions to Buyer's Obligations to Close. The obligation of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or before the Closing Date (or as otherwise provided below) of all of the following conditions:

              (a)  Representations and Warranties, Etc.

                   (i)  All representations and warranties of
    Seller and Bank contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties were being made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case they shall be deemed to have been made again on and as of the Closing Date but speaking only as of such specific date). It is understood and acknowledged that the representations and warranties being made on and as of the Closing Date shall be made with respect to the Schedules attached hereto as amended and supplemented in accordance with Section 5.11.

                  (ii) Seller and Bank shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied by them at or prior to the Closing Date.

                (iii) There shall have been delivered to Buyer on the Closing Date a certificate executed by the Chief
    Executive Officers of Seller and Bank certifying compliance with all the provisions of this Section 6.2(a).

              (b) Regulatory Approvals; Consents. All the Regulatory Approvals (other than the filing with the California Secretary of State contemplated in Section 5.2(a)(i)(E) and the filing contemplated in Section 5.2(a)(ii)(D)) for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions that are or would become applicable to Buyer, MergerSub, the Consolidated Association or the Surviving Corporation that Buyer in good faith determines would be materially burdensome upon the conduct of the business of Buyer or the Surviving Corporation, or the business of Bank, as such business has been conducted prior to the Effective Time or as such business is anticipated to be conducted after the Effective Time. All such Regulatory Approvals shall be in effect and no proceedings shall have been instituted or threatened with respect thereto; all applicable waiting periods with respect to such Regulatory Approvals shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Regulatory Approvals shall have been satisfied. All other consents, approvals, waivers and other actions required from any other Person in connection with any agreements shall have been obtained in form determined by Buyer in good faith to be satisfactory.

              (c)  Board and Stockholder Approval.


                 (i)     At least a majority of the outstanding
     shares of Buyer Common Stock entitled to vote thereon shall have approved this Agreement and the transactions contemplated hereby;

                (ii)     At least two-thirds of the outstanding
     shares of Bank Common Stock shall have approved this Agreement and the transactions contemplated hereby;

              (iii)      Seller and Bank shall have furnished
     Buyer with:

                         (A)  a certified copy of the resolutions
     duly adopted by the Board of Directors of Seller approving this Agreement and the transactions contemplated hereby;

                         (B)  a certified copy of the resolutions
     duly adopted by the Board of Directors of Bank approving this Agreement and the transactions contemplated hereby and directing the submission thereof to a vote of the Stockholders;

                         (C)  a certified copy of resolutions
     duly adopted by the holders of at least two-thirds of the outstanding shares of Bank Common Stock approving this Agreement and the transactions contemplated hereby.

              (d) No Litigation, Etc. There shall be no pending or threatened actions or proceedings by any Person or Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to restrict or prohibit the transactions contemplated hereby that can reasonably be expected to be successful on the merits and, in the event the Enterprise Litigation is still pending, such Litigation shall not reasonably be expected to have a material adverse effect on the business, assets or operations of Bank (or the Surviving Corporation as the successor to Bank).

              (e)  Opinions of Counsel.  Buyer shall have
received an opinion addressed to it of Manatt, Phelps & Phillips, special counsel to Seller, and an opinion of Orrick Herrington & Sutcliffe, special counsel to Bank, each dated the Closing Date, substantially in the forms of Exhibit F and Exhibit G hereto, respectively.

              (f) Voting Agreements. The directors of Bank who are record holders of Bank Common Stock shall have executed Voting Agreements in the form of Exhibit H hereto, pursuant to which, among other things, such officers and directors shall agree to vote the shares of Bank Common Stock owned by them in favor of the Consolidation.

              (g) Bank Options. All of the Bank Options shall have been exercised in full or shall have been terminated or cancelled.

              (h)  Employment and/or Noncompetition  Agreement.
John McGrath shall have entered into an employment agreement with Buyer substantially in the form of Exhibit I hereto.

              (i) Shareholder Agreement. Seller shall have executed and delivered the Shareholder Agreement attached hereto as Exhibit D.

              (j) Banking Crisis. There shall not have occurred and be continuing any general banking moratorium or general suspension of payments in respect of banks in the United States.

              (k) Expense Reports; Payment of Expenses. At least three days prior to the Closing Date, all attorneys, accountants, investment bankers and other advisors and agents for Bank shall have submitted to Bank and Seller (with a copy to Buyer) estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby. Based on such estimates, Bank shall have prepared and submitted to Seller and Buyer a summary of such fees and expenses for the transaction. Prior to the Closing, (i) such advisors shall have submitted their final bills for such fees and expenses to Bank for services rendered with a copy to be delivered to Seller and Buyer, and based on such summary Bank shall have prepared and submitted to Seller and Buyer a final calculation of such fees and expenses, and (ii) Bank shall have accrued and paid the amount of such fees and expenses as calculated above after Seller and Buyer have been given an opportunity to review all such bills and the calculation of such fees and expenses, provided that any excess of such fees and expenses over the sum of $300,000 plus an amount equal to one-half of the filing fees associated with the pursuit of the Regulatory Approvals (the "Excess Expenses") shall be offset against the Cash Amount payable to the Stockholders in the Consolidation, and (iii) such advisors shall have released Buyer, MergerSub, Bank and the Surviving Corporation from liability, or shall have advised them in writing that, upon payment in full of such amounts, they shall have no liability for any such fees and expenses.


                           ARTICLE VII

                           TERMINATION

        7.1 Termination. This Agreement and the obligations of the parties hereunder may be terminated:

              (a) By mutual written consent of the parties at any time whether or not theretofore approved by the Shareholders or the Stockholders;

              (b) By any party upon the expiration of ten (10) business days after any Governmental Authority having jurisdiction over any of the transactions set forth herein in writing denies or refuses to grant any Regulatory Approval;

              (c) By Buyer immediately upon the expiration of thirty (30) days from the date that Buyer has given notice to Seller and Bank (i) of Seller's or Bank's material misrepresentation in respect of any warranty or representation or material breach of or material failure to satisfy any covenant or agreement herein or (ii) of any material adverse change in the business, operations, properties, financial condition or results of operations of Bank since March 31, 1994 after the occurrence thereof or (iii) the rendering of any verdict or judgment (whether or not final) against Bank in, or any settlement by Bank of, the Enterprise Litigation (net of the amount of any verdict, judgment or settlement in favor of Bank) for an amount in excess of $250,000; provided, however, that no termination under this
Section 7.1(c)(i) or (ii) shall take effect if Seller or Bank, as applicable, shall have fully and completely corrected the grounds for termination as specified in the aforementioned notice within the earlier to occur of (i) thirty (30) days after the date of receipt of such notice and (ii) the date specified in paragraph (g) below;

              (d)  By Seller or Bank immediately upon the
expiration of thirty (30) days from the date that Seller or

Bank has given notice to Buyer (i) of Buyer's or MergerSub's material misrepresentation in respect of any warranty or representation or material breach of or material failure to satisfy any covenant or agreement contained herein or (ii) of any material adverse change in the business, operations, properties, financial condition or results of operations of Buyer since
March 31, 1994 after the occurrence thereof; provided, however, that no termination under this Section 7.1(d) shall take effect if Buyer or MergerSub, as applicable, shall have fully and completely corrected the grounds for termination as specified in the aforementioned notice within the earlier to occur of
(i) thirty (30) days after the date of receipt of such notice and
(ii) the date specified in paragraph (g) below;

              (e) By Buyer, Seller or Bank if (i) a Person or a group of Persons shall have made an Acquisition Proposal that the Board of Directors of Bank or Seller, as applicable, determines, based upon the written opinion of its financial advisor, is more favorable, from a financial point of view, to the Stockholders than the Consolidation and, based upon the advice of outside counsel, should be accepted in order to fulfill its fiduciary duties (a "Superior Offer"), and (ii) Buyer does not make, within ten (10) days after Buyer's receipt of notice that such Board of Directors has determined that there is a Superior Offer (which notice shall include a full description of the consideration being offered in the Superior Offer and a statement of the valuation placed upon such consideration by the applicable Board of Directors after consultation with its financial advisor), an offer that such Board of Directors determines, after consultation with its legal and financial advisors, is at least as favorable, from a financial point of view, to the Stockholders as the Superior Offer;

              (f) By Buyer immediately upon the failure of the Stockholders to approve this Agreement and the transactions contemplated hereby at the Bank Meeting or by Bank or Seller immediately upon the failure of the Shareholders to approve this Agreement and the transactions contemplated hereby at the Buyer Meeting; or

              (g)  Notwithstanding any of the foregoing,
immediately by a party hereto if the Closing has not occurred on or before December 31, 1994; provided, however, that if the Closing has not occurred by such date as a result of any delay in the parties' receipt of the Regulatory Approvals, such date shall be extended to January 31, 1995.

        7.2 Effect of Termination. Subject to Section 9.9 hereof, in the event of a termination under Section 7.1, this Agreement shall become void, and there shall be no liability on the part of any party or any of such party's directors, officers, employees, agents or stockholders to the other party or such other party's directors, officers, employees, agents or stockholders; provided, however, that the obligations of the parties under Sections 5.7, 7.2, 9.9, 9.10 and 9.11 shall survive the termination of this Agreement; and provided further that a termination under Section 7.1(c) or (d) shall not relieve any party of any liability for a material breach of this Agreement or for any material misrepresentation hereunder or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation.


                          ARTICLE VIII

                         INDEMNIFICATION

        8.1 Indemnification of Buyer, the Consolidated Association and the Surviving Corporation. After the Closing and subject to Sections 8.4, 8.5 and 9.1 hereof, Seller shall indemnify and hold Buyer, the Consolidated Association and the Surviving Corporation and their respective successors, assigns, officers, directors and employees, harmless from and against
(a) the amount of any verdict or judgment against Bank in or any settlement against Bank of the Enterprise Litigation (net of the amount of any verdict, judgment or settlement in favor of Bank) in excess of $250,000, and (b) any and all claims, losses, damages, costs, assessments, judgments, awards, liabilities and expenses (including the costs and expenses of defense, whether or not successful, such as attorneys' and expert witness fees) ("Losses") resulting from or arising out of or in connection with
(i) any untruth, inaccuracy or breach of any representation or warranty made by Seller or Bank in this Agreement (other than those set forth in Sections 3.24(a) (except 3.24(a)(v) as it pertains to compliance with Applicable Laws) and 3.25 insofar as they relate to the Bank Loans) as of the Closing Date or in any agreement or document delivered as of the Closing Date by Seller or Bank in connection herewith; (ii) the non-performance by Seller of any covenant contained in this Agreement that is required to be performed after the Closing Date; and (iii) any and all Taxes (including without limitation any obligation to contribute to the payment of any Taxes determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included Bank) that are
(A) imposed on Seller or any Affiliate of Seller (other than Bank) that Buyer or the Surviving Corporation pays, or otherwise satisfies in whole or in part, or results in liens or encumbrances on any assets of Buyer or the Surviving Corporation; and (B) imposed on Bank in respect of its income, business, property or operations or for which Bank may otherwise be liable
(1) for any Pre-Closing Period (as defined and determined in accordance with Section 5.15), (2) resulting by reason of the several liability of Bank pursuant to Treasury Regulations
Section 1.1502-6 or any analogous state, local or territorial law or regulation or by reason of Bank having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (3) in respect of any post-Closing Period, attributable to any items of income or gain of a partnership reporting Bank as a partner, to the extent such items are properly attributable to periods of the partnership ending on or before the Closing Date, and (4) attributable to any discharge of indebtedness that may result from any capital contributions by Seller (or an affiliate of Seller) to Bank of any intercompany indebtedness owed to Seller (or an affiliate of Seller) by Bank, except to the extent provision or reserve in respect thereof is made in the Financial Statements or the Interim Financial Statements.

        8.2 Indemnification of Seller. After the Closing and subject to Sections 8.4, 8.5 and 9.1 hereof, Buyer shall indemnify and hold Seller, and its successors, assigns, officers, directors and employees, harmless from and against any and all Losses resulting from, or arising out, of or in connection with,
(a) any untruth, inaccuracy or breach of any representation or warranty made by Buyer in this Agreement as of the Closing Date or in any agreement or document delivered by Buyer as of the Closing Date in connection herewith; and (b) the non-performance by Buyer of any covenant of Buyer contained in this Agreement that is required to be performed after the Closing Date.

        8.3 Third Party Claims. The obligations of the indemnifying persons hereunder with respect to claims resulting from the assertion of any liability by third parties shall be subject to the following terms and conditions:

              (a) The indemnified persons shall promptly give written notice to the indemnifying person of any assertion of liability by a third party which might give rise to a claim by the indemnified persons against the indemnifying person based on the indemnity agreements contained herein, stating the nature and basis of said assertion and the amount thereof, to the extent known. No indemnification provided for herein shall be available to any indemnified person who shall fail to give such notice, if the indemnifying person was unaware of the assertion of liability to which such notice would have related and was prejudiced by the failure to give the notice, but the omission so to notify such indemnifying person shall not relieve such indemnifying person from any liability it may otherwise have to the indemnified person in connection therewith.

              (b) Except as provided in Sections 8.3(c) and (e), in the event any action, suit or proceeding is brought against the indemnified persons with respect to which the indemnifying person may have liability under any indemnity agreement contained herein, the action, suit or proceeding shall, upon the written agreement of the indemnifying person that it is obligated to indemnify under the indemnity agreement contained herein, be defended (including all proceedings on appeal or review which counsel for the defendant shall deem appropriate) by the indemnifying person. The indemnified person shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified persons unless (i) the employment of such counsel shall have been authorized by the indemnifying person in connection with the defense of such action, suit or proceeding,
(ii) the indemnifying person shall not have agreed, promptly after the notice to it provided in subsection (a) above, that it is obligated to indemnify under any indemnity agreement contained herein or (iii) such indemnified persons shall have reasonably concluded that such action, suit or proceeding involves to a significant extent matters beyond the scope of any applicable indemnity agreement contained herein, or that there may be defenses available to it (or them) that are different from or additional to those available to the indemnifying person, in any of which events the indemnifying person shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified persons and that portion of such fees and expenses reasonably related to matters covered by the indemnity agreements contained herein shall be borne by the indemnifying person, provided, however, that the indemnifying party shall not be required to pay for more than one firm of counsel to represent the indemnified parties in any such claim, action, suit or proceeding. The indemnified and indemnifying persons shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not they are so represented. The indemnifying and indemnified person shall make available to the other persons and their attorneys and accountants all books and records of the indemnifying person relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding. The parties agree to cooperate in such a manner as to preserve in full the confidentiality of all confidential business records and the attorney-client and work-product privileges. In connection therewith, each party agrees that (a) it will use its reasonable efforts, in any action, suit or proceeding in which it is assumed or participated in the defense, to avoid production of confidential business records and (b) all communications between any party hereto and counsel responsible for or participating in the defense of any action, suit or proceeding shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

              (c) In the case of any audit, examination or other proceeding ("Proceeding") with respect to Taxes for which Seller is or may be liable pursuant to this Agreement, Buyer shall promptly inform Seller, and Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all actions desired by Seller with respect to such Proceeding to the extent such Proceeding may affect the amount of Taxes for which Seller is liable pursuant to this Agreement. Seller shall have the right to control any such Proceedings, and, if there is a reasonable basis therefor, to initiate any claim for refund, file any amended return or take any other action which it deems appropriate with respect to such Taxes. If reasonably requested by Buyer, Seller shall provide to Buyer an opinion in form and content reasonably acceptable to Buyer from counsel reasonably acceptable to Buyer that there is a reasonable basis (as such term is defined for purposes of section 6662 of the Code) for the position that Seller is taking with respect to such action, and Buyer need not and Seller shall not take such action until such opinion is delivered to Buyer. Any Proceeding with respect to Taxes for a period which includes but does not end on the day prior to the Closing Date shall be controlled jointly by Seller and Buyer. Notwithstanding any provision of this Section 8.3(c) to the contrary, Seller shall not have the right to control any Proceeding, to initiate any claim for refund, to file any amended return or to take any other action if, as a result of such Proceeding, claim for refund, amended return or other action, the Taxes payable by Buyer or Bank for a taxable period for which Seller is not obligated to indemnify Buyer or Bank would be likely to be materially increased.

              (d) Except as set forth in Section 8.3(e) below, the indemnifying person shall not make any settlement of any claims without the written consent of the indemnified persons, which consent shall not be unreasonably withheld unless the indemnified persons shall have reasonably concluded that the claim or settlement thereof involves to a significant extent matters beyond the scope of any applicable indemnity agreement contained herein.

              (e)  Notwithstanding the other provisions of this
Section 8.3, Buyer shall have the right to conduct the defense of the Enterprise Litigation with counsel selected by Buyer and reasonably acceptable to Seller, but shall not have the right to make any settlement of the Enterprise Litigation without the prior written consent of Seller, which consent shall not be unreasonably withheld.

        8.4   Limitations on Indemnification.

              (a) Notwithstanding anything contained herein to the contrary, no indemnifying person shall have any liability under this Article VIII:

                 (i)     For any Losses or other liabilities to
     the extent covered by the proceeds of any insurance carried by the indemnified person;

                (ii)     Subject to the provisions of paragraph
     (b) below, until the aggregate amount of the Losses for which such indemnifying person would otherwise be liable under this Article VIII shall exceed $100,000, in which case the indemnifying person's obligation shall apply only to Losses that exceed $100,000.

              (b) The limitation imposed by paragraph (a)(ii) above shall not apply to Seller's indemnity obligation under
Section 8.1(a) hereof, and the amount of any verdict, judgment or settlement reached in connection therewith that is not subject to indemnification because it is at or below the $250,000 threshold set forth in Section 8.1(a) shall reduce the $100,000 threshold set forth in paragraph (a)(ii) above as it applies to Losses for which Seller is the indemnifying person.

              (c) No indemnified person shall be entitled to make a claim against any indemnifying person pursuant to this
Article VIII unless a notice of such claim shall have been given in accordance with Sections 8.3(a) and 9.2 hereof prior to the applicable Termination Date.

        8.5 Maximum Liability. The maximum liability of the indemnifying person for Losses and other liabilities under this
Article VIII and any expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder, shall not exceed $2,500,000.

        8.6 Right of Set-Off. Buyer shall have the right to set-off against any amounts payable by Buyer to Seller under
Section 1.2(d) hereof (or to Seller's assignees) the amount of any Losses and other liabilities incurred by Buyer for which Buyer is entitled to indemnification pursuant to Sections 8.1(a) or 8.1(b)(iii) hereof.


                           ARTICLE IX

                          MISCELLANEOUS

        9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement or in any instrument of transfer or other document delivered in connection with the transactions contemplated hereby shall survive the Closing for a period of eighteen (18) months, except that Seller's representations and warranties contained in Sections 3.15, 3.17 and 3.22 hereof shall survive until the applicable statute of limitations has expired (the "Termination Date").

        9.2 Notices. Any notice or communication required or permitted hereunder shall be sufficiently given if in writing and
(i) delivered in person or by overnight delivery or courier service (ii) sent by facsimile or (iii) deposited in the United States mail, by certified mail postage prepaid and return receipt requested (provided that any notice given pursuant to clause (ii) is also confirmed by the means described in clause (i) or (iii)), as follows:

 To Buyer or MergerSub:  Business & Professional Bank
                         120 West Court Street
                         P.O. Box 1050
                         Woodland, CA 95776
                         Att'n: Michael F. Burkart,
                                President
                         Tel:   (916) 661-1333
                         Fax:   (916) 661-3069

         With a copy to: Morrison & Foerster
                         345 California Street
                         San Francisco, CA  94104
                         Att'n:  Karen L. Masterson, Esq.
                         Tel:  (415) 677-7000
                         Fax:  (415) 677-7522

              To Seller: West Coast Bancorp
                         282 South Anita Drive
                         Orange, CA 92668
                         Att'n:  John Joseph
                         Tel:  (714) 634-2892
                         Fax:  (714) 634-9242

         With a copy to: Manatt, Phelps & Phillips
                         11355 West Olympic Boulevard
                         Los Angeles, CA 90064
                         Att'n: William T. Quicksilver
                         Tel:  (310) 312-4000
                         Fax:  (310) 312-4224

                To Bank: Sacramento First National Bank
                         1440 Ethan Way
                         Sacramento, CA 95825
                         Att'n:  John McGrath, President
                         Tel:  (916) 920-4111
                         Fax:  (916) 920-8103

         With a copy to: Orrick Herrington & Sutcliffe
                         Old Federal Reserve Bank Building
                         400 Sansome Street
                         San Francisco, CA  94111
                         Att'n: Richard V. Smith, Esq.
                         Tel:  (415) 773-5830
                         Fax:  (415) 773-4276

Such notice or other communication shall be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by overnight delivery or courier service, the business day after being sent from within the United States, or if mailed, four days after the date of deposit in the United States mails.

        9.3 Governing Law; Consent to Jurisdiction. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California without taking into account provisions regarding choice of law.

        9.4 Entire Agreement. All exhibits and schedules referred to in this Agreement are integral parts hereof, and this Agreement, together with such exhibits and schedules, constitutes the entire agreement among the parties hereto with respect to the matters herein and therein and supersedes all prior agreements and understandings between the parties with respect thereto.

        9.5 Amendments and Waivers. This Agreement may not be amended except upon the written consent of (a) each party hereto prior to the Effective Time and (b) Buyer and Seller after the Effective Time, except that if such amendment relates to the Contingent Payment Right, such amendment shall require the consent of Buyer and the Representative. By an instrument in writing, Buyer may waive compliance by Seller, Bank or the Representative, and Seller and Bank, acting jointly, may waive compliance by Buyer, with any term or provision of this Agreement, other than of any obligations of Bank relating to the Contingent Payment Right, which shall require the waiver of the Representative acting alone, that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of the Agreement by the Shareholders or the Stockholders, to the extent authorized by Applicable Law, by a writing signed by (i) Buyer, Seller and Bank prior to the Effective Time and (ii) Buyer and Seller after the Effective Time, except that if such waiver, amendment or modification relates to the Contingent Payment Right, such waiver, amendment or modification shall require the consent of Buyer and the Representative. Unless required by Applicable Law, no such waiver, amendment or modification effected after Shareholder or Stockholder approval shall require further Shareholder or Stockholder approval.

        9.6 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect, subject to Sections 7.2 and 9.1 hereof, only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

        9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

        9.8 Interpretation of Agreement. The article, section and other headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

        9.9   Expenses and Liquidated Damages.

              (a) Subject to paragraphs (b) and (c) below, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Mergers) will be paid by the party incurring such costs and expenses, except that (i) all costs and expenses of the parties relating to the printing, shipping and distribution of the Offering Circular/Joint Proxy Statement up to $20,000 shall be borne two-thirds by Buyer and one-third by Bank, and thereafter shall be borne exclusively by Buyer and (ii) the filing fees associated with the pursuit of the Regulatory Approvals shall be borne one-half by Buyer, on the one hand, and one-half by Bank, on the other hand.

              (b) In the event this Agreement is terminated pursuant to Section 7.1(c)(i) or (iii) or (d)(i) hereof, the terminating party or parties, or in the event this Agreement is terminated pursuant to Section 7.1(e), Buyer, shall be entitled to reimbursement from the other party or parties for all reasonable out-of-pocket costs, fees and expenses incurred by such party or parties in connection with the transactions contemplated hereby, including the printing, shipping and distribution of the Offering Circular/Joint Proxy Statement and the pursuit of the Regulatory Approvals (such fees and expenses to include all reasonable legal, consulting and accounting fees, disbursements and expenses) provided that any reimbursement to which Buyer shall be entitled hereunder shall be paid by Bank.

              (c) In the event this Agreement is terminated pursuant to Section 7.1(e) hereof, the parties agree that it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, and, therefore, the parties agree that Bank shall pay to Buyer, in addition to the reimbursement amounts pursuant to paragraph (b) above, as liquidated damages and not as a penalty, concurrently with such termination, the sum of $250,000 in respect thereof. The parties hereby further agree that such amount represents a reasonable endeavor on their parts to estimate a fair compensation for the foreseeable damages that might be suffered as a result thereof. Buyer hereby agrees that its sole remedy therefor shall be the liquidated damages and reimbursement amounts provided for herein.

              (d) In the event this Agreement is terminated pursuant to Sections 7.1(b) or (d) hereof because of Buyer's failure to obtain the financing described in Section 5.22 (except if such failure results from any prohibition or other material impediment to such financing imposed on Buyer by any Governmental Authority, other than as a result of Buyer's failure to comply with Applicable Law), Seller and Bank shall be entitled to reimbursement from Buyer for all reasonable out-of-pocket costs, fees and expenses incurred by Seller and Bank in connection with the transactions contemplated hereby, including the printing, shipping and distribution of the Offering Circular/Joint Proxy Statement and the pursuit of the Regulatory Approvals (such fees and expenses to include all reasonable legal, consulting and accounting fees, disbursements and expenses) subject to a cap of $125,000. In addition, the parties agree that it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, and, therefore, the parties agree that Buyer shall pay to Bank, in addition to the reimbursement amounts above, as liquidated damages and not as a penalty, concurrently with such termination, the sum of $250,000 in respect thereof. The parties hereby further agree that such amount represents a reasonable endeavor on their parts to estimate a fair compensation for the foreseeable damages that might be suffered as a result thereof. Seller hereby agrees that its sole remedy therefor shall be the reimbursement amounts provided for above, and Bank hereby agrees that its sole remedy therefor shall be the liquidated damages and reimbursement amounts provided for herein.

              (e) Each of the parties hereto acknowledges that the agreements contained in this Section 9.9 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, such party would not enter into this Agreement.

              (f)  For purposes of this Section 9.9, the terms
"costs, fees and expenses" do not include damages that may otherwise be recoverable by any party as a result of the breach of this Agreement by any other party.

              (g) Except as provided in paragraphs (c) and (d) above, the rights and remedies provided in this Section 9.9 are cumulative and not exclusive of any rights and remedies provided by Applicable Law.

        9.10 Dispute Resolution. In the event of a dispute relating to this Agreement or the interpretation hereof or in the event any of the parties to this Agreement brings an action or suit against any other party by reason of the breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the parties hereby agree to submit the dispute to binding arbitration under the rules and procedures of the American Arbitration Association and that, as determined by the arbitrator (or any court which may thereupon or thereafter have jurisdiction), the prevailing party shall be entitled to have and recover from the losing party or parties all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such arbitration (or any judicial proceeding), including, without limitation, legal fees and court costs (whether or not taxable as such).

        9.11 Publicity. The parties hereto will consult with each other with regard to the terms and substance of any and all press releases, announcements or other public statements with respect to the transactions contemplated hereby. The parties agree further that none of them will release any such press release, announcement or other public statement without the prior approval of the other parties, unless such release is required by law (including the securities laws) and the parties cannot reach agreement upon a mutually acceptable form of release, in which event the party releasing the information, announcement or public statement shall not be deemed to be in breach of this Agreement. The parties agree further that such approval will not be unreasonably withheld, and they pledge to make a good faith effort to reach agreement expeditiously on the terms of any such press release, announcement or other public statement.

        9.12 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that, except by operation of law and as otherwise expressly provided herein, neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party.

        9.13 Third Parties. Each party intends that this Agreement shall not benefit or create any right or cause of action or remedy of any nature whatsoever in any Person other than the parties to this Agreement, including, without limitation, conferring upon any person the right to remain an employee of Bank or Buyer, or restraining Buyer or the Surviving Corporation from changing the terms and conditions of employment of any person or terminating such person's employment, following the Effective Time.

        9.14 Gender; Number. Whenever the context of this Agreement requires, the masculine gender shall include the feminine or neuter, and the singular number shall include the plural.

        9.15  Certain Definitions.

         "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving Bank, or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of Bank other than any proposal of Buyer.

         "Affiliate" or "Associate" shall have the meaning assigned thereto in Rule 405, as presently promulgated under the Securities Act of 1933, as amended.

         "agent" of Bank shall have the meaning as defined in
Section 3.16 hereof.

         "Agreement" shall mean this Plan and Agreement of Consolidation and Merger.

         "agreement" shall mean with respect to any Person any note, bond, indenture, license, agreement, lease, contract, indenture, mortgage, deed of trust, lien, instrument, commitment, arrangement or other understanding, whether written or oral, to which such Person is a party or by which its properties or assets may be bound or affected or under which it or its respective business, properties or assets receive benefits.

         "Applicable Law" shall mean any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable, in the case of Seller or Bank to Seller or Bank, as applicable, and its respective properties, assets, officers, directors, employees or agents (in connection with such officers', directors', employees' or agents' activities on behalf of it) and, in the case of Buyer or MergerSub, to Buyer or MergerSub, as applicable, and its properties, assets, officers, directors, employees or agents (in connection with such officers', directors', employees' or agents' activities on behalf of it).

         "Bank Loans" shall mean all loans, loan commitments and Real Estate Owned of Bank as of December 31, 1993, a true and complete list of which is attached hereto as Schedule 9.15.
Schedule 9.15 also sets forth the Recorded Book Value (as defined in Schedule 1.2(d) hereto) of each such Bank Loan as of such date.

         "Bank Meeting" shall have the meaning as defined in
Section 5.8(a) hereof.

         "Bank Merger Act" shall mean 12 U.S.C. { 1828(c).

         "Book Value per Share" shall mean the total shareholders' equity of Buyer as of the end of the month immediately preceding the Closing Date divided by the total number of shares of Buyer Common Stock issued and outstanding on such date, all as shown on the balance sheet of Buyer as of such date prepared in accordance with generally accepted accounting principles (including with respect to the accrual of expenses for the transactions contemplated hereby) to the extent practicable for monthly management accounts, except that such calculation shall also take into account the effects of the Financing if such calculation as of such date does not already do so.

         "Buyer Interim Financial Statements" shall have the meaning as defined in Section 4.5 hereof.

         "Buyer Meeting" shall have the meaning as defined in
Section 5.8(b) hereof.

         "Closing" shall have the meaning as defined in
Section 1.7 hereof.

         "Closing Date" shall have the meaning as defined in
Section 1.7 hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Consolidation Consideration" shall have the meaning as defined in Section 1.2.

         "COBRA" shall mean the Consolidated Omnibus Budget
Reconciliation Act of 1986.

         "Damages" shall mean all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, judgments, awards, fines, sanctions, penalties, charges, and amounts paid in settlement of any such matter, including, without limitation, interest, penalties, costs, fees and expenses of attorneys, experts, witnesses, investigators and any other agents.

         "director" of Bank shall have the meaning as defined in
Section 3.16 hereof.

         "Dissenter" shall have the meaning as defined in
Section 1.4 hereof.

         "Dissenting Shares" shall mean shares of Bank Common Stock that were not voted in favor of, or otherwise consented to, the Merger and for which there has been compliance with all of the relevant provisions of the National Bank Act for asserting appraisal rights.

         "Effective Time" shall have the meaning as defined in
Section 1.8 hereof.

         "employee" of Bank shall have the meaning as defined in
Section 3.16 hereof.

         "Employee Agreements" shall have the meaning as defined in Section 3.16 hereof.

         "employee benefit plan" shall have the meaning as defined in Section 3.17(a) hereof.


         "Enterprise Litigation" shall mean the lawsuit
(including all cross-claims and other claims) captioned
Sacramento First National Bank v. Enterprise Mechanical, Inc.,
John Blake Harrison, Conkey Companies, Inc. et. al.

         "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

         "Excess Expenses" shall have the meaning as defined in
Section 6.2(k) hereof.

         "Exchange Act" shall mean the Securities Exchange Act of
1934, as amended.

         "Exchange and Paying Agent" shall have the meaning as defined in Section 1.6(a) hereof.

         "FDIC" shall mean the Federal Deposit Insurance
Corporation.

         "Financing" shall have the meaning as defined in
Section 5.22 hereof.

         "FHA" shall mean the U.S. Federal Housing Authority.

         "Form of Transmittal Letter" shall have the meaning as defined in Section 1.5 hereof.

         "FRB" shall mean the Board of Governors of the Federal
Reserve System.

         "Governmental Authority" shall mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, government or self-regulatory organization, commission, tribunal, organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "Governmental Authorizations" shall mean all permits, licenses and other governmental and regulatory approvals and authorizations, including, without limitation, all federal, foreign, state and local authorities required by Applicable Law to enable Bank or Seller, as applicable, to conduct its business as presently conducted.

         "Governmental Reports" shall have the meaning as defined in Section 3.6(b) hereof.

         "Group" shall have the meaning as defined in
Section 3.15(a)(i) hereof.

         "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any Applicable Law (including asbestos); as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. {{ 2011 et seq.

         "Initial Computation Date" shall mean the third anniversary of the Closing Date.

         "Interim Financial Statements" shall have the meaning as defined in Section 3.6 hereof.

         "IRCA" shall have the meaning as defined in Section 3.18 hereof.

         "joint venture" shall mean with respect to an entity any general or limited partnership or joint venture an interest in which is owned directly or indirectly by such entity.

         "knowledge" when used with respect to any party means actual knowledge (after inquiry) of any director or of any officer at the level of senior vice president and above, of such party.

         "Liabilities" shall mean obligations of any nature
(absolute, accrued, contingent or otherwise, and whether due or to become due).

         "Market to Market Amount" shall have the meaning as defined in Section 1.2(b) hereof.

         "Member of the Controlled Group" shall mean each trade or business, whether or not incorporated, which would be treated as a single employer with Bank or any of its Subsidiaries under
Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the
Code.

         "Multiemployer Plan" shall mean a plan described in
Section 3(37) of ERISA.

         "National Bank Act" shall mean 12 U.S.C. {{ 38 et seq.

         "OCC" shall mean the Office of the Comptroller of the Currency.

         "Offering Circular/Joint Proxy Statement" shall have the meaning as defined in Section 5.1 hereof.

         "officer" of Bank shall have the meaning as defined in
Section 3.16 hereof.

         "Person" shall include any individual, partnership, joint venture, corporation, trust or unincorporated organization, any other business entity and any Governmental

Authority, in each case whether acting in an individual, fiduciary or other capacity.

         "Plans" shall have the meaning as defined in
Section 3.17(a) hereof.

         "Property" shall have the meaning as defined in
Section 3.22 hereof.

         "Real Estate Owned" shall mean all real estate or loans secured by real estate that are classified or would be classified as: "covered transactions" or "loans to facilitate;" "real estate owned;" "in-substance foreclosure;" "in-substance repossession;" foreclosed real estate; real estate acquisition, or construction arrangements that are accounted for as investments in real estate; real estate that is held for sale (or that is intended to be sold within two years); real property formerly but no longer used for the operations of Bank, real property originally acquired for future expansion but that is no longer intended to be used for that purpose; real estate acquired in any manner for debts previously contracted (even if Bank has not yet received title to the property), real estate sold when
(i) less than 10% of the total sales price is in cash, (ii) there is financing by Bank of all or a portion of the sales price on terms more favorable than those customarily required by Bank when it is involved only as a lender, or (iii) the transaction does not transfer from Bank to the purchaser the usual risks and all or most of the rewards of ownership; receivables resulting from sales of other real estate owned accounted for under the installment, cost recovery, reduced profit, or percentage-of-completion method of accounting in accordance with Financial Accounting Standards Board (FASB) Statement No. 66, "Accounting for Sales of Real Estate," when the buyer's initial investment is less than 10 percent of the sales value of the real estate sold; other real estate owned sold under contract and accounted for under the deposit method of accounting in accordance with FASB Statement No. 66; and any other similar category of loan or real estate.

         "Regulatory Approvals" shall mean the approvals, consents, filings, authorizations and the like from Governmental
Authorities required to consummate the Mergers.

         "Returns" shall have the meaning as defined in
Section 3.15(a)(iii) hereof.

         "Scheduled Contracts" shall have the meaning as defined in Section 3.11(a)(xiii) hereof.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Shareholders" shall have the meaning as defined in
Section 3.20 hereof.

         "Stockholders" shall have the meaning as defined in
Section 1.4 hereof.

         "Subsidiary" shall mean, as to any particular parent corporation, any corporation as to which more than fifty percent of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights are to be exercised) at the time is owned or controlled, directly or indirectly, by such parent corporation and/or by one or more Subsidiaries, and any general partnership, limited partnership, association, joint venture arrangement or trust of any kind with respect to which such parent corporation or any Subsidiary thereof has an equity or management interest or as to which any such entity serves as trustee.

         "Superior Offer" shall have the meaning as defined in
Section 7.1(e) hereof.

         "Surviving Corporation" shall mean Buyer.

         "Tax Sharing Policy" shall mean that certain General
Policy Letter No. 13 adopted by Seller in April 1992 governing
"Intercompany Transactions" which has been previously furnished to Buyer.

         "Taxes" shall have the meaning as defined in
Section 3.15(a)(ii) hereof.

         "Termination Date" shall have the meaning as defined in
Section 9.1 hereof.

         "threatened" shall have the meaning as defined in
Section 3.14 hereof.

         "WARN" shall have the meaning as defined in Section 3.18 hereof.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             BUSINESS & PROFESSIONAL BANK



                             By   /s/ Michael F. Burkart
                                  Michael F. Burkart, President


                             WEST COAST BANCORP



                             By   /s/ John Joseph
                                  John Joseph, Chairman


                             SACRAMENTO FIRST NATIONAL BANK



                             By   /s/ John McGrath
                                  John McGrath, President


PAGE

                         SCHEDULE 1.2(b)

              Determination of Net Unrealized Gains


         (a) For purposes of Section 1.2(b) of the Agreement, the Net Unrealized Gains in Banks's portfolio of investment securities as of any date shall mean the "Gross Unrealized Gains" less the "Gross Unrealized Losses" in such portfolio as of such date, where the "Gross Unrealized Gains" shall mean the excess of the "Market Value" of such securities over the amortized cost of such securities as of such date, and the "Gross Unrealized Losses" shall mean the excess of the amortized cost over the "Market Value" of such securities as of such date.

         (b) The "Market Value" of Bank's investment securities shall be determined as follows:

              (i)   The Market Value of any U.S. Treasury
security or other obligation of any U.S. governmental agency or corporation held by Bank as of any date shall be equal to the bid price for such security or obligation on such date as set forth in The Wall Street Journal for such date.

             (ii) The Market Value of any obligation of a state or political subdivision held by Bank as of any date shall be determined by Bank obtaining, within seven (7) days after such date, a written bid for such security as of such date from the Bank of California, or if a bid cannot be obtained from Bank of California, within such seven-day period, from either Sanwa Bank or City National Bank of Beverly Hills.

            (iii) The Market Value of any certificate in a pool of SBA loans held by Bank as of any date shall be determined by Bank obtaining, within seven (7) days after such date, a written bid for such certificate from the Government Securities Corporation of Dallas, Texas ("GSC"); provided that Buyer shall have the right to obtain an alternative written bid for such certificate from Duncan Williams Company or Imperial Bank, and, in the event the bid from Duncan Williams Company or Imperial Bank differs from the bid make by GSC by five percent (5%) or more, the Market Value of such certificate shall be equal to the average of the two bids.

             (iv) The Market Value of any other investment security held by Bank as of any date shall be determined in the manner set forth in clause (i) above, if appropriate, or by Bank obtaining, within seven days after such date, a written bid for such security as of such date from a bank or broker to be mutually agreed upon by Buyer, Seller and Bank.

          (c)  Notwithstanding the foregoing, any Federal Reserve
Bank and Federal Home Loan Bank common stock held by Bank shall not be deemed to be investment securities for purposes of
Section 1.2(b) of the Agreement.

                         SCHEDULE 1.2(d)

           Determination of Unutilized Closing Reserve


          1.1 General. For purposes of computing the aggregate amount of the payment payable by Buyer pursuant to the Contingent Payment Right delivered to the Stockholders pursuant to
Section 1.2(d) of the Agreement, the Unutilized Closing Reserve shall mean $3,038,000 less the sum of (a) the amount of any Net Charge-Offs plus (b) the amount of any Residual Reserve, in each case, as of the applicable Computation Date, determined in accordance with the provisions hereof.

          1.2  Calculation and Procedure.

               (a) Buyer shall calculate the Unutilized Closing Reserve as of the Initial Computation Date (or other Computation Date) and, within ten
                    (10) business days after the Initial
                    Computation Date (or other Computation Date), shall deliver to the Representative a certificate setting forth in such detail as may reasonably be requested by the Representative such calculation, including, but not limited to, (i) a list of all Bank Loans reflected on the books and records of Buyer as of the Computation Date, (ii) the Recorded Book Value of all Bank Loans as of December 31, 1993 (which shall be the amounts reflected on Schedule 9.15 to the Agreement),
                    (iii) the Recorded Book Value of all Bank
                    Loans as of the Computation Date, (iv) a statement as to whether any Bank Loan was renewed since the six-month anniversary of the Closing Date and, if so, the classification assigned by Buyer to such Bank Loan at the time of such renewal (which classification shall be assigned in accordance and consistent with Buyer's policies for assigning classifications to the remainder of its loan portfolio and real estate owned), (v) the classification and reserve, if any, assigned to each such Bank Loan as of the Computation Date (which classification and reserve shall be assigned in accordance and consistent with Buyer's policies for assigning classifications and reserves to the remainder of its loan portfolio and real estate owned), (vi) the amount of the Net Charge-Offs (including

Write-Downs, Net Proceeds and Recoveries) with respect to each Bank Loan from December 31, 1993 to the Computation Date and the aggregate amount of such Net Charge-Offs during such period, and
(vii) the Residual Reserve for the Bank Loans on an individual and aggregate basis as of such Computation Date.

               (b) The Representative shall have a period of 30 business days after receipt of Buyer's analysis to review the analysis and Buyer's calculation of the Unutilized Closing Reserve. During such period, the Representative and its accountants and other agents shall have full access to the loan files and other papers of Buyer relating to the Bank Loans and other loans and real estate owned of Buyer or used in connection with Buyer's preparation of the analysis and its calculation of the Unutilized Closing Reserve. If the Representative shall not have objected, in writing, within such 30-business day period, to the amount of Buyer's proposed Unutilized Closing Reserve, which objection shall identify the basis of the objection and any adjustments to the Unutilized Closing Reserve initially proposed by Buyer, then Buyer's calculation of the Unutilized Closing Reserve shall be final and binding and such Unutilized Closing Reserve shall be the Unutilized Closing Reserve for purposes of Section 1.2(d) of the Agreement. If, however, the Representative shall deliver such written objection to Buyer within such 30-business day period, Buyer shall notify the Representative of its approval or disapproval of the Representative's proposed adjustments to Buyer's calculation of the Unutilized Closing Reserve, any disapproval to be contained in a written objection delivered to the Representative within
                    15 business days of Buyer's receipt of the Representative's written objection. If Buyer shall fail to notify the Representative in writing within such 15-business day period of its approval or disapproval of such proposed adjustments, the Representative's proposed adjustments shall be made and Buyer's proposed Unutilized Closing Reserve as so adjusted shall be final and binding upon all parties and shall be the Unutilized Closing Reserve for purposes of the Agreement.

               (c) If Buyer shall notify the Representative in writing of its disapproval of such proposed adjustments within the 15-business day period set forth in paragraph (b) above, the parties shall defer calculation of the Unutilized Closing Reserve until the fourth anniversary of the Closing Date, at which time the parties shall employ the same procedure used on the Initial Computation Date to calculate the Unutilized Closing Reserve as of such later Computation Date. If Buyer again notifies the Representative in writing of its disapproval of the Representative's proposed adjustments to Buyer's calculation of the Unutilized Closing Reserve within the applicable period, the parties shall defer calculation of the Unutilized Closing Reserve until the fifth anniversary of the Closing Date and shall employ the same procedure used on the Initial Computation Date to calculate the Unutilized Closing Reserve as of such later Computation Date.

               (d) If Buyer again notifies the Representative in writing of its disapproval of the Representative's proposed adjustments to Buyer's calculation of the Unutilized Closing Reserve within the applicable period, the dispute shall be settled by arbitration in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered in the arbitration shall be final and binding upon all parties and may be entered in any court having jurisdiction.
                    The fees and expenses of the arbitrators shall be borne equally by Buyer and the holders of the Contingent Payment Right and, in the case of such holders, shall be offset against the amount payable to such holders under the Contingent Payment Right.

               (e) Within ten business days after the date the Utilized Closing Reserve is finally determined pursuant to the provisions hereof, Buyer shall deposit with the Exchange and Paying Agent funds equal to the Contingent Payment for payment to the holders of the Contingent Payment Right as of a specified payment date (the "Record Holders"). In addition, to the extent Buyer receives any Additional Recoveries with respect to Bank Loans within the one-year period following the last Computation Date resorted to by the parties, Buyer shall, within ten business days after the expiration of such one-year period, deposit with the Exchange and Paying Agent for payment to the Record Holders an amount of funds equal to (i) the amount of the Contingent Payment that would have been payable as of the expiration of such one-year period, after taking into account such Additional Recoveries, less (ii) the Contingent Payment actually paid to the Record Holders pursuant to the terms hereof provided that no interest shall accrue on the amount of the Additional Recoveries.

          1.3 Definitions. For purposes of this Schedule, the following terms shall have the meanings ascribed to them:

               (a)  "Additional Recoveries" shall mean the sum of
                    (i) for any Bank Loans (including real estate owned) that are disposed of after the Last Computation Date and on or prior to the first anniversary of the Last Computation Date (the "Additional Recovery Period") the excess, if any, of the Net Proceeds received by Buyer upon the disposition of such Bank Loans over the Recorded Book Value of such Bank Loans as of such date plus (ii) for any Bank Loans for which there have been Gross Charge-Offs (as defined in 1.3(c)) prior to the Last Computation Date, the amount of such Gross Charge-Offs that is recovered by Buyer (other than any amount recovered pursuant to clause (i)), by repayment or otherwise, prior to the expiration of the Additional Recovery Period.

               (b) "Bank Loans" shall have the meaning ascribed to it in the Agreement; provided that any Bank Loan that is renewed by Buyer any time after the expiration of the six-month period following the Closing shall no longer be deemed a Bank Loan unless at the time of such renewal Buyer shall, in a manner in accordance and consistent with Buyer's policies for assigning classifications to the remainder of its loan portfolio and real estate owned, internally classify such Bank Loan as "Special Mention," "Substandard," "Doubtful" or "Loss".

               (c)  "Net Charge-Offs" as of any date shall mean
                    (i) the sum of (A) for any Bank Loan
                    (including any real estate owned) that is disposed of after December 31, 1993 and on or prior to the applicable Computation Date, the excess of the Recorded Book Value of such Bank Loan as of such date, if any, over the Net Proceeds received by Buyer upon the disposition of such Bank Loan, plus (B) for any Bank Loan written down or charged off after December 31, 1993 and on or prior to the applicable Computation Date, the amount of such writedown or charge off ("Write Downs") (the sum of (i)(A) and (i)(B) shall be referred to herein as "Gross Charge-Offs") less (ii) the sum of (A) for any Bank Loan (including real estate owned) that is disposed of after December 31, 1993 and on or prior to the applicable Computation Date, the excess, if any, of the Net Proceeds received by Buyer upon the disposition of such Bank Loan over the Recorded Book Value of such Bank Loan as of such date plus (B) for any Bank Loan for which there has been a Gross Charge-Off after December 31, 1993 and prior to the applicable Computation Date, the amount of such Gross Charge-Off that is recovered by Buyer (other than any amount recovered pursuant to clause (ii)(A)), by repayment or otherwise, prior to such Computation Date (the sum of (ii)(A) and
                    (ii)(B) shall be referred to herein as
                    "Recoveries").

               (d) "Computation Date" shall mean, as applicable, the third, fourth or fifth anniversary of the Closing Date.

               (e) "Initial Computation Date" shall mean the third anniversary of the Closing Date.

               (f) "Net Proceeds" with respect to any sale or disposition of a Bank Loan (including real estate owned) shall mean the gross proceeds from such sale or disposition, less all out-of-pocket transaction costs reasonably incurred by Buyer in connection with such sale or disposition, including, without limitation, all sales and/or brokerage commissions, legal fees, transfer and other taxes, title insurance, escrow and recording costs, and credits for security deposits and the like reasonably incurred or given by Buyer in connection therewith.

               (g) "Recorded Book Value" of any Bank Loan as of a particular date shall mean the amount of such Bank Loan (including, in the case of a loan commitment, the amount of such commitment) as shown on the books of the Bank at December 31, 1993 and reflected in
                    Schedule 9.15 to the Agreement, (i) plus, as appropriate, the amount of any additional advances made by Buyer in an attempt to work out such Bank Loan, and (ii) less the sum of
                    (A) the amount of any principal paid thereon and (B) the amount of any Write Downs thereof, in each case, during the period from December 31, 1993 to the specified date.

               (h) "Residual Reserve" as of any date shall mean the reserves assigned by Buyer to the Bank Loans, on an individual and/or aggregate basis, in accordance and consistent with Buyer's policies for assigning reserves to the remainder of Buyer's loan portfolio and real estate owned.

                                                        EXHIBIT A

AGREEMENT TO CONSOLIDATE

between

B&P INTERIM STATE BANK

and

SACRAMENTO FIRST NATIONAL BANK

Under the charter of

SACRAMENTO FIRST NATIONAL BANK

and

Under the title of

SACRAMENTO FIRST NATIONAL BANK


THIS AGREEMENT TO CONSOLIDATE made between B&P INTERIM STATE BANK (hereinafter referred to as "Interim Bank"), a banking corporation organized under the laws of the State of California, being located at 120 W. Court Street, in the City of Woodland, County of Yolo, State of California, with initial capital of $__________, divided into ________ shares of common stock ("Interim Bank Stock"), each of no par value, and SACRAMENTO FIRST NATIONAL BANK (hereinafter referred to as "SFNB"), a banking association organized under the laws of the United States being located at 1440 Ethan Way, in the City of Sacramento, County of Sacramento, in the State of California, with capital of $_________, divided into _______ shares of common stock ("SFNB Stock"), each of $5.00 par value, surplus of $_______ and undivided profits, including capital reserves, of $_______, as of __________, 1994, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. section 215), witnesseth as follows:

          Section 1. Interim Bank and SFNB (hereinafter referred to as the "Consolidating Banks") shall be consolidated under the charter of SFNB. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Morrison & Foerster, 345 California Street, San Francisco, California, on the date fixed therefor pursuant to Section 1.7 of the Plan and Agreement (as defined below).

          Section 2.  The name of the consolidated association
(hereinafter referred to as the "Consolidated Association") shall be Sacramento First National Bank.

          Section 3.  The business of the Consolidated
Association shall be that of a national banking association. This business shall be conducted by the Consolidated Association at the offices of SFNB which are located at 1440 Ethan Way, Sacramento, California _____________, and _________________ and
________________.

          Section 4. The amount of capital stock of the Consolidated Association shall be $________, divided into _________ shares of common stock, each of $________ par value, and at the time the consolidation shall become effective as specified in the approval to be issued by the Comptroller of the Currency (the "Effective Time of the Consolidation"), the Consolidated Association shall have a surplus of $_________ and undivided profits, including capital reserves, which when combined with the Consolidated Association's capital and surplus will be equal to the combined capital structures of the Consolidating Banks as stated in the preamble of this Agreement, adjusted, however, for normal earnings and expenses between _________________ and the Effective Time of the Consolidation.

          Section 5. All assets of each of the Consolidating Banks, as they exist at the Effective Time of the Consolidation, shall pass to and vest in the Consolidated Association without any conveyance or other transfer. The Consolidated Association shall be responsible for all of the liabilities of every kind and description of each of the Consolidating Banks existing as of the Effective Time of the Consolidation.

          Section 6. Upon and as of the Effective Time of the Consolidation, and by reason of the consolidation becoming effective, (i) each share of SFNB Stock issued and outstanding immediately prior to the Effective Time of the Consolidation, except for shares as to which dissenters' rights are perfected pursuant to 12 U.S.C. section 215 ("Perfected Dissenting Shares"), shall be automatically converted into the right to receive the Consolidation Consideration determined in accordance with Section 1.2 of the Plan and Agreement of Consolidation and Merger (the "Plan and Agreement"), dated June 22, 1994, by and between Business & Professional Bank, a California state-chartered bank ("B&P"), West Coast Bancorp, a California corporation ("WCB") and SFNB, and (ii) each share of the Interim Bank Stock issued and outstanding immediately prior to the Effective Time of the Consolidation, except for Perfected

Dissenting Shares, shall be automatically converted into one share of the common stock, $_______ par value, of the Consolidated Association.

          Section 7. Neither of the Consolidating Banks shall declare or pay any dividend to its shareholders between the date of this Agreement and the time at which the consolidation shall be effective, or dispose of any of its assets in any other manner except in the normal course of business and for adequate value.

          Section 8.  The following named persons shall
constitute the original board of directors of the Consolidated
Association until the next annual meeting of its shareholders or until such time as their successors have been elected and qualify:

          Section 9.  On and after the Effective Time of the
Consolidation, the Articles of Association of the Consolidated
Association shall read in their entirety as set forth in Exhibit A hereto.

          Section 10. The obligations of Interim Bank to proceed with the Closing are subject to the satisfaction at or prior to the Closing of all of the conditions to the obligations of B&P under the Plan and Agreement, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by Interim Bank.

          Section 11. The obligations of SFNB to proceed with the Closing are subject to the satisfaction at or prior to the Closing of all of the conditions to the obligations of WCB and SFNB under the Plan and Agreement, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by WCB and SFNB.

          Section 12. Notwithstanding any provision to the contrary herein, and notwithstanding the fact that the stockholders of SFNB, Interim Bank and B&P may have ratified and confirmed this Agreement, this Agreement shall automatically be terminated and of no further force and effect if, prior to the Effective Time of the Consolidation, the Plan and Agreement is terminated in accordance with the terms thereof.

          Section 13. This Agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the Consolidating Banks owning at least two-thirds of its capital stock outstanding, and by the affirmative vote of shareholders of B&P owning at least a majority of its capital stock outstanding, at meetings to be held on the call of their respective boards of directors; and the consolidation shall become effective at the Effective Time of the Consolidation.

          Section 14. Interim Bank and SFNB agree that solely for the purpose of completing the merger of the Consolidated Association with and into B&P or obtaining any necessary regulatory approval therefor or approving, signing, ratifying or confirming any related merger agreement or conferring any necessary or appropriate corporate authority related thereto or taking any other corporate act or satisfying any other corporate requirement necessary therefor, the board of directors of the Consolidated Association, as it will be constituted upon the effectiveness of the consolidation, may act as such in advance of such effectiveness, and B&P, the shareholder of the Consolidated Association upon such effectiveness, may act as such in advance of such effectiveness.

          WITNESS the signatures and seals of said Consolidating Banks, each hereunto set by its president or a vice president and attested by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority thereof, and witness the signature hereto of a majority of each of said boards of directors:

                                   B&P INTERIM STATE BANK


[SEAL]                             By:___________________________

                                   President

Attest:


______________________________
Chief Financial Officer

               Directors of B&P Interim State Bank


___________________________        ___________________________



___________________________        ___________________________


___________________________        ___________________________

                                   SACRAMENTO FIRST NATIONAL BANK

[SEAL]                             By: _________________________

                                        President

Attest:


___________________________

Chief Financial Officer

           Directors of Sacramento First National Bank


___________________________        ___________________________


___________________________        ___________________________


___________________________        ___________________________


___________________________        ___________________________


___________________________        ___________________________


___________________________        ___________________________

                                                        EXHIBIT B

                                        San Francisco, California
                                           ________________, 1994


                    CONTINGENT PAYMENT RIGHT

          Business & Professional Bank, a California state-chartered bank ("Bank"), hereby promises to pay to ________________________ ("Holder"), or Holder's assigns, a cash payment in accordance with the terms of Section 1.2(d) of that certain Plan and Agreement of Consolidation and Merger dated as of June 22, 1994 by and among Bank, Westcoast Bancorp and Sacramento First National Bank (the "Agreement") and
Schedule 1.2(d) thereto, the terms and conditions of which Schedule are set forth in full on the reverse side hereof. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

          The holder hereof shall be entitled to a proportionate share of the Contingent Payments, if any, payable pursuant to
Section 1.2(d) of the Agreement equal to the product of (x) the Contingent Payment, multiplied by (y) the number of shares of the common stock of Sacramento First National Bank, $5.00 par value per share registered in the name of Holder at the Effective Time, as shown on the books and records of Sacramento First National Bank (the "Proportionate Share").

          [The Contingent Payments to be made hereunder are subject to a right of set-off in favor of Bank pursuant to
Section 8.6 of the Agreement.] [For inclusion in Seller's certificate only]

THE RIGHT TO RECEIVE PAYMENT OF ANY FUNDS HEREUNDER IS SUBJECT TO THE SATISFACTION OF CERTAIN CONTINGENCIES. THERE CAN BE NO ASSURANCE THAT SUCH CONTINGENCIES WILL BE SATISFIED, AND AS A RESULT, THAT ANY AMOUNTS WILL BECOME DUE AND PAYABLE TO THE HOLDER HEREOF PURSUANT TO THE TERMS HEREOF.

          This Contingent Payment Right is subject to all of the
terms and conditions contained in the Agreement, including the those set forth on the reverse side hereof.  A copy of the
Agreement may be inspected at the offices of Bank at
_________________________________.

Attest:




By: _______________,
           Secretary
BUSINESS & PROFESSIONAL BANK




                                         Michael F. Burkart,
                                              President
                  [REVERSE SIDE OF CERTIFICATE]

          This Certificate evidences the right to receive the Proportionate Share of the Contingent Payment defined and determined in accordance with Section 1.2(d) of and
Schedule 1.2(d) to the Agreement.

          Section 1.2(d) of the Agreement defines the Contingent Payment as "an additional payment in cash of an amount equal to the quotient of (i) 50% of the Unutilized Closing Reserve determined in accordance with Schedule 1.2(d) ... up to a maximum of $1,000,000, divided by (ii) the Outstanding Shares, together with interest thereon, compounded annually, at the annual rate of four percent (4%) in excess of the average weekly interest rate from time to time prevailing for one-year Treasury bills, such interest tro accrue from the Initial Computation Date to but excluding the payment date."

          Schedule 1.2(d) of the Agreement provides in pertinent part as follows:

     "1.1 General. For purposes of computing the aggregate amount of the payment payable by Buyer pursuant to the Contingent Payment Right delivered to the Stockholders pursuant to
Section 1.2(d) of the Agreement, the Unutilized Closing Reserve shall mean $3,038,000 less the sum of (a) the amount of any Net Charge-Offs plus (b) the amount of any Residual Reserve, in each case, as of the applicable Computation Date, determined in accordance with the provisions hereof.

     1.2  Calculation and Procedure.

          (a) Buyer shall calculate the Unutilized Closing Reserve as of the Initial Computation Date (or other Computation Date) and, within ten (10) business days after the Initial Computation Date (or other Computation Date), shall deliver to the Representative a certificate setting forth in such detail as may reasonably be requested by the Representative such calculation, including, but not limited to,

(i) a list of all Bank Loans reflected on the books and records of Buyer as of the Computation Date, (ii) the Recorded Book Value of all Bank Loans as of December 31, 1993 (which shall be the amounts reflected on Schedule 9.15 to the Agreement), (iii) the Recorded Book Value of all Bank Loans as of the Computation Date,
(iv) a statement as to whether any Bank Loan was renewed since the six-month anniversary of the Closing Date and, if so, the classification assigned by Buyer to such Bank Loan at the time of such renewal (which classification shall be assigned in accordance and consistent with Buyer's policies for assigning classifications to the remainder of its loan portfolio and real estate owned), (v) the classification and reserve, if any, assigned to each such Bank Loan as of the Computation Date (which classification and reserve shall be assigned in accordance and consistent with Buyer's policies for assigning classifications and reserves to the remainder of its loan portfolio and real estate owned), (vi) the amount of the Net Charge-Offs (including Write-Downs, Net Proceeds and Recoveries) with respect to each Bank Loan from December 31, 1993 to the Computation Date and the aggregate amount of such Net Charge-Offs during such period, and
(vii) the Residual Reserve for the Bank Loans on an individual and aggregate basis as of such Computation Date.

          (b) The Representative shall have a period of 30 business days after receipt of Buyer's analysis to review the analysis and Buyer's calculation of the Unutilized Closing Reserve. During such period, the Representative and its accountants and other agents shall have full access to the loan files and other papers of Buyer relating to the Bank Loans and other loans and real estate owned of Buyer or used in connection with Buyer's preparation of the analysis and its calculation of the Unutilized Closing Reserve. If the Representative shall not have objected, in writing, within such 30-business day period, to the amount of Buyer's proposed Unutilized Closing Reserve, which objection shall identify the basis of the objection and any adjustments to the Unutilized Closing Reserve initially proposed by Buyer, then Buyer's calculation of the Unutilized Closing Reserve shall be final and binding and such Unutilized Closing Reserve shall be the Unutilized Closing Reserve for purposes of
Section 1.2(d) of the Agreement. If, however, the Representative shall deliver such written objection to Buyer within such 30-business day period, Buyer shall notify the Representative of its approval or disapproval of the Representative's proposed adjustments to Buyer's calculation of the Unutilized Closing Reserve, any disapproval to be contained in a written objection delivered to the Representative within 15 business days of Buyer's receipt of the Representative's written objection. If Buyer shall fail to notify the Representative in writing within such 15-business day period of its approval or disapproval of such proposed adjustments, the Representative's proposed adjustments shall be made and Buyer's proposed Unutilized Closing Reserve as so adjusted shall be final and binding upon all parties and shall be the Unutilized Closing Reserve for purposes of the Agreement.

          (c) If Buyer shall notify the Representative in writing of its disapproval of such proposed adjustments within the 15-business day period set forth in paragraph (b) above, the parties shall defer calculation of the Unutilized Closing Reserve until the fourth anniversary of the Closing Date, at which time the parties shall employ the same procedure used on the Initial Computation Date to calculate the Unutilized Closing Reserve as of such later Computation Date. If Buyer again notifies the Representative in writing of its disapproval of the Representative's proposed adjustments to Buyer's calculation of the Unutilized Closing Reserve within the applicable period, the parties shall defer calculation of the Unutilized Closing Reserve until the fifth anniversary of the Closing Date and shall employ the same procedure used on the Initial Computation Date to calculate the Unutilized Closing Reserve as of such later Computation Date.

          (d) If Buyer again notifies the Representative in writing of its disapproval of the

Representative's proposed adjustments to Buyer's calculation of the Unutilized Closing Reserve within the applicable period, the dispute shall be settled by arbitration in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered in the arbitration shall be final and binding upon all parties and may be entered in any court having jurisdiction. The fees and expenses of the arbitrators shall be borne equally by Buyer and the holders of the Contingent Payment Right and, in the case of such holders, shall be offset against the amount payable to such holders under the Contingent Payment Right.

          (e) Within ten business days after the date the Utilized Closing Reserve is finally determined pursuant to the provisions hereof, Buyer shall deposit with the Exchange and Paying Agent funds equal to the Contingent Payment for payment to the holders of the Contingent Payment Right as of a specified payment date (the "Record Holders"). In addition, to the extent Buyer receives any Additional Recoveries with respect to Bank Loans within the one-year period following the last Computation Date resorted to by the parties, Buyer shall, within ten business days after the expiration of such one-year period, deposit with the Exchange and Paying Agent for payment to the Record Holders an amount of funds equal to (i) the amount of the Contingent Payment that would have been payable as of the expiration of such one-year period, after taking into account such Additional Recoveries, less (ii) the Contingent Payment actually paid to the Record Holders pursuant to the terms hereof provided that no interest shall accrue on the amount of the Additional Recoveries.

     1.3 Definitions. For purposes of this Schedule, the following terms shall have the meanings ascribed to them:

          (a)  "Additional Recoveries" shall mean the sum of
               (i) for any Bank Loans (including real estate owned) that are disposed of after the Last Computation Date and on or prior to the first anniversary of the Last Computation Date (the

"Additional Recovery Period") the excess, if any, of the Net Proceeds received by Buyer upon the disposition of such Bank Loans over the Recorded Book Value of such Bank Loans as of such date plus (i) for any Bank Loans for which there have been Gross Charge-Offs (as defined in 1.3(c)) prior to the Last Computation Date, the amount of such Gross Charge-Offs that is recovered by Buyer (other than any amount recovered pursuant to clause (i)), by repayment or otherwise, prior to the expiration of the Additional Recovery Period.

          (b) "Bank Loans" shall have the meaning ascribed to it in the Agreement; provided that any Bank Loan that is renewed by Buyer any time after the expiration of the six-month period following the Closing shall no longer be deemed a Bank Loan unless at the time of such renewal Buyer shall, in a manner in accordance and consistent with Buyer's policies for assigning classifications to the remainder of its loan portfolio and real estate owned, internally classify such Bank Loan as "Special Mention," "Substandard," "Doubtful" or "Loss".

          (c)  "Net Charge-Offs" as of any date shall mean
               (i) the sum of (A) for any Bank Loan (including any real estate owned) that is disposed of after December 31, 1993 and on or prior to the applicable Computation Date, the excess of the Recorded Book Value of such Bank Loan as of such date, if any, over the Net Proceeds received by Buyer upon the disposition of such Bank Loan, plus
               (B) for any Bank Loan written down or charged off after December 31, 1993 and on or prior to the applicable Computation Date, the amount of such writedown or charge off ("Write Downs") (the sum of (i)(A) and (i)(B) shall be referred to herein as "Gross Charge-Offs") less (ii) the sum of
               (A) for any Bank Loan (including real estate owned) that is disposed of after December 31, 1993 and on or prior to the applicable Computation Date, the excess, if any, of the Net Proceeds received by Buyer upon the disposition of such Bank Loan over the Recorded Book Value of such Bank Loan as of such date plus (B) for any Bank Loan for which there has been a Gross Charge-Off after

December 31, 1993 and prior to the applicable Computation Date, the amount of such Gross Charge-Off that is recovered by Buyer (other than any amount recovered pursuant to clause (ii)(A)), by repayment or otherwise, prior to such Computation Date (the sum of (ii)(A) and (ii)(B) shall be referred to herein as "Recoveries").

          (d) "Computation Date" shall mean, as applicable, the third, fourth or fifth anniversary of the Closing
               Date.

          (e) "Initial Computation Date" shall mean the third anniversary of the Closing Date.

          (f) "Net Proceeds" with respect to any sale or disposition of a Bank Loan (including real estate owned) shall mean the gross proceeds from such sale or disposition, less all out-of-pocket transaction costs reasonably incurred by Buyer in connection with such sale or disposition, including, without limitation, all sales and/or brokerage commissions, legal fees, transfer and other taxes, title insurance, escrow and recording costs, and credits for security deposits and the like reasonably incurred or given by Buyer in connection therewith.

          (g) "Recorded Book Value" of any Bank Loan as of a particular date shall mean the amount of such Bank Loan (including, in the case of a loan commitment, the amount of such commitment) as shown on the books of the Bank at December 31, 1993 and reflected in Schedule 9.15 to the Agreement,
               (i) plus, as appropriate, the amount of any additional advances made by Buyer in an attempt to work out such Bank Loan, and (ii) less the sum of
               (A) the amount of any principal paid thereon and
               (B) the amount of any Write Downs thereof, in each case, during the period from December 31, 1993 to the specified date.

          (h) "Residual Reserve" as of any date shall mean the reserves assigned by Buyer to the Bank Loans, on an individual and/or aggregate basis, in accordance and consistent with Buyer's policies for assigning reserves to the remainder of Buyer's loan portfolio and real estate owned."

                                                        EXHIBIT C

AGREEMENT OF MERGER

OF

BUSINESS & PROFESSIONAL BANK

(a California state-chartered bank)

AND

SACRAMENTO FIRST NATIONAL BANK

(a national banking association)


          THIS AGREEMENT OF MERGER is made and entered into as of this _____ day of ________, 1994, by and between BUSINESS & PROFESSIONAL BANK, a California state-chartered bank ("B&P") and SACRAMENTO FIRST NATIONAL BANK, a national banking association ("SFNB").

                      W I T N E S S E T H:

          WHEREAS, B&P and SFNB, their respective Boards of Directors, and the sole shareholder of SFNB have approved as desirable and in the best interests of each corporation that SFNB be merged with and into B&P by a statutory merger upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE IT IS AGREED AS FOLLOWS:

          FIRST: SFNB shall be merged with and into B&P by a statutory merger (the "Merger") in accordance with the General Corporation Law of California and 12 U.S.C. section 214a on the terms and conditions hereinafter expressed. As of the Effective Time of the Merger (as hereinafter defined), the separate existence of SFNB shall cease and B&P shall be the surviving corporation (the "Surviving Corporation").

          SECOND: The Merger shall be effective as of _____ __.M. ________, 1994 (the "Effective Time of the Merger"), or on such day and at such time as soon as possible thereafter on which this Agreement of Merger and appropriate certificates of its approval and adoption shall have been filed with the Secretary of State of the State of California in accordance with Section 1103 of the General Corporation Law of the State of California and the California Superintendent of Banks in accordance with
Section 2094 of the California Financial Code.

          THIRD: The manner of converting the shares of the capital stock of B&P and SFNB upon the Merger shall, by virtue of the Merger and without any action on the part of the holders thereof, be as follows:

               (a) Each share of common stock of B&P issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, continue to be outstanding as one share of the common stock of B&P, as the Surviving Corporation.

               (b) As of the Effective Time of the Merger, each share of common stock of SFNB then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding and shall be cancelled and retired and cease to exist.

          FOURTH: As of the Effective Time of the Merger, the Articles of Incorporation and the Bylaws of B&P shall be the Articles of Incorporation and the Bylaws of the Surviving
Corporation.

          FIFTH: The directors and officers of B&P as of the Effective Time of the Merger shall be the directors and officers of the Surviving Corporation, each of whom shall serve until his death, resignation, removal, or until his successor shall be elected in accordance with law and the Articles of Incorporation and Bylaws of the Surviving Corporation.

          SIXTH: The board of directors of B&P has approved this Agreement of Merger in accordance with the General Corporation Law of the State of California. The board of directors and the sole shareholder of SFNB have approved this Agreement of Merger in accordance with 12 U.S.C. section 214a.

          SEVENTH: Prior to the filing of this Agreement of Merger with the Secretary of State of the State of California, this Agreement of Merger may be terminated by the agreement of the Boards of Directors of B&P and SFNB notwithstanding approval of this Agreement of Merger by the sole shareholder of SFNB.

          IN WITNESS WHEREOF, B&P and SFNB, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have caused these presents to be executed by the President and by the [Assistant]
Secretary of each party hereto.

BUSINESS & PROFESSIONAL BANK,
a California state-chartered
bank



By __________________________
                                              President



By __________________________
                                        [Assistant] Secretary


SACRAMENTO FIRST NATIONAL BANK



By __________________________
                                              President



By __________________________
                                        [Assistant] Secretary

CERTIFICATE OF APPROVAL OF
AGREEMENT OF MERGER


The undersigned hereby certify as follows:

          (1) They are the President and [Assistant] Secretary, respectively, of Business & Professional Bank, a California state-chartered bank ("B&P").

          (2) The Agreement of Merger in the form attached was duly approved by the board of directors of B&P.

          (3)  Pursuant to section 1201(b) of the California
Corporation Code, the Agreement of Merger was entitled to be approved by the board of directors of B&P alone, without any requirement of shareholder approval.

          (4) B&P has outstanding one class of Common Stock, without par value, and the number of shares thereof outstanding is [1,138,958], none of which were entitled to vote on the Agreement of Merger.

By __________________________
                                              President



By __________________________
                                        [Assistant] Secretary
          The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

          Executed in the City and County of San Francisco on ______ ____, 1994.

By __________________________
                                              President



By __________________________
                                        [Assistant] Secretary

CERTIFICATE OF APPROVAL OF
AGREEMENT OF MERGER


          The undersigned hereby certify as follows:

          (1) They are the President and [Assistant] Secretary of Sacramento First National Bank, a national banking association
("SFNB").

          (2) The Agreement of Merger in the form attached was duly approved by the board of directors and the sole shareholder of SFNB.

          (3) The shareholder approval was by a meeting of the sole shareholder held on due notice, by the holder of outstanding shares of SFNB having an aggregate number of votes which exceeded the number of votes required for approval of the Agreement of Merger.

          (4) SFNB has outstanding one class of Common Stock, par value $_____ per share, and the number of shares thereof outstanding is one, and the holder of such share was entitled to vote on the Agreement of Merger. Pursuant to 12 U.S.C.
section 214a, the percentage vote of such class required to approve such Agreement of Merger is 66 2/3%.

By __________________________
                                              President



By __________________________
                                        [Assistant] Secretary
          The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

          Executed in the City and County of San Francisco on _____ __, 1994.

By __________________________
                                              President



By __________________________
                                        [Assistant] Secretary

                                                        EXHIBIT D

               FORM OF MORRISON & FOERSTER OPINION


          (a) Buyer is a California state-chartered bank, duly organized, validly existing and in good standing under the laws of the State of California. Buyer has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under Applicable Law, except for such jurisdictions in which the failure to be so qualified or in good standing would not have a material adverse effect on Buyer.

          (b) Buyer has the corporate power and authority to execute and deliver the Documents and to perform its obligations thereunder.

          (c) The deposit accounts of Buyer are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted under Applicable Law.

          (d) MergerSub is a California state-chartered bank, duly organized, validly existing and in good standing under the laws of the State of California. MergerSub has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under Applicable Law, except for such jurisdictions in which the failure to be so qualified or in good standing would not have a material adverse effect on MergerSub.

          (e) The Documents (including the Contingent Payment Right) have been duly authorized, executed and delivered by Buyer and MergerSub, as applicable, and constitute the valid and binding obligations of Buyer and MergerSub, as applicable, enforceable against them in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship or similar laws affecting the rights of creditors of insured depository institutions generally and by the availability of equitable remedies.

          (f) The execution, delivery and performance of the Documents by Buyer and MergerSub will not (i) violate any provision of Buyer's or MergerSub's Articles of Incorporation or Bylaws, or (ii) violate or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of Buyer or MergerSub pursuant to, or otherwise require the consent of any Person under, any material agreement known to us to which Buyer or MergerSub is a party.

          (g) All registrations with, consents and approvals of, notices to, and other actions by, any Governmental Authority required on the part of Buyer or Merger Sub, including without limitation the Regulatory Approvals, for the execution, delivery of performance by Buyer and Merger Sub of the Documents have, as appropriate, been made, obtained or given.

          (h) The authorized capital stock of Buyer consists of 1,000,000 shares of preferred stock, without par value, and 10,000,000 shares of common stock, without par value. The Buyer Common Stock to be issued to the Stockholders pursuant to the provisions of the Agreement has been duly authorized, and, upon issuance in accordance with the provisions thereof, will be validly issued, fully paid and nonassessable (other than as provided in Section 662 of the California Financial Code), and will not be issued in violation of any preemptive rights.

          (i) Assuming due authorization and execution of the Plan of Consolidation by Bank, upon the filing of the Plan of Consolidation with the OCC in accordance with the Agreement:
(i) the Consolidation will be effective in accordance with the Agreement, the Plan of Consolidation and 12 U.S.C. section 215;
(ii) each share of stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted as provided in Section 1.1(ii) of the Agreement; and (iii) each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time will be converted as provided in
Section 1.1(iii) of the Agreement, subject to Sections 1.3 and
1.4 thereof.

          (j) The Offering Circular/Joint Proxy Statement and any amendments or supplements thereto (except for the financial statements and schedules and other financial and statistical data contained therein, as to which we express no opinion) comply as to form in all material respects with the provisions of the Exchange Act applicable to a proxy statement of Buyer pursuant to the FDIA.

                                                        EXHIBIT E

                      SHAREHOLDER AGREEMENT


          THIS SHAREHOLDER AGREEMENT (this "Agreement") is entered into as of June 22, 1994, between West Coast Bancorp (the "Shareholder"), Business & Professional Bank, a California state-chartered bank ("State Bank"), and such other persons or entities that may in the future become parties hereto pursuant to the terms hereof. Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Plan and Agreement of Consolidation and Merger (the "Plan") dated June 22, 1994 by and among State Bank, Shareholder and Sacramento First National Bank, a national banking association and an approximately 94%-owned subsidiary of Shareholder ("National Bank").

          WHEREAS, Shareholder, State Bank and National Bank are parties to the Plan, which provides for the acquisition by State Bank of National Bank by means of the consolidation of a newly-formed subsidiary of State Bank with National Bank and the merger of the resulting consolidated association with and into State Bank (the "Acquisition");

          WHEREAS, a portion of the consideration payable to the shareholders of National Bank, including Shareholder, in the Acquisition consists of shares of the common stock, no par value per share, of State Bank (the "State Bank Common Stock");

          WHEREAS, the acquisition by Shareholder of the Shares requires the approval of the Federal Reserve Board (the "FRB") pursuant to Section 3 of the Bank Holding Company Act and the California Superintendent of Banking (the "Superintendent") pursuant to Sections 700 et seq. of the California Financial Code;

          WHEREAS, the acquisition by Shareholder of 25% or more of the issued and outstanding shares of State Bank Common Stock or the possession by Shareholder of a controlling influence over the management or policies of State Bank would require further such approvals from the FRB and the Superintendent, would potentially subject State Bank to regulation as a subsidiary of Shareholder and would have certain other undesirable effects;

          WHEREAS, Shareholder has represented to State Bank that it is not Shareholder's intention or desire to acquire

25% or more of the issued and outstanding State Bank Common Stock or otherwise exercise a controlling influence over the management or policies of State Bank, and it is not State Bank's intention or desire that Shareholder so acquire such number of shares of State Bank Common Stock or such influence;

          WHEREAS, in light of the foregoing the parties wish to set forth certain agreements pertaining to Shareholder's ownership and certain other entities' ownership of State Bank
Common Stock;

          NOW THEREFORE, in consideration of the foregoing recitals and as an essential condition and inducement to State Bank's and Shareholder's execution of the Plan, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Representations. Shareholder and State Bank represent and warrant to each other as follows: (i) it has full corporate power and authority to make, enter into and carry out the terms of this Agreement; and (ii) this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship or similar laws affecting the rights of creditors of bank holding companies and insured depository institutions generally and the availability of equitable remedies.

     2. Acquisitions of Voting Securities. Shareholder shall not, and shall not permit any corporation or other entity controlled by Shareholder (collectively, the "Shareholder Group") to, directly or indirectly, acquire "beneficial ownership" (as such term is defined in Rule 13d-3 under the Exchange Act) of any securities of any class of capital stock of State Bank which are then entitled to vote generally in the election of directors (regardless of any contractual restriction regarding voting) ("Voting Securities") (except by way of the Consolidation, or stock dividends or other distributions or offerings made available to holders of Voting Securities generally) if the effect of such acquisition would be to increase the aggregate voting power in the election of directors of all Voting Securities then beneficially owned by all members of the Shareholder Group to 25% or more of the combined voting power of all Voting Securities then outstanding; provided that the Shareholder Group may acquire Voting Securities without regard to the foregoing limitation if any of the following events shall occur: (a) a tender or exchange offer is made by any person or 13D Group (as hereinafter defined) (other than an affiliate of, or any person acting in concert with, any member of the Shareholder Group) to acquire Voting Securities which, if added to the Voting Securities (if any) already owned by such person or 13D Group, would represent 25% or more of the total combined voting power of all Voting Securities then outstanding, or (b) it is publicly disclosed or Shareholder otherwise learns that Voting Securities representing 25% or more of the total combined voting power of all Voting Securities then outstanding have been acquired subsequent to the date hereof, or are proposed (in a public announcement or filing) to be acquired subsequent to such date by any person or 13D Group (other than an affiliate of, or any person acting in concert with, any member of the Shareholder Group); as used herein, the term "13D Group" shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under Section 335.405(b) of the regulations promulgated under the FDIA to file a statement on Form F-11 with the FDIC.

     3. Agreement to Vote. Shareholder shall take all such action as may be required so that all Voting Securities owned by any member of the Shareholder Group are voted at every meeting of the shareholders of State Bank and at every adjournment thereof, and by written consent without a meeting, as follows: (a) with respect to that number of such Voting Securities that represents up to 5.0% of the total combined voting power of all Voting Securities then outstanding, in such manner as it or they, as applicable, see fit and (b) with respect to the remainder of such Voting Securities, in the same proportion as the votes cast by all other holders of Voting Securities who are not members of the Shareholder Group.

     4. No Voting Trusts. Shareholder shall not, and shall not permit any member of the Shareholder Group to, deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities, other than agreements entered into with State Bank.

     5. No Proxy Solicitations, Etc. Shareholder shall not, and shall not permit any member of the Shareholder Group to,
(a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange
Act) in opposition to or competition with the recommendation of the majority of the directors of State Bank with respect to any matter; (b) join a partnership, limited partnership, syndicate or other 13D Group (other than the Shareholder Group) for the purpose of acquiring, holding, voting or disposing of Voting Securities; (c) initiate or propose any shareholder proposals for submission to a vote of shareholders with respect to State Bank or propose any person for election to the Board of Directors of State Bank; (d) initiate any communication with any customer or supplier of State Bank regarding matters relating to State Bank with a view towards interfering with or otherwise adversely affecting the relationship between State Bank and any such customer or supplier; (e) otherwise seek to control the management or policies of State Bank, including, without limitation, taking any action to seek to obtain representation on the Board of Directors of State Bank; (f) disclose to any third party or make any filing with the FDIC or any other regulatory authority disclosing any intention, plan or arrangement inconsistent with the foregoing;
(g) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or (i) request State Bank (or any of its officers, directors, representatives, employees, attorneys, advisors, agents, affiliates or associates) to waive, amend or modify in any material respect any restrictions contained in these Sections 2 through 6 hereof (or to waive, amend or modify this clause (i)), if such request must be or is disclosed by the Shareholder Group to any third party or in any filing with the FDIC or any other regulatory authority or if State Bank might reasonably be required to publicly disclose such request.

     6.   Transfers.

          (a) Shareholder shall not, and shall not permit any member of the Shareholder Group to, directly or indirectly, offer, sell, pledge, encumber, dispose of, or otherwise transfer
(a "Transfer") any Voting Securities, except

              (i)   in accordance with the provisions of
     Section 7 hereof;

             (ii) in "brokers' transactions" (as defined in Section 4(4) of and Rule 144 under the Securities Act) provided that no more than 50,000 shares may be transferred in such transactions during the twelve-month period following the Closing Date;

            (iii) additional blocks of Voting Securities may be Transferred with the prior written consent of

State Bank, which consent shall not be unreasonably withheld; and


             (iv) in connection with any merger, consolidation, reclassification, reorganization or similar transaction involving State Bank;

provided, however, that with respect to a proposed Transfer pursuant to clause (iii) above, no such Transfer may be made to any person or entity if, as a result of such Transfer, such person or entity, together with such person's or entity's affiliates and associates, would beneficially own Voting Securities representing more than 5% of the total voting power of all then outstanding Voting Securities unless the transferee agrees in writing on behalf of itself and all corporations and other entities under its control to be bound by the terms of Sections 2 through 6 of this Agreement as if such transferee, and the corporations and other entities controlled by such transferee, were the Shareholder and the members of the Shareholder Group, referred to therein. Notwithstanding the foregoing, Voting Securities may be Transferred to another member of the Shareholder Group provided such member agrees in writing to be bound by the terms of this Agreement. Should any member of the Shareholder Group that beneficially owns Voting Securities cease to be a member of the Shareholder Group, such Voting Securities shall be immediately transferred to a corporation or entity that is a member of the Shareholder Group.

          (b) Any Transfer of Voting Securities in violation of this Agreement shall be void and State Bank shall be entitled to instruct its transfer agent not to record any such Transfer on the books of State Bank.

     7.   Rights with Respect to Public Offerings.

          (a)  Definitions.  As used in this Section 7:

              (i) The term "Subject Securities" means (A) the Shares, and (B) any shares of State Bank Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Shares, excluding in all cases, however, any Subject Securities sold by a person in a transaction in which the rights under this Section 7 are not assigned or sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction; and

             (ii) The term "Holder" means Shareholder and any subsequent holder of Subject Securities to whom the rights set forth in this Section 7 have been transferred pursuant to paragraph (h) hereof;

          (b)  Requested Underwriting.

              (i)   In case State Bank shall receive from
     Holders, at any time after one year after the date hereof, a written request that State Bank effect an underwritten public offering of Subject Securities the aggregate gross proceeds of which are reasonably expected to exceed
     $1,000,000 (the "Offering Amount"), State Bank will:

                    (A)give written notice of the proposed
                 underwritten public offering to all other
                 Holders within seven (7) days after receipt thereof; and

                    (B)use its diligent reasonable efforts to
                 engage an underwriter reasonably satisfactory to State Bank and Holders and take such other steps to effect an underwritten public offering of all or such portion of such Holders' Subject Securities representing the Offering Amount as are specified in such request, together with all or such portion of the Subject Securities of any Holder or Holders joining in such request as are specified in a written request received by State Bank within thirty (30) days after such written notice is given; provided, that State Bank shall not be obligated to take any action to engage such underwriter and effect any such underwritten public offering pursuant to this paragraph (b):

                    (1)  In any particular jurisdiction in which
          State Bank would be required to execute a general consent to service of process, to register as a dealer, or to cause any officer or employee of State Bank to register as a salesman in effecting such offering;

                    (2)  Within six (6) months immediately
          following the consummation of an underwritten public offering of securities of State Bank;

                    (3)  After State Bank has effected one such
          offering pursuant to this paragraph (b);

                    (4)  If State Bank shall furnish to such
          Holders a certificate signed by the President of State Bank stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to State Bank or its shareholders for an underwritten public offering to be effected in the near future, then State Bank's obligation to use its best efforts to effect such offering shall be deferred for a period not to exceed 120 days from the date of receipt of written request from the Holders; or

                    (5)  If State Bank is unable to obtain the
          commitment of an underwriter reasonably satisfactory to State Bank and Holders to firmly underwrite the offering.

          Subject to the foregoing, State Bank will use its reasonable efforts to prepare an offering circular covering the Subject Securities so requested to be offered for sale and obtain the consent of the California Superintendent of Banking and all other necessary governmental authorities to such sale within 90 days after receipt of the request or requests of the Holders.

             (ii) The offering circular prepared pursuant to a request of the Holders may include securities of State Bank being sold for the account of State Bank.

            (iii) The right of any Holder to participate in the offering pursuant to this paragraph (b) shall be conditioned on such Holder's participation in such underwriting and the inclusion of such Holder's Subject Securities in the underwriting to the extent provided herein.

             (iv) State Bank shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting in the manner set forth above. Notwithstanding any other provision of this paragraph (b), if the underwriter advises State Bank in writing that marketing factors require a limitation of the total number of shares to be underwritten, then State Bank shall so advise all Holders of Subject Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated fifty percent (50%) to State Bank, or such lesser percent as is represented by the number of shares State Bank desires be underwritten, and the remainder among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Subject Securities held by such Holders. No Subject Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such underwriting. If any Holder disapproves of the terms of the underwriting, he may elect to withdraw therefrom by written notice to State Bank, the underwriter and the Holders. The Subject Securities so withdrawn shall also be withdrawn from the offering; provided, however, that, if by the withdrawal of such Subject Securities a greater number of Subject Securities held by other Holders may be included in such underwriting (up to the maximum of any limitation imposed by the underwriters), then State Bank shall offer to all Holders who have included Subject Securities in the underwriting the right to include additional shares in the same proportion used in determining the underwriter limitation in this subparagraph (b)(iv).

          (c)  State Bank Offering.

              (i)   If at any time, or from time to time,
     beginning one year after the date hereof, State Bank shall determine to conduct a public offering of any State Bank Common Stock involving sales to thirty-five or more investors for its own account (other than in a merger or other reorganization or in connection with any employee benefit plan), State Bank will:

                    (A)  promptly give to each Holder written
          notice thereof (which shall include a list of the jurisdictions in which State Bank intends to attempt to sell such securities); and

                    (B)  subject to paragraph (iii) below, use
          its best efforts to include in such offering all the Subject Securities specified in any written request or requests by any Holder or Holders received by State Bank within twenty (20) business days after such written notice is given on the same terms and conditions as the State Bank Common Stock, if any, otherwise being sold in such offering.

             (ii) The right of any Holder to participate in any underwritten public offering pursuant to this paragraph (c) shall be conditioned upon such Holder's participation in the underwriting and the inclusion of such Holder's Subject Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting (together with State Bank and the other holders distributing their securities through such underwriting) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by State Bank.

            (iii) Notwithstanding any other provision of this paragraph (c), if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the amount of securities to be included in the underwriting by the Holders. State Bank shall so advise all Holders of Subject Securities which would otherwise be underwritten pursuant hereto, and the number of Subject Securities that may be included in the underwriting shall be reduced and allocated among all of the Holders, in proportion, as nearly as practicable, to the amounts of Subject Securities held by such Holders; provided, however, that the number of Subject Securities to be included in such underwriting shall not be reduced below twenty-five percent (25%) of the total number of securities included in such offering. If in any public offering under this paragraph (c) that is not underwritten it will not, in the opinion of State Bank, be feasible to include all Subject Securities requested to be included in such offering, the number of Subject Securities that may be included in the offering shall be reduced and allocated in the manner described in the preceding sentence subject to the 25% floor set forth therein. State Bank shall advise all Holders of Subject Securities which would otherwise be sold pursuant hereto of any such limitations, and the number of shares of Subject Securities that may be included in the offering. If any Holder disapproves of the terms of any such offering, he may elect to withdraw therefrom by written notice to State Bank and, if applicable, the underwriter. If, however, as a result of the withdrawal of such Subject Securities a greater number of Subject Securities held by other Holders may be included in such offering (up to the maximum of any limitation imposed by State Bank or the underwriters, as applicable), then State Bank shall offer to all Holders who have included Subject Securities in the offering the right to include additional shares in the same proportion used in determining the limitation in this subparagraph (iii).

          (d) Expenses of Offering. All expenses incurred in connection with any offering pursuant to this Section 7, including without limitation, all regulatory filing fees, printing expenses, escrow fees, fees and disbursements of counsel for State Bank, underwriters' fees, discounts and commissions, accounting fees and expenses, and expenses of any special audits incidental to or required by such offering, shall be borne by State Bank and the selling Holders in proportion to the number of securities being sold by them in the offering; provided that State Bank shall not be required to pay for any expenses of any underwritten offering begun pursuant to paragraph (b) hereof if the request therefor is subsequently withdrawn, unless the Holders agree to forfeit their rights pursuant to that paragraph (b); provided further that the Holders may withdraw a request under paragraph (b) hereof if at the time of such withdrawal the Holders have learned of a material adverse change in the condition, business or prospects of State Bank which differs from the information known to the Holders at the time of their request, in which event the Holders shall not be required to pay any of the expenses of the offering and shall retain all rights to require State Bank to conduct an underwritten public offering of Subject Securities pursuant to paragraph (b) hereof.

          (e) Procedures. If and whenever State Bank is required by the provisions of this Section 7 to use its reasonable efforts to effect a public offering of any of the Subject Securities, State Bank will, as expeditiously as possible:

              (i) Prepare and file with the Superintendent an offering circular with respect to such securities and use its reasonable efforts to obtain the consent of the Superintendent and any other governmental or regulatory authority to conduct the offering described therein.

             (ii) Prepare and file with the Superintendent such amendments and supplements to such offering circular as may be necessary.

            (iii) Furnish to each Holder and underwriter, if any, participating in the offering such number of offering circulars and such other documents as such Holder and underwriter may reasonably request in order to facilitate the public sale or other disposition of the Subject Securities being sold by such Holder and underwriter.

             (iv) If applicable, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, and each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

              (v) Notify each Holder and underwriter, if any, of Subject Securities covered by such offering circular at any time when the offering circular is being circulated of the happening of any event as a result of which the offering circular, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

             (vi)   Furnish, at the request of any Holder
     requesting an underwritten public offering of Subject Securities pursuant to this Section 7, on the date that such Subject Securities are delivered to the underwriters for sale pursuant to this Section 7, (i) an opinion, dated such date, of the counsel representing State Bank for the purposes of such offering, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting a public offering of Subject Securities and
     (ii) a letter dated such date, from the independent certified public accountants of State Bank, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting a public offering of Subject Securities.

          (f)  Indemnification.

              (i) State Bank agrees to indemnify and hold harmless each Holder of Subject Securities whose Subject Securities are included in a public offering pursuant hereto, each of such Holder's partners, officers and directors, each underwriter of any of the Subject Securities included in such offering, and each person, if any, who controls any such Holder or underwriter within the meaning of the Securities Act or the Exchange Act (hereinafter collectively referred to as the "Holder-Underwriters"), as follows:

                    (A)  against any and all loss, liability,
          claim (joint or several), damage and expense whatsoever arising out of any untrue statement or alleged untrue statement of a material fact contained in the offering circular (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made, not misleading, unless such untrue statement or omission or such alleged untrue statement or omission was made in reliance upon and in strict conformity with written information furnished to State Bank by any Holder-Underwriter expressly for use in such offering circular (or any amendment thereto);

                    (B)  against any and all loss, liability,
          claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission or any such alleged untrue statement or omission, if such settlement is effected with the written consent of State Bank; and

                    (C)  against any and all legal or other
          expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clause (i) or (ii) above, which expenses under this clause (iii) shall be paid by State Bank as incurred;

provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in the offering circular but eliminated or remedied in an amended offering circular delivered to such Holder-Underwriter, such indemnity agreement shall not inure to the benefit of any underwriter, or any Holder, if a copy of such amended offering circular was made available to such underwriter or such Holder and was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time the sale to such person or entity was consummated.

          In no case shall State Bank be liable under this indemnity agreement with respect to any loss, liability, claim, damage or expense with respect to any claim made against any Holder-Underwriter unless State Bank shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, if prejudicial to its ability to defend such action, but failure to so notify State Bank shall not relieve State Bank from any liability which it may have otherwise than on account of this indemnity agreement. In case of any such notice, State Bank shall be entitled to participate at its expense in the defense, or if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit brought to enforce any such claim; but if it so elects to assume the defense, such defense shall be conducted by counsel chosen by it and approved by the Holder-Underwriter or Holder-Underwriters and other defendant or defendants, if any, in any suit so brought, which approval shall not be unreasonably withheld. In the event that State Bank elects to assume the defense of any such suit and retain such counsel, the Holder-Underwriter or Holder-Underwriters and other defendant or defendants, which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by State Bank, but only if representation of such Holder-Underwriter and other defendant or defendants would be inappropriate due to actual or potential differing interest between such indemnified party and any other party represented by such counsel in such proceeding.

             (ii) Each Holder severally agrees that it will indemnify and hold harmless State Bank, each officer and director of State Bank, each person, if any, who controls State Bank within the meaning of the Securities Act, each underwriter of Subject Securities included in any offering pursuant to this Section 7, each person, if any, who controls such underwriter within the meaning of the Securities Act, each other Holder, each of such other Holder's partners, officers and directors, and each person controlling such other holder within the meaning of the Securities Act against any and all loss, liability, claim, damage and expense, up to the amount of the gross proceeds actually received from the offering by such Holder, to the extent described in clauses (i)(A) through (i)(C), inclusive, of this paragraph (f), but only with respect to statements or omissions, or alleged statements or omissions made in such offering circular (or any amendment thereto) in reliance upon and in strict conformity with written information furnished to State Bank by such Holder expressly for use in such offering circular (or any amendment thereto). In case any action shall be brought against State Bank or any person so indemnified pursuant to the provisions of this subparagraph (ii) and in respect of which indemnity may be sought against any Holder, the Holders from whom indemnity is sought shall have the rights and duties given to State Bank, and State Bank and the other persons so indemnified shall have the rights and duties given to the persons entitled to indemnification by the provisions of subparagraph (i) of this paragraph (f).

          (g) Information by Holder. The Holder or Holders of Subject Securities included in any offering shall furnish to State Bank such information regarding such Holder or Holders, and the distribution proposed by such Holder or Holders, as State Bank may reasonably request in writing.

          (h)  Transfer of Rights.  The rights granted by State
Bank under paragraphs (b) and (c) hereof may be assigned, in whole or in part, in writing by any Holder of Subject Securities or shares convertible into Subject

Securities to a transferee or assignee of Subject Securities representing more than 5% of the total combined voting power of all Voting Securities then outstanding; provided, that such Transfer is effected in accordance with the provisions of this Agreement; and provided further, that State Bank is given written notice by such Holder at the time of or within a reasonable time after said Transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such rights are being assigned.

          (i) "Market Stand-off" Agreement. Shareholder and each other member of the Shareholder Group, and each other Holder of Subject Securities to which the rights under this Section 7 have been assigned, shall, so long as any such person owns more than 5% of the outstanding Voting Securities of State Bank if requested by State Bank and an underwriter of State Bank Common Stock or other securities of State Bank, agree not Transfer any securities of State Bank held by them during the one hundred eighty (180) day period from the date of the underwriting agreement; provided that all Holders holding more than five percent of the outstanding State Bank Common Stock and all officers, directors, and employees of State Bank enter into similar agreements. Such agreement shall be in writing in the form satisfactory to State Bank and such underwriter. State Bank may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

     8.   Covenants of Shareholder Group in Absence of
Regulatory Approval. In addition to rather than in lieu of any of the other agreements of the parties contained herein, Shareholder, for itself and for each member of the Shareholder Group, hereby agrees that, without obtaining the prior written approval of the FRB and the Superintendent if appropriate, neither Shareholder nor any member of the Shareholder Group will:
(a) exercise or attempt to exercise a controlling influence over the management or policies of State Bank; (b) have or seek to have any employees or representatives serve as an officer, agent or employee of State Bank; (c) take any action causing State Bank to become a subsidiary of Shareholder or any member of the Shareholder Group; (d) acquire or retain any Voting Securities that would cause the combined interest of Shareholder, each member of the Shareholder Group and each of their respective officers, directors, and affiliates, to equal or exceed 25% of the then outstanding Voting Securities of State Bank; (e) propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the management or board of directors of State Bank; (f) attempt to influence the dividend policies or practices of State Bank;
(g) solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of State Bank;
(h) attempt to influence the loan and credit decisions or policies of State Bank, the pricing of services, any personnel decisions, the location of any offices, branching, the hours of operation, or similar activities of State Bank; (i) dispose or threaten to dispose of any Voting Securities in any matter as a condition of specific action or inaction by State Bank; (j) enter into any other banking or non-banking transactions with State Bank, except that deposit accounts may be established and maintained with State Bank provided that the aggregate balances of all such accounts do not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with State Bank; or (k) seek or accept representation on the Board of Directors of State Bank.

     9. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages, and accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure.

    10. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable without the written consent of all the other parties hereto.

    11. Entire Agreement. This Agreement supersedes all prior arrangements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified and no provisions hereof may be modified or waived, except expressly by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver by any such party nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

    12. Effectiveness and Termination. This Agreement shall become effective upon the date of consummation of the

Consolidation and, except as otherwise provided herein, shall terminate as to every member of the Shareholder Group on the date the Shareholder Group owns of record and beneficially Voting Securities representing 5% or less of the total combined voting power of all Voting Securities then outstanding, and as to each other shareholder party hereto, on the date such shareholder owns of record and beneficially Voting Securities representing 5% or less of the total combined voting power of all Voting Securities then outstanding.

    13.   Miscellaneous.

          (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with the laws of, the State of California without regard to the principles of conflicts of laws thereof.

          (b) Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (d) All Section headings herein are for convenience of reference only and are not part of this Agreement and no construction or reference shall be derived therefrom.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

         STATE BANK:
BUSINESS & PROFESSIONAL BANK, a
California state-chartered bank


By: __________________________
Name: __________________________
Title: __________________________
        SHAREHOLDER:
WEST COAST BANCORP, a California
corporation


By: __________________________
Name: __________________________
Title: __________________________

                                                        Exhibit F

          FORM OF OPINION OF MANATT, PHELPS & PHILLIPS


          Based upon and subject to the foregoing, we are of the opinion that:

          (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and is a registered bank holding company pursuant to 12 U.S.C. section 1841 et seq.

          (b) Seller has the corporate power and authority to execute and deliver the Documents and to perform its obligations thereunder.

          (c) Bank is a national banking association, duly organized, validly existing and in good standing under 12 U.S.C.
section 21 et seq. Bank's deposit accounts are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted under Applicable Law.

          (d) Bank has the corporate power and authority to execute and deliver the Documents and to perform its obligations thereunder.

          (e) The Documents have been duly authorized, executed and delivered by Seller and Bank, as applicable, and constitute the valid and binding obligations of Seller and Bank, as applicable, enforceable against each of them in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship or similar laws affecting the rights of creditors of bank holding companies or insured depository institutions generally and by the availability of equitable remedies.

          (f) The execution, delivery and performance of the Documents by Seller and Bank will not (i) violate any provision of the Articles of Incorporation or Bylaws of Seller or the Articles of Association or Bylaws of Bank, or (ii) except as set forth in the opinion, violate or result in the breach of any term, condition or provision of, or constitute a default under (upon the giving of notice, the lapse of time or otherwise), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of Seller or Bank pursuant to, or otherwise require the consent of any Person under, any material agreement known to us to which Seller or Bank is a party.

          (g) All registrations with, consents and approvals of, notices to, and other actions by, any Governmental Authority required on the part of Seller or Bank, including, without limitation, the Regulatory Approvals, for the execution, delivery and performance by Seller and Bank of the Documents have, as appropriate, been made, obtained or given.

          (h) The authorized capital stock of Bank consists of 2,000,000 shares of Bank Common Stock and 1,000,000 shares of preferred stock, $10.00 par value per share. All of the issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued, are fully paid and nonassessable (other than as provided in 12 U.S.C. section 55), and were not issued in violation of any preemptive rights. To the best of our knowledge, there are no outstanding or authorized subscriptions, options, calls, rights, warrants, convertible securities or other agreements or commitments obligating Bank to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock or other securities of Bank, or obligating Bank to grant, extend or enter into any subscription, option, right, warrant, convertible security or other similar agreement or commitment. To the best of our knowledge, there are no outstanding contractual obligations of Bank to repurchase, redeem or otherwise acquire any outstanding shares of Bank Common Stock and there are no outstanding stock appreciation rights granted by Bank.

          (i) Assuming due authorization and execution of the Plan of Consolidation by Buyer and MergerSub, upon the filing of the Plan of Consolidation with the OCC in accordance with the
Agreement: (i) the Consolidation will be effective in accordance with the Agreement, the Plan of Consolidation and 12 U.S.C.
section 215; (ii) each share of stock of MergerSub issued and outstanding immediately prior to the Effective Time will be converted as provided in Section 1.1(ii) of the Agreement; and
(iii) each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time will be converted as provided in Section 1.1(iii) of the Agreement, subject to Sections 1.3 and 1.4 thereof.

                                                        Exhibit G

        FORM OF OPINION OF ORRICK, HERRINGTON & SUTCLIFFE


          The Offering Circular/Joint Proxy Statement and any amendments or supplements thereto (except for the financial statements and schedules and other financial and statistical data contained therein, as to which we express no opinion) comply as to form in all material respects with the provisions of Regulation 14A under the Exchange Act applicable to a proxy statement of Bank.

                                                        Exhibit H

                        VOTING AGREEMENT


          This Voting Agreement (this "Agreement") dated as of June 22, 1994, is made by and among Business & Professional Bank, a California state-chartered bank ("Buyer"), ________________, the undersigned shareholder ("Shareholder") of Sacramento First National Bank, a national banking association ("Bank"), and Bank.

          WHEREAS, Shareholder is the record and beneficial owner and has the power to vote the respective number of shares of Bank common stock, $5.00 par value (the "Common Stock"), set forth on Schedule A hereto (collectively, the "Shares"), and

          WHEREAS, Shareholder desires that the Bank and the Buyer enter into a Plan and Agreement of Consolidation and Merger (the "Consolidation Agreement") pursuant to which (i) Buyer will form a California state-chartered bank as a wholly-owned subsidiary of Buyer ("MergerSub"), and (ii) MergerSub will be consolidated with Bank under Bank's national banking association charter (the "Consolidation").

          WHEREAS, Shareholder is executing this Agreement as an inducement to Buyer to enter into and execute the Consolidation
Agreement.

          NOW THEREFORE, in consideration of the execution and delivery by Buyer of the Consolidation Agreement and the mutual covenants, conditions and agreements contained herein and therein and in that certain Irrevocable Proxy of even date herewith made by and among the parties hereto which is attached hereto as Exhibit A (the "Irrevocable Proxy") the parties agree as follows:

           1. At any meeting of Bank shareholders called to vote upon the Consolidation and the Consolidation Agreement or at any adjournment thereof or in any other circumstances upon which such vote or other approval of the Consolidation or the Consolidation Agreement is sought, Shareholder shall vote (or cause to be voted) the Shares set forth opposite his or her respective name in Schedule A hereto in favor of the Consolidation and the Consolidation Agreement.

           2. At any meeting of Bank shareholders or at any adjournment thereof or in any other circumstance upon which their vote or approval is sought, Shareholder shall vote (or cause to be voted) such Shares against any proposal or transaction which would in any manner impede, frustrate, prevent or nullify the Consolidation, the Consolidation Agreement or any of the other transactions contemplated by the Consolidation Agreement.

           3. During the period commencing on the date of this Agreement and ending on the earlier of either (a) the date that the Consolidation Agreement terminates in accordance with
Article VII thereof or (b) the Effective Time (as such term is defined in the Consolidation Agreement), Shareholder shall not transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift or pledge) any or all of such Shareholder's Shares or any interest therein, except pursuant to the Consolidation, unless the transferee agrees with Buyer that such transferee has acquired such Shares or interest subject to the Irrevocable Proxy.

           4. Shareholder represents and warrants to Buyer that he or she is the beneficial and record owner of, and has the power and authority to dispose of, and the unrestricted right to vote, the number of shares of Common Stock set forth opposite his or her name in Schedule A hereto.

           5. Shareholder hereby agrees that if the shareholders of Bank vote to approve the Consolidation and Consolidation Agreement, Shareholder's Shares will, pursuant to the terms of the Consolidation Agreement, be exchanged for the consideration provided in the Consolidation Agreement. Shareholder hereby waives any rights of appraisal, or rights to dissent from the Consolidation, that he or she may have.

           6. Bank represents and warrants to Buyer and Shareholder that (a) it has the corporate power and authority to enter into this Agreement; and (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bank.

           7. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by cable, telecopier, telegram or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

If to Shareholder, to the address set forth on Schedule A hereto.

If to Buyer:

              Business & Professional Bank
              120 West Court Street
              P.O. Box 1050
              Woodland, CA 95776
              Att'n:  Michael F. Burkart, President
              Tel:  (916) 661-1333
              Fax:  (916) 661-3069

With a copy to:

              Morrison & Foerster
              345 California Street
              San Francisco, California 94104
              Att'n:  Karen L. Masterson, Esq.
              Tel:  (415) 677-7000
              Fax:  (415) 677-7522

If to Bank:

              Sacramento First National Bank
              1440 Ethan Way
              Sacramento, CA 95825
              Att'n:  John McGrath, President
              Tel:  (916) 920-4111
              Fax:  (916) 920-8103

With a copy to:

              Orrick, Herrington & Sutcliffe
              Old Federal Reserve Bank Building
              400 Sansome Street
              San Francisco, California 94111
              Att'n:  Richard V. Smith, Esq.
              Tel:  (415) 773-5830
              Fax:  (415) 773-4276

or to such other address as any of the foregoing parties may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

           8. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to whom legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including without limitation his or her respective heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Bank affecting the Common Stock, or acquisition of additional shares of Common Stock by Shareholder, this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities issued to or acquired by Shareholder.

           9. Bank and Shareholder hereby agree that Shareholder will tender to the Bank any and all certificates representing the Shares and the Bank will inscribe upon those certificates the following legend: "The shares of Common Stock, $5.00 par value, of Sacramento First National Bank represented by this certificate are subject to an Irrevocable Proxy dated as of June 22, 1994 and to a Voting Agreement of even date therewith. Copies of such Irrevocable Proxy and Voting Agreement may be obtained at the principal executive offices of Sacramento First National Bank."

          10. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Bank makes any agreement or understanding herein in his or her capacity as such director or officer. Shareholder signs solely in his or her capacity as owner or holder of the power to vote Shares.

          11. Each of the provisions of this Agreement is subject to compliance with applicable regulatory conditions.

          12. This Agreement may be executed in two or more counterparts, each of which shall be considered an original but all of which together shall constitute the same instrument.

          13. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of
(i) the Effective Time, as defined in the Consolidation
Agreement, or (ii) the date upon which the Consolidation
Agreement is terminated in accordance with Article VII thereof.

          14. This Agreement is intended as an exclusive statement of the terms of the agreement among the parties with respect to its subject matter, supersedes all prior agreements with respect thereto and cannot be changed or terminated except by written instrument executed by the party or parties against whom enforcement thereof is sought.

          15. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the

State of California without giving effect to the principles of conflicts of law thereof.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

BUSINESS & PROFESSIONAL BANK


By: __________________________
Name: ________________________
Title: _______________________

SACRAMENTO FIRST NATIONAL BANK



By: __________________________
Name: ________________________
Title: _______________________

SHAREHOLDER



Name:  _______________________

                           SCHEDULE A


                          Shares of
          Shareholder   Common Stock      Address

                            EXHIBIT A

                        IRREVOCABLE PROXY

          This irrevocable proxy (this "Irrevocable Proxy") dated as of June 22, 1994 is made by and among Business & Professional Bank, a California state-chartered bank ("Buyer"), Sacramento First National Bank, a national banking association ("Bank"), and the undersigned shareholder (the "Shareholder") of Bank.

          WHEREAS, shareholder is the record and beneficial owner and has the power to vote the number of shares of Bank's common stock, $5.00 par value (the "Common Stock"), set forth on Schedule A hereto (collectively, the "Shares"), and

          WHEREAS, shareholder desires that the Bank and Buyer enter into a Plan and Agreement of Consolidation and Merger (the "Consolidation Agreement") with respect to the consolidation of Bank with a wholly-owned subsidiary of Buyer ("MergerSub"), and

          WHEREAS, the parties are executing this Irrevocable
Proxy pursuant to the Voting Agreement (the "Voting Agreement"), dated the date hereof, among the parties hereto, to induce Buyer to enter into the Consolidation Agreement, and

          NOW, THEREFORE, in consideration of the execution and delivery by Buyer of the Consolidation Agreement and the mutual covenants, conditions and agreements contained herein and therein, and in that certain Voting Agreement of even date herewith made by and among the parties hereto (the "Voting Agreement"), the parties agree as follows:

                            AGREEMENT

          1.   Grant of Irrevocable Proxy;
               Appointment of Proxy.

          Shareholder hereby irrevocably grants to Buyer and appoints Buyer (with full power of substitution) his or her proxy to vote the Shares:

          (a) In favor of (i) the Consolidation, (ii) the execution and delivery of the Consolidation Agreement and approval of the principal terms thereof, and
     (iii) each of the other transactions contemplated by the Consolidation Agreement; and

          (b) Against any proposal or transaction which would in any manner impede, frustrate, prevent or nullify the Consolidation, the Consolidation Agreement or any of the other transactions contemplated by the Consolidation Agreement.

          Shareholder represents that any proxies heretofore given in respect of the Shares are not irrevocable; and that any such proxies are hereby revoked.

          2.   Irrevocability.

          Shareholder hereby affirms that this Irrevocable Proxy is given in connection with the execution of the Consolidation Agreement and the Voting Agreement, and that this Irrevocable Proxy is given to secure the performance of the duties of Shareholder under the Voting Agreement. Shareholder hereby further affirms that this Irrevocable Proxy is coupled with an interest and may under no circumstances be revoked. Shareholder hereby ratifies and confirms all that this Irrevocable Proxy may lawfully do or cause to be done by virtue hereof. This Irrevocable Proxy is executed and intended to be irrevocable in accordance with the provisions of Section 705(e) of the California Corporations Code.

          3.   Termination.

          This Irrevocable Proxy shall terminate upon the first to occur of (a) the Effective Time, as defined in the Consolidation Agreement, or (b) the date upon which the Consolidation Agreement is terminated in accordance with
Article VII thereof.

          4.   Further Actions.

          Shareholder agrees to perform such further acts and execute such further documents as may reasonably be required to vest in Buyer the power to vote the Shares as contemplated by the Irrevocable Proxy granted hereby.

          5.   Governing Law.

          This Irrevocable Proxy shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

          6.   Amendment.

          Subject to applicable law, this Irrevocable Proxy may be amended or modified in whole or in part only by an agreement in writing executed by Bank, Buyer and shareholder.

          7.   Regulatory Conditions.

          Each of the provisions of this Irrevocable Proxy is subject to compliance with any applicable regulatory conditions, including, without limitation, to receipt of any necessary approvals.

          8.   Binding Effect.

          Shareholder agrees that this Irrevocable Proxy and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to whom legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including without limitation the heirs, executor, guardian, administrator or successors of Shareholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Bank affecting the Shares, or acquisition of additional shares of Common Stock by Shareholder, this Irrevocable Proxy and the obligations hereunder shall attach to any additional shares of Common Stock or other securities issued to or acquired by Shareholder.

          9.   Counterparts.

          This proxy may be executed in counterparts and each such executed copy shall be deemed an original.

          10.  Definitions.

          Terms used herein and not defined shall have the meanings assigned to such terms in the Voting Agreement.

          IN WITNESS WHEREOF, the undersigned have executed this Irrevocable Proxy as of the date first set forth above.

BUSINESS & PROFESSIONAL BANK


By: __________________________
Name: ________________________
Title: _______________________

SACRAMENTO FIRST NATIONAL BANK



By: __________________________
Name: _______________________
Title: _______________________

SHAREHOLDER


Name:  _______________________

                           SCHEDULE A


                          Shares of
          Shareholder   Common Stock      Address

                                                        EXHIBIT I

                      EMPLOYMENT AGREEMENT

This Agreement, dated as of June 22, 1994, is between Business & Professional Bank ("Employer") and John F. McGrath ("Employee"). Capitalized terms used but not defined herein shall have the respective meanings given them in that certain Plan and Agreement of Consolidation and Merger dated the date hereof by and among Employer, Sacramento First National Bank and West Coast Bancorp (the "Acquisition Agreement"). Employer and Employee agree to the following terms and conditions of employment:

1. Effective Date. This Agreement shall become effective as of the Closing Date as defined in the Acquisition Agreement. In the event that the Acquisition Agreement is terminated in accordance with its terms, this Agreement shall be null and void.

2.Period of Employment. Employer shall employ Employee from the Closing Date through the second anniversary of the Closing Date, unless
Employee is terminated sooner in accordance with Section 5 below.

3.Position and Responsibilities.

              (a)Position. Employee accepts employment with Employer as Senior Executive Vice President and Chief Administrative Officer and shall perform all services appropriate to that position.
Employee's responsibilities shall include loan portfolio management, credit administration, and marketing, including product management, promotion (client development, advertising, officer calling program, direct mail, seminars, etc.), pricing, managing distribution channels for products and services, and defining markets targeted and served. Employee shall also recruit and select a qualified individual (in concert with the President) to serve as Employer's Credit Administrator, who will be responsible for the credit approval process, credit quality, special assets, and loan portfolio composition. Employee shall devote his best efforts and full-time attention to the performance of his duties. He shall report to the President and Chief Executive Officer of Employer.

              (b)Board of Directors. Employee shall serve during the period of his employment as a member of Employer's Board of Directors. It is understood and agreed that Employee will not receive any additional compensation or fees for such service.

              (c)Other Activity. Except upon the prior written consent of Employer, Employee (during his employment with Employer) shall not
(i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with Employer, that might create a conflict of interest with Employer, or that otherwise might interfere with Employee's duties or the business of Employer, or any affiliate of Employer.

4.Compensation and Benefits.

              (a)Compensation. Employer shall pay Employee a salary at the rate of One Hundred Thirty Five Thousand Dollars ($135,000) per year, in accordance with Employer's regularly established policies. The
Board of Directors of Employer may, in its sole discretion, direct that Employee also be paid an annual bonus by Employer.

              (b)Benefits. Employee shall be entitled to receive Employer's standard group medical insurance, life insurance, vacation (four weeks per year), and sick pay (one day per month) in accordance with applicable benefit plans and Employer's policies, as they may be amended in Employer's sole discretion. Employer shall assume
Employee's currently accrued vacation and sick pay, it being understood and agreed that Employer will not provide compensation in lieu of said accrued vacation time or sick pay. Employer will continue to pay the premiums on Employee's existing life insurance policy in the approximate amount of $300,000, subject to the understanding that the annual premiums shall not exceed
$4,000. Employer shall pay Employee's monthly dues for his existing memberships at the Del Paso Country Club and the Sutter
Club.

              (c)Vehicle. Employee shall be entitled to the exclusive use of an Employer provided vehicle, and Employer shall pay for normal maintenance, fuel, and insurance coverage. This shall include
Employee's currently leased Jaguar until the existing closed-end vehicle lease expires in February of 1995, at which time the President, in his sole discretion, will determine whether to continue to provide this vehicle or to replace it with another vehicle.

              (d)Expenses. Employer shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the normal performance of his duties, in accordance with Employer's policies, as they may be amended in Employer's sole discretion.

              (e)Stock Options. Employee shall be eligible to participate in shareholder-approved stock option plans made available to senior management to the extent determined by the Board of Directors in its sole discretion. Options granted will be evidenced by a separate written agreement.

5.Termination of Employment.

              (a)By Employer or Employee Not For Cause. At any time, Employer or Employee may terminate Employee's employment for any reason, without Cause, as defined below, by providing written notice to the other party ("Termination Notice"). Such termination shall become effective six (6) months after the date of the Termination
Notice. For the six-month period subsequent to the date of the Termination Notice ("Leave Period"), Employer shall place
Employee on a leave of absence with full base salary, and Employer shall continue to provide Employee the group medical and life insurance benefits in effect as of the date of the Termination Notice. All other benefits specified under section 4 of this Agreement shall terminate as of the date of the Termination Notice. Employer may dismiss Employee without Cause notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Employer relating to the employment, discipline, or termination of its employees.
For the six (6) month period after the conclusion of the Leave
Period ("Severance Period"), Employer shall (i) provide Employee monthly severance payments, less deductions required by law, at Employee's then monthly salary rate in effect as of the date of the Termination Notice, and (ii) pay the premiums for Employee's life insurance benefits and COBRA medical coverage. At the conclusion of the Severance Period, all obligations of Employer under this Agreement shall cease. Notwithstanding the foregoing, if Employee is employed by another employer at any time during the Severance Period, then Employer shall be obligated to pay
Employee monthly severance payments only to the extent that Employee's monthly salary payments with the subsequent employer are less than the monthly salary payments that would otherwise have been due to Employee under this Section 5.1(a).

              (b)By Employer for Cause. At any time, and without prior notice, Employer may terminate Employee for Cause (as defined below). In such event, Employer shall pay Employee all compensation then due and owing through the date of termination; thereafter, all of Employer's obligations under this Agreement shall cease. "Cause" shall include, but not be limited to, willful neglect of assigned duties and responsibilities, criminal misconduct, wilful and material breach of this Agreement, disapproval of Employee's appointment as an officer or director by any applicable regulatory agency, an order for Employee's removal as an officer or director by any applicable regulatory agency, death, and, to the extent permitted by law, unavailability for work due to extended disability as defined in Employer's existing Employee Handbook. Employer may dismiss Employee with Cause notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Employer relating to the employment, discipline, or termination of its employees. At Employer's option and in its sole discretion, Employer may elect to make the termination of Employee under this section 5(b) effective as of any date up to six (6) months after the date on which written notice of such termination and election is given Employee. In such event, Employee shall be placed on leave and provided the compensation and benefits as specified in section 5(a) for the Leave Period.
At the conclusion of such Leave Period, all obligations of Employer under this Agreement shall cease.

              (c)Termination Obligations. Employee agrees that all property, including, without limitation, all equipment, tangible
Proprietary Information (as defined below), documents, records, notes, contracts, and computer-generated materials furnished to or prepared by Employee incident to his employment belongs to Employer and shall be returned promptly to Employer upon notice of termination of Employee's employment. Employee's obligations under this subsection shall survive the termination of his employment and the expiration of this Agreement.

              (d)Noncompetition. In the event that (i) Employer or Employee terminates Employee's employment pursuant to section 5(a), above, or
(ii) Employer terminates Employee's employment pursuant to
section 5(b), above, and elects to place Employee on paid leave as provided therein, then Employee agrees not to accept employment with a Competing Entity, as defined below, during the Leave Period. A Competing Entity is any financial institution that competes directly against the Bank in the geographical area comprised of Sacramento and Yolo counties and the cities of Roseville and Dixon. Should Employee accept employment with a Competing Entity during the Leave Period, Employer shall be relieved of any obligation to provide compensation or benefits to Employee during the Leave Period of the Severance Period, without prejudice to its right to enforce the noncompetition provisions of this section 5(d).

6.Proprietary Information. "Proprietary Information" is all information and any idea pertaining in any manner to the business of Employer
(or any Employer affiliate), its employees, customers, consultants, or business associates, which was produced by any employee of Employer in the course of his or her employment or otherwise produced or acquired by or on behalf of Employer.
Proprietary Information shall include, without limitation, trade secrets, product ideas, inventions, processes, formulas, data, know-how, software and other computer programs, copyrightable material, marketing plans, strategies, sales, financial reports, forecasts, and customer lists. All Proprietary Information not generally known outside of Employer's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." During his employment by Employer, Employee shall use Proprietary
Information, and shall disclose Confidential Information, only for the benefit of Employer and as is necessary to perform his job responsibilities under this Agreement. Following termination, Employee shall not use any Proprietary Information and shall not disclose any Confidential Information, except with the express written consent of Employer. By way of illustration and not in limitation of the foregoing, following termination, Employee shall not use any Confidential Information to solicit
Employer's employees or customers or to compete against Employer.
Employee's obligations under this Section shall survive for a period of six months after the date of any Termination Notice given pursuant to Section 5(a) above, if applicable, or for a period of six months after the date of the termination of Employee's employment pursuant to Section 5(b).

7.       Arbitration.

              (a)Arbitrable Claims. All disputes between Employee (and his attorneys, successors, and assigns) and Employer (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment or termination of Employee, and all disputes arising under this Agreement, ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Employer and Employee) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. THE
PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN
REGARD TO ARBITRABLE CLAIMS.

              (b)Procedure. Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA Employment Rules"), except as provided otherwise in this Agreement. In any arbitration, the burden of proof shall be allocated as provided by applicable law.
Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.
Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable
Claim. All arbitration hearings under this Agreement shall be conducted in Sacramento, California. The Federal Arbitration Act shall govern the interpretation and enforcement of this
Section 7. The losing party, as identified by the arbitrator, shall pay the fees of the arbitrator and the reasonable out-of-pocket costs incurred by the other party in connection with the dispute and the arbitration.

              (c)Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.

              (d)Continuing Obligations. The rights and obligations of Employee and Employer set forth in this Section on Arbitration shall survive the termination of Employee's employment and the expiration of this Agreement.

8.Notices. Any notice under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to the number provided below (if one is provided), or three (3) business days after deposit in the United States mails, postage prepaid, certified or registered, and addressed to Employer at the address below or to Employee at the last known address maintained in Employee's personnel file. Employee shall be obligated to notify Employer in writing of any change in his address.

Notice of change of address shall be effective only when done in accordance with this Section.

Employer's Notice Address:

President and Chief Executive Officer
Business and Professional Bank
     120 West Court Street
         P.O. Box 1050
      Woodland, CA  95776
 Fax Phone No.:  (916)661-3069
 Tel Phone No.:  (916)661-1333

9.Action by Employer. All actions required or permitted to be taken under this Agreement by Employer, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the President or by his or her representative specifically authorized to fulfill these obligations under this Agreement.

10.Integration. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee's employment by Employer. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Employer, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

11.Amendments. This Agreement may not be modified or amended, except by a writing signed by each of the parties. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

12.Successorship and Assignment. This Agreement shall be binding upon Employer's successors and assigns. Employee shall not assign any rights or obligations under this Agreement. Employer may, upon prior written notice to Employee, assign its rights and obligations hereunder.

13.Severability. If a court or arbitrator holds any provision of this Agreement to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect.

14.Attorneys' Fees. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

15.Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.

16.Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.
By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.

The parties have duly executed this Agreement as of the date first written above.


______________________________
   John F. McGrath


BUSINESS & PROFESSIONAL BANK


______________________________
By:   Michael F. Burkart
Its:       President

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